   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1994
                                                       REGISTRATION NO. 33-_____

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          UNION PLANTERS CORPORATION
            (Exact name of registrant as specified in its charter)


                     TENNESSEE                                    6712                              62-0859007
          (State or other jurisdiction of                  (Primary Standard                     (I.R.S. Employer
           incorporation or organization)                      Industrial                      Identification No.)
                                                      Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE 38018
                                (901) 383-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                            GARY A. SIMANSON, ESQ.
               ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL
                          UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE  38018
                                (901) 383-6590
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)


                                  Copies to:

        MARION S. BOYD, JR., ESQ.                                                          GERARD K. SANDWEG, JR., ESQ.
McDonnell Dyer, a professional limited company                                                 Thompson & Mitchell
           The Crescent Center                                                                 One Mercantile Center
      6075 Poplar Avenue, Suite 650                                                                 Suite 3300
        Memphis, Tennessee  38119                                                           St. Louis, Missouri  63101


         APPROXIMATE DATE OF THE COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED               PROPOSED
       TITLE OF EACH                                                 MAXIMUM               MAXIMUM
          CLASS OF                                                  OFFERING              AGGREGATE
      SECURITIES TO BE                       AMOUNT TO BE             PRICE                OFFERING           AMOUNT OF
         REGISTERED                         REGISTERED (1)         PER UNIT (2)           PRICE (2)        REGISTRATION FEE
         ----------                         --------------         ------------           ---------        ----------------
Common Stock (par value
$5.00 per share) including
rights to purchase shares
of Series A Preferred Stock                   14,750,000             $30.78              $292,639,403        $100,911.00

         (1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the merger described herein (the "Merger").

         (2) Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(f) under the Securities Act of 1933, on the average of the high and low per share sales prices of Grenada Sunburst System Corporation common stock (the "GSSC Common Stock") as reported on the NASDAQ/NMS on October 28, 1994, of which up to 9,507,453 shares of GSSC Common Stock would be received by the registrant in the exchange.

                           UNION PLANTERS CORPORATION
                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
                 OF REGULATION S-K SHOWING THE LOCATION IN THE
  JOINT PROXY STATEMENT/PROSPECTUS OF THE RESPONSES TO THE ITEMS OF PART I OF
                             FORM S-4 TO PROSPECTUS


ITEM CAPTION                                                PROSPECTUS CAPTION OR LOCATION
- ------------                                                ------------------------------
A.  INFORMATION ABOUT THE TRANSACTION

1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus                                         Facing Page, Cross Reference Sheet and Outside Front
                                                            Cover Page

2.       Inside Front and Outside Back Cover
         Pages of Prospectus                                Inside Front Cover Page and TABLE OF CONTENTS

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information                                        SUMMARY

4.       Terms of the Transaction                           SUMMARY and THE MERGER

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the
         Company Being Acquired                             *

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters                  THE MERGER

8.       Interests of Named Experts and
         Counsel                                            EXPERTS and VALIDITY OF UPC COMMON STOCK

9.       Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities                                    *

B.  INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3
         Registrants                                        SUMMARY, THE MERGER, DESCRIPTION OF UPC COMMON AND PREFERRED STOCK and
                                                            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

11.      Incorporation of Certain
         Information by Reference                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

12.      Information with Respect to S-2
         or S-3 Registrants                                 *

ITEM CAPTION                                                PROSPECTUS CAPTION OR LOCATION
- ------------                                                ------------------------------
13.      Incorporation of Certain
         Information by Reference                           *

14.      Information with Respect to
         Registrants Other Than S-3 or
         S-2 Registrants                                    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to
         S-3 Companies                                      SUMMARY, THE MERGER and INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

16.      Information with Respect to S-2
         or S-3 Companies                                   *

17.      Information with Respect to
         Companies Other Than S-2 or
         S-3 Companies                                      *

D.  VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or
         Authorizations are to be Solicited                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE, THE SPECIAL MEETINGS
                                                            and THE MERGER

19.      Information if Proxies, Consents
         or Authorizations are not to be
         Solicited or in an Exchange Offer                  *

__________________________

*        Omitted because the item is inapplicable.

                    [UNION PLANTERS CORPORATION LETTERHEAD]


                                November 4, 1994

Dear Fellow Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders (the "UPC Special Meeting") of Union Planters Corporation ("UPC") on Wednesday, December 28, 1994. The UPC Special Meeting will be held at the Union Planters Administration Center, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, commencing at 1:00 p.m., Central Standard Time.

         At the UPC Special Meeting, shareholders will be asked to approve and adopt an Agreement and Plan of Reorganization and related Plan of Merger (collectively, the "Reorganization Agreement"), pursuant to which UPC would acquire Grenada Sunburst System Corporation ("GSSC") through the merger of a wholly owned subsidiary of UPC with and into GSSC (the "Merger"). Upon consummation of the Merger, each outstanding share of GSSC Common Stock would be converted exclusively into the right to receive between 1.3296 and 1.5495 shares of UPC Common Stock, as determined by the exchange ratio described in detail at pages ___ and ___ of the attached Joint Proxy Statement/Prospectus (the "Exchange Ratio"). A cash payment would be made in settlement of a GSSC stockholder's remaining fractional share (if any) of UPC Common Stock. The Exchange Ratio will, subject to certain price limitations, be based upon the average closing price per share of UPC Common Stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding issuance of all necessary regulatory approvals. Approval of the Reorganization Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of UPC Common Stock present in person or by proxy and entitled to vote at the UPC Special Meeting.

         THE BOARD OF DIRECTORS OF UNION PLANTERS CORPORATION HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT AS BEING IN THE BEST INTEREST OF UNION PLANTERS CORPORATION AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF UNION PLANTERS CORPORATION RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT.

         The accompanying Joint Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, information, including financial data, relating to GSSC and UPC and describe the terms and conditions of the proposed Merger. The Board of Directors of UPC requests that the shareholders carefully review these materials before completing the enclosed proxy card.

         APPROVAL OF THE REORGANIZATION AGREEMENT IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the UPC Special Meeting, whether or not you plan to attend the UPC Special Meeting in person. Please complete, date and sign the enclosed proxy card and return it in the accompanying envelope which requires no postage if mailed in the United States. If you later decide to attend the UPC Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the UPC Special Meeting, you may do so and your proxy will have no further effect.

         Should you require assistance in completing your proxy card or if you have questions about the voting procedure or the accompanying Joint Proxy Statement/Prospectus, please feel free to contact Gary A. Simanson, Assistant Secretary of UPC, at (901) 383-6590.

                 Sincerely,



                 BENJAMIN W. RAWLINS, JR.
                 Chairman of the Board and Chief Executive Officer

November 4, 1994
Memphis, Tennessee

                          UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                           MEMPHIS, TENNESSEE 38018
                    ______________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                  TO BE HELD
                               DECEMBER 28, 1994
                    ______________________________________

TO THE SHAREHOLDERS OF UNION PLANTERS CORPORATION

         NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "UPC Special Meeting") of Union Planters Corporation ("UPC") will be held at the Union Planters Administration Center, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, on Wednesday, December 28, 1994, at 1:00 p.m., Central Standard Time, for the following purposes:

         (1) To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization and the related Plan of Merger (collectively, the "Reorganization Agreement") providing for the acquisition of Grenada Sunburst System Corporation ("GSSC") by UPC through the merger of a wholly owned subsidiary of UPC with and into GSSC (the "Merger") whereby, upon consummation of the Merger, each share of GSSC Common Stock would be converted exclusively into the right to receive between 1.3296 and 1.5495 shares of UPC Common Stock, as determined by the exchange ratio described in detail at pages ___ and ___ of the attached Joint Proxy Statement/Prospectus (the "Exchange Ratio"). A cash payment would be made in settlement of a GSSC stockholder's remaining fractional share (if any) of UPC Common Stock. The Exchange Ratio will, subject to certain price limitations, be based upon the average closing price per share of UPC Common Stock on the New York Stock Exchange for the twenty
(20) trading days immediately preceding issuance of all necessary regulatory approvals, subject to the terms and conditions set forth in the Reorganization Agreement.

         (2) To transact such other business as may properly come before the UPC Special Meeting or any adjournments or postponements thereof.

         Pursuant to the Bylaws of UPC, the UPC Board of Directors has fixed the close of business on October 27, 1994, as the record date for determination of shareholders entitled to notice of and to vote at the UPC Special Meeting and at any adjournments or postponements thereof.

         The affirmative vote of the holders of a majority of the outstanding shares of UPC Common Stock present in person or by proxy and entitled to vote at the UPC Special Meeting is required to approve the proposal to adopt the Reorganization Agreement. Accordingly, each shareholder is urged to sign the enclosed proxy card and return it promptly to UPC.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE UPC SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE UPC SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                 BY ORDER OF THE BOARD OF DIRECTORS



                 J. F. Springfield
                 Secretary

November 4, 1994
Memphis, Tennessee

               [GRENADA SUNBURST SYSTEM CORPORATION LETTERHEAD]

                               November 4, 1994

Dear Fellow Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders (the "GSSC Special Meeting") of Grenada Sunburst System Corporation ("GSSC") on Wednesday, December 28, 1994. The GSSC Special Meeting will be held at the Corporate Administration Building, 2000 Gateway, Grenada, Mississippi 38901, commencing at 1:00 p.m., Central Standard Time.

         At the GSSC Special Meeting, stockholders will be asked to approve and adopt an Agreement and Plan of Reorganization and related Plan of Merger (collectively, the "Reorganization Agreement"), pursuant to which Union Planters Corporation ("UPC") would acquire GSSC through the merger of a wholly owned subsidiary of UPC with and into GSSC (the "Merger"). Upon consummation of the Merger, each outstanding share of GSSC Common Stock would be converted exclusively into the right to receive between 1.3296 and 1.5495 shares of UPC Common Stock, as determined by the exchange ratio described in detail at pages ___ and ___ of the attached Joint Proxy Statement/Prospectus (the "Exchange Ratio"). A cash payment would be made in settlement of a GSSC stockholder's remaining fractional share (if any) of UPC Common Stock. The Exchange Ratio will, subject to certain price limitations, be based upon the average closing price per share of UPC Common Stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding issuance of all necessary regulatory approvals. Approval of the Reorganization Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of GSSC Common Stock.

         The proposed Merger would provide holders of GSSC Common Stock with the opportunity to receive a significant premium over the market price of their shares immediately prior to the public announcement of the proposed Merger, while at the same time enabling GSSC stockholders to participate in the enhanced growth and other opportunities for UPC. The Merger is intended to be tax-free to GSSC stockholders for federal income tax purposes, except to the extent of cash received for fractional share interests.

         THE BOARD OF DIRECTORS OF GRENADA SUNBURST SYSTEM CORPORATION HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THE TERMS OF THE REORGANIZATION AGREEMENT AS BEING IN THE BEST INTEREST OF GRENADA SUNBURST SYSTEM CORPORATION AND ITS STOCKHOLDERS. THE GRENADA SUNBURST SYSTEM CORPORATION BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT.

         The accompanying Joint Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, information, including financial data, relating to GSSC and UPC and describe the terms and conditions of the proposed Merger. The Board of Directors of GSSC requests that the stockholders carefully review these materials before completing the enclosed proxy card.

         APPROVAL OF THE REORGANIZATION AGREEMENT IS A CONDITION TO THE CONSUMMATION OF THE MERGER. Accordingly, it is important that your shares be represented at the GSSC Special Meeting, whether or not you plan to attend the GSSC Special Meeting in person. Please complete, date and sign the enclosed proxy card and return it in the accompanying envelope which requires no postage if mailed in the United States. If you later decide to attend the GSSC Special Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the GSSC Special Meeting, you may do so and your proxy will have no further effect.

         Should you require assistance in completing your proxy card or if you have questions about the voting procedure or the accompanying Joint Proxy Statement/Prospectus, please feel free to contact Edwin T. Cofer, Secretary of GSSC, at (601) 226-1100.

                 Sincerely,



                 J. T. BOONE
                 Chairman of the Board and Chief Executive Officer

November 4, 1994
Grenada, Mississippi

                      GRENADA SUNBURST SYSTEM CORPORATION
                                 2000 GATEWAY
                          GRENADA, MISSISSIPPI  38901
                    ______________________________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                  TO BE HELD
                               DECEMBER 28, 1994
                    ______________________________________

TO THE STOCKHOLDERS OF GRENADA SUNBURST SYSTEM CORPORATION

         NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "GSSC Special Meeting") of Grenada Sunburst System Corporation ("GSSC") will be held at the Corporate Administration Building, 2000 Gateway, Grenada, Mississippi 38901, on Wednesday, December 28, 1994, at 1:00 p.m., Central Standard Time, for the following purposes:

         (1) To consider and vote upon a proposal to adopt an Agreement and Plan of Reorganization and the related Plan of Merger (collectively, the "Reorganization Agreement") providing for the acquisition of GSSC by Union Planters Corporation ("UPC") through the merger of a wholly owned subsidiary of UPC with and into GSSC (the "Merger") whereby, upon consummation of the Merger, each share of GSSC Common Stock would be converted exclusively into the right to receive between 1.3296 and 1.5495 shares of UPC Common Stock, as determined by the exchange ratio described in detail at pages ___ and ___ of the attached Joint Proxy Statement/Prospectus (the "Exchange Ratio"). A cash payment would be made in settlement of a GSSC stockholder's remaining fractional share (if any) of UPC Common Stock. The Exchange Ratio will, subject to certain price limitations, be based upon the average closing price per share of UPC Common Stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding issuance of all necessary regulatory approvals, subject to the terms and conditions set forth in the Reorganization Agreement.

         (2) To transact such other business as may properly come before the GSSC Special Meeting or any adjournments or postponements thereof.

         Pursuant to the Bylaws of GSSC, the GSSC Board of Directors has fixed the close of business on October 31, 1994, as the record date for determination of stockholders entitled to notice of and to vote at the GSSC Special Meeting and at any adjournments or postponements thereof.

         The affirmative vote of the holders of a majority of the outstanding shares of GSSC Common Stock is required to approve the proposal to adopt the Reorganization Agreement. Accordingly, each stockholder is urged to sign the enclosed proxy card and return it promptly to GSSC.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE GSSC SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE GSSC SPECIAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                 BY ORDER OF THE BOARD OF DIRECTORS



                 Edwin T. Cofer
                 Secretary


November 4, 1994
Grenada, Mississippi

                          UNION PLANTERS CORPORATION
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 28, 1994
                                      AND
                                  PROSPECTUS
 UP TO 14,750,000 SHARES OF COMMON STOCK HAVING A PAR VALUE OF $5.00 PER SHARE
                        ______________________________

                      GRENADA SUNBURST SYSTEM CORPORATION
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 28, 1994
                        _______________________________

         This Prospectus of Union Planters Corporation ("UPC") relates to up to 14,750,000 shares of Common Stock, $5.00 par value, of UPC (the "UPC Common Stock") to be issued to the stockholders of Grenada Sunburst System Corporation ("GSSC") upon consummation of the proposed merger (the "Merger") of GSSC Acquisition Company, Inc., a newly organized, wholly owned subsidiary of UPC ("INTERIM"), with and into GSSC. The Merger would be consummated pursuant to the terms of the Agreement and Plan of Reorganization dated July 1, 1994, by and between UPC, INTERIM, GSSC, and two wholly owned subsidiaries of GSSC, Sunburst Bank, Mississippi and Sunburst Bank, Louisiana (collectively, the "Banks"), and the related Plan of Merger annexed thereto as Exhibit A (the Agreement and Plan of Reorganization and the Plan of Merger being collectively referred to herein as the "Reorganization Agreement"). This Prospectus also serves as the Joint Proxy Statement of UPC and of GSSC for use in connection with the separate special meetings of shareholders or stockholders, as the case may be, of each of UPC and GSSC (individually, such meetings are referred to herein as the "UPC Special Meeting" and the "GSSC Special Meeting" and, collectively, as the "Special Meetings"). The UPC Special Meeting and the GSSC Special Meeting will both be held on December 28, 1994, and each such meeting will be held at the time and the place and for the purposes stated in the Notice of Special Meeting of Shareholders and the Notice of Special Meeting of Stockholders, respectively, accompanying this Joint Proxy Statement/Prospectus.

         Following consummation of the Merger, GSSC would be liquidated and dissolved and the business and operations of the Banks would be continued as direct wholly owned subsidiaries of UPC. Upon consummation of the Merger, each outstanding share of GSSC Common Stock, $1.00 par value (the "GSSC Common Stock"), would be converted exclusively into the right to receive between
1.3296 and 1.5495 shares of UPC Common Stock, through application of the exchange ratio described in detail at pages ___ and ___ of this Joint Proxy Statement/Prospectus (the "Exchange Ratio"). A cash payment would be made by UPC in settlement of a GSSC stockholder's remaining fractional share (if any) of UPC Common Stock. The Exchange Ratio will, subject to certain price limitations, be based upon the average closing price per share of UPC Common Stock on the New York Stock Exchange (the "NYSE") for the twenty (20) trading days immediately preceding issuance of all necessary regulatory approvals. See "THE MERGER - Terms of the Merger."

         The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code") (except to the extent of the cash payment that each GSSC stockholder would receive in lieu of such stockholder's fractional share). See "THE MERGER - Certain Federal Income Tax Consequences."

         Shares of the outstanding UPC Common Stock are now, and the UPC Common Stock to be issued in connection with the Merger will be, listed for trading on the NYSE under the symbol "UPC." The last reported sale price of UPC Common Stock on the NYSE on October 28, 1994, was $23.00 per share. Shares of the outstanding GSSC Common Stock are traded on the National Association of Securities Dealers' Automated Quotations System/National Market System ("NASDAQ/NMS") under the symbol "GSSC." The last reported sale price of GSSC Common Stock on the NASDAQ/NMS on October 28, 1994 was $30.81 per share.

         All information contained in this Joint Proxy Statement/Prospectus pertaining to UPC and its subsidiaries has been supplied by UPC, and all information pertaining to GSSC and its subsidiaries has been supplied by GSSC. Neither UPC nor GSSC warrants the accuracy of the information provided by the other.

         This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to the shareholders of UPC and the stockholders of GSSC on or about November 4, 1994.
                           _________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                           _________________________

     THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOVEMBER 4, 1994

                             AVAILABLE INFORMATION

         Both UPC and GSSC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Room 1228, 75 Park Place, New York, New York 10007 and 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning UPC can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning GSSC can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006. UPC has filed with the Commission a Registration Statement (No. 33-_____) on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of UPC Common Stock to be issued pursuant to the Reorganization Agreement. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items were omitted in accordance with the rules and regulations of the Commission.

         For further information regarding UPC and the UPC Common Stock offered by this Joint Proxy Statement/Prospectus, reference is made to the complete Registration Statement, including all amendments thereto and the schedules and exhibits and other documents filed or deemed filed as a part thereof. Statements contained herein concerning provisions of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed by UPC (Commission File No. 1-10160) and GSSC (Commission File No. 0-15003) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

         1.      UPC's Annual Report on Form 10-K for the year ended December
                 31, 1993;

         2. UPC's Quarterly Reports on Form 10-Q dated March 31, 1994 and June 30, 1994;

         3. UPC's Current Report on Form 8-K dated October 20, 1994, which includes preliminary third quarter 1994 operating results (unaudited) and consolidated financial statements of UPC for the three years ended December 31, 1993 (audited) and for the six-month periods ended June 30, 1994 and 1993 (unaudited) presenting the restatement of UPC's historical financial statements to reflect consummation of recently completed acquisitions by UPC (these financial statements constitute the historical financial statements of UPC effective October 20,
                 1994);

         4. UPC's Current Report on Form 8-K dated January 19, 1989, filed on February 1, 1989 (Commission File No. 0-6919), in connection with UPC's designation and authorization of its Series A Preferred Stock;

         5. UPC's Current Reports on Form 8-K dated January 11, 1994, January 20, 1994, February 8, 1994 (as amended February 23,
                 1994), April 14, 1994, April 15, 1994, April 28, 1994,
                 May 18, 1994, May 19, 1994 (as amended July 26, 1994), July 1,
                 1994, July 21, 1994, July 26, 1994, August 18, 1994, August
                 19, 1994, September 1, 1994, September 19, 1994 and September 28, 1994;

         6. The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating such description;

         7. GSSC's Annual Report on Form 10-K for the year ended December 31, 1993;

         8. GSSC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1994 and June 30, 1994;

         9. GSSC's Current Reports on Form 8-K dated July 11, 1994 (as amended August 1, 1994), September 28, 1994 and October 20, 1994; and

         10. The description of GSSC Common Stock set forth in GSSC's Post-Effective Amendment No. 1 of the Registration Statement on Form S-1 (File No. 33-63312), including any amendment or report filed for the purpose of updating such description.

         The fact that a report has been listed above does not mean that it has not been superseded or amended, in whole or in part, by a subsequent report.

         All documents filed by UPC and GSSC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the dates of the Special Meetings or any adjournments or postponements thereof shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

         THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO UPC, TO UNION PLANTERS CORPORATION, P.O. BOX 387, MEMPHIS, TENNESSEE 38147 (TELEPHONE NUMBER (901) 383- 6590), ATTENTION: GARY A. SIMANSON, ASSISTANT SECRETARY AND ASSOCIATE GENERAL COUNSEL, OR, IN THE CASE OF DOCUMENTS RELATING TO GSSC, TO GRENADA SUNBURST SYSTEM CORPORATION, 2000 GATEWAY, GRENADA, MISSISSIPPI 38901 (TELEPHONE NUMBER (601) 226-1100), ATTENTION: EDWIN T. COFER, SECRETARY AND GENERAL COUNSEL. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE SHAREHOLDER OR STOCKHOLDER MEETING, AS THE CASE MAY BE, REQUESTS SHOULD BE RECEIVED PRIOR TO DECEMBER 1, 1994.

         UPC's Annual Report on Form 10-K for the year ended December 31, 1993 incorporates by reference specific portions of UPC's Annual Report to Shareholders for that year (the "UPC Annual Report to Shareholders"), but does not incorporate other portions of the UPC Annual Report to Shareholders. The portion of the UPC Annual Report to Shareholders captioned "Letter to Shareholders" and other portions of the UPC Annual Report to Shareholders not specifically incorporated into UPC's Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         GSSC's Annual Report on Form 10-K for the year ended December 31, 1993 incorporates by reference specific portions of GSSC's Annual Report to Stockholders for that year (the "GSSC Annual Report to Stockholders"), but does not incorporate other portions of the GSSC Annual Report to Stockholders. The portion of the GSSC Annual Report to Stockholders captioned "Letter to Stockholders" and other portions of the GSSC Annual Report to Stockholders not specifically incorporated into GSSC's Annual Report on Form 10-K are not incorporated herein and are not a part of the Registration Statement.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR GSSC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
AVAILABLE INFORMATION                                                                                        ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                                              ii
SUMMARY                                                                                                      1
  The Merger                                                                                                 3
  The Special Meetings                                                                                       3
  Market Prices of Common Stock; Dividends                                                                   9
  Selected Consolidated Financial Data                                                                       11
  Recent Developments Affecting UPC                                                                          18
  Recent Developments Affecting GSSC                                                                         23
  Equivalent and Pro Forma Per Share Data                                                                    24
  Pro Forma Condensed Consolidated Financial Information                                                     26
THE SPECIAL MEETINGS                                                                                         32
  The UPC Special Meeting                                                                                    32
    Date, Time and Place                                                                                     32
    Matters to be Considered at the UPC Special Meeting                                                      32
    Record Date; Vote Required                                                                               32
    Voting and Revocation of Proxies                                                                         32
    Solicitation of Proxies                                                                                  33
  The GSSC Special Meeting                                                                                   33
    Date, Time and Place                                                                                     33
    Matters to be Considered at the GSSC Special Meeting                                                     33
    Record Date; Vote Required                                                                               34
    Voting and Revocation of Proxies                                                                         34
    Solicitation of Proxies                                                                                  35
  No Shareholders or Stockholder's Appraisal Rights                                                          35
  Reasons and Recommendations of the Boards of Directors of UPC and GSSC                                     35
  Other Matters                                                                                              35
THE MERGER                                                                                                   37
  Background of the Merger                                                                                   37
  Reasons for the Merger and Recommendations of the Boards of Directors of UPC and GSSC                      41
    Reasons and Recommendations of UPC Board of Directors                                                    41
    Fairness Opinion of Stifel Nicolaus                                                                      42
    Reasons and Recommendations of GSSC Board of Directors                                                   47
    Fairness Opinion of Robinson-Humphrey                                                                    49
  Terms of the Merger                                                                                        52
  Effective Date and Effective Time of the Merger                                                            55
  Surrender of Certificates                                                                                  55
  Interests of Certain Persons in the Merger                                                                 56
  Voting Securities and Principal Holders Thereof                                                            57
  Transactions with Management of GSSC                                                                       57
  Conditions to Consummation of the Merger                                                                   58
  Regualtory Approvals                                                                                       60
  Conduct of Business Pending the Merger                                                                     61
  Payment of Dividends                                                                                       62
  Waiver and Amendment Termination                                                                           62
  Limitations on Negotiations                                                                                63
  Management After the Merger                                                                                64

    Directors and Officers of UPC                                                                          64
    Directors and Officers of GSSC                                                                         64
  Accounting Treatment                                                                                     64
  Expenses                                                                                                 65
  Certain Federal Income tax Consequences of the Merger                                                    65
  Resales of UPC Common Stock                                                                              66
  Comparison of Stockholders and Shareholder's Rights                                                      67
    Introduction                                                                                           67
    Issuance of Capital Stock                                                                              67
    Payment of Dividends                                                                                   67
    Special Meetings of Stockholders or Shareholders                                                       68
    Number and Term of Directors                                                                           68
    Advance Notice Requirements for Nominations of Directors and Presentation
      of New Business at Special Meetings of Shareholders                                                  68
    Limitations on Acquistions of Capital Stock                                                            68
    Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution                  68
    Amendment of Certificate of Incorporation of Charter and Bylaws                                        69
    Removal of Directors                                                                                   69
    Antitakeover Statute                                                                                   69
CERTAIN REGULATORY CONSIDERATIONS                                                                          71
  General                                                                                                  71
  Capital Adequacy                                                                                         71
  Prompt Corrective Action                                                                                 72
  Dividend Restrictions                                                                                    74
  Support of Subsidiary Banks                                                                              74
  Transactions with Affiliates                                                                             75
  FDIC Insurance Assessments                                                                               75
  Other Banking Legislation                                                                                76
  Regulation of GSSC and the Banks                                                                         78
DESCRIPTION OF UPC COMMON AND PREFERRED STOCK                                                              79
  UPC Common Stock                                                                                         79
  Preferred Stock of UPC                                                                                   80
  Certain Provisions that May Have an Anti-Takeover Effect                                                 81
MANAGEMENT AND ADDITIONAL INFORMATION                                                                      84
VALIDITY OF UPC COMMON STOCK                                                                               84
EXPERTS                                                                                                    84

Index to Appendices

  Appendix A -- Agreement and Plan of Reorganization, along with the Plan of Merger
                annexed thereto as Exhibit A                                                               A-1

  Appendix B -- Fairness Opinion of The Robinson-Humphrey Company, Inc.                                    B-1

  Appendix C -- Fairness Opinion of Stifel, Nicolaus & Company, Incorporated                               C-1

                                    SUMMARY

         The following summary is not intended to be a complete description of all material facts regarding UPC, GSSC and the matters to be considered at the Special Meetings and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein.

PARTIES TO THE TRANSACTION

         UPC. UPC is a multi-state bank holding company and savings and loan holding company headquartered in Memphis, Tennessee. At June 30, 1994 (after restatement for Recently Completed Acquisitions (as defined below) -- see "Recent Developments Affecting UPC -- Recently Completed Acquisitions and Restatement of UPC Financial Data"), UPC had total consolidated assets of approximately $7.5 billion, loans of approximately $3.6 billion, deposits of approximately $6.0 billion and shareholders' equity of approximately $576 million. As of that date, UPC was the second largest independent bank holding company headquartered in Tennessee as measured by consolidated deposits. Management's emphasis in recent years has been to improve asset quality and maintain capital well in excess of regulatory minimums. At June 30, 1994 (after restatement for Recently Completed Acquisitions), UPC's ratio of nonperforming loans to total loans was .53% and nonperforming assets to loans and foreclosed property was .64%. UPC's allowance for losses on loans to total loans ratio at such date was 2.43% and UPC's allowance for losses on loans to nonperforming loans ratio was 462.40%. Also at such date, UPC's Tier 1 risk-based capital, total risk-based capital and leverage ratios were 15.11%, 18.39% and 7.49%, respectively.

         UPC conducts its business activities through its principal bank subsidiary, Union Planters National Bank ("UPNB"), four Tennessee regional bank subsidiaries (the "Regional Banks"), and through 34 community banks and five savings and loan subsidiaries (collectively, the "Community Banks") located in Tennessee, Arkansas, Mississippi, Alabama and Kentucky. UPNB was founded in 1869 and operates 34 branches throughout West Tennessee. The Regional Banks resulted from a corporate division of UPNB effective on July 1, 1994 as part of UPC's effort to emphasize community management. Those subsidiaries operate 31, 13, five and 10 branches in Middle Tennessee, East Tennessee, Chattanooga, and Jackson, Tennessee, respectively. At June 30, 1994, UPNB had total consolidated assets of approximately $3.7 billion (total assets of approximately $2.4 billion after the corporate division effective July 1,
1994). For information with respect to the split off of the Regional Banks and recent changes to UPNB, see "--Recent Developments Affecting UPC." UPNB, the Regional Banks and the Community Banks provide a diversified range of financial services in the communities in which they operate, including consumer, commercial and corporate lending, retail banking and mortgage banking. To enhance fee income, UPNB also is engaged in mortgage servicing, investment management and trust services, the issuance and servicing of credit and debit cards and the origination, packaging and securitization of the government-guaranteed portions of Small Business Administration (SBA) loans.

         In addition to UPNB and the Regional Banks, UPC, through the Community Banks, operates 157 branches. At June 30, 1994 (after restatement for Recently Completed Acquisitions), the Community Banks had total combined assets of approximately $3.8 billion ($2.4 billion in Tennessee, $503 million in Mississippi, $546 million in Arkansas, $109 million in Kentucky and $305 million in Alabama). All of the Community Banks have been acquired by UPC since 1986, generally are located in nonmetropolitan towns and communities and provide banking services and loan products to such communities, with an emphasis on one-to-four-family residential mortgages and consumer and small commercial lending. Of the 34 Community Banks, 21 have the largest deposit share and nine have the second largest deposit share in their respective markets based on June 30, 1993 information, providing UPC with a strong competitive position in those markets.

         UPC believes that the Regional Banks and Community Banks provide additional diversification of the funding and revenue sources for UPC, and UPC intends to continue expansion of the Community Banks and Regional Banks. UPC believes that its strategy of permitting, where practicable, the Community Banks and Regional Banks substantial autonomy in their day-to-day operations enables UPC to be an attractive acquirer of community banking organizations and permits such institutions to continue to grow within their markets without disruption. UPC controls risk through centralized loan review and audit functions as well as close monitoring of the financial performance of each Community Bank. UPC also implements its asset and liability management strategy on a consolidated basis and effects all trades for the investment portfolios of the Community Banks and Regional Banks. UPC seeks economies in the Community Banks and Regional Banks through consolidation of administrative and operational processes and is currently in the process of converting all of the Community Banks and Regional Banks to a common data processing system. This system conversion should be completed by mid-year 1995 and should permit UPC to realize significant cost savings upon full implementation.

         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions in the major markets of Tennessee and through the acquisition of community banks that have a significant local market share, primarily in communities located in Tennessee and contiguous states. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying assets being acquired, may result in the issuance of additional shares of UPC capital stock or the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the per share earnings or book value of the UPC Common Stock. For information with respect to acquisitions that have been consummated recently or that are currently pending, see "-- Recent Developments Affecting UPC."

         UPC's corporate office is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is (901) 383-6000.

         GSSC. GSSC, a Delaware corporation, was organized on January 10, 1986 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). GSSC currently owns all of the capital stock of two state-chartered banks, Sunburst Bank, Mississippi and Sunburst Bank, Louisiana (collectively, the "Banks"), which operate from 124 community banking locations serving Mississippi and Louisiana. GSSC also owns Sunburst Financial Group, Inc., which offers full service brokerage to its customers.

         As of September 30, 1994, GSSC had 9,492,975 shares of its common stock issued and outstanding. As of June 30, 1994, GSSC reported, on a consolidated basis, assets of $2.5 billion, loans net of unearned income of $1.7 billion, deposits of $2.2 billion and stockholders' equity of $183 million. GSSC reported net earnings of $25.4 million for the year 1993 and $13.2 million for the first six months of 1994. See "-- Recent Developments Affecting GSSC."

         The principal executive offices of GSSC are located at 2000 Gateway, Grenada, Mississippi 38901 and its telephone number is (601) 226-1100.

         Sunburst Bank, Mississippi. Sunburst Bank, Mississippi, a Mississippi-chartered state bank, was organized in 1890. Sunburst Bank, Mississippi has its headquarters in Grenada, Mississippi and currently operates from 108 locations throughout Mississippi. As of June 30, 1994, Sunburst Bank, Mississippi reported total assets of $2.0 billion, total loans of $1.4 billion, total deposits of $1.8 billion and stockholder's equity of $140 million.

         Sunburst Bank, Louisiana. Sunburst Bank, Louisiana, a Louisiana-chartered state bank, was acquired by GSSC in May 1988. Sunburst Bank, Louisiana has its headquarters in Baton Rouge, Louisiana and has 16 locations in the Baton Rouge metropolitan area. As of June 30, 1994, Sunburst Bank, Louisiana reported total assets of $507 million, total loans of $308 million, total deposits of $446 million and stockholder's equity of $38 million.

         INTERIM. INTERIM was organized by UPC solely to effectuate the Merger. At the Effective Time of the Merger (as defined below), INTERIM will, pursuant to the terms of the Reorganization Agreement, merge with and into GSSC, with GSSC surviving the Merger and immediately thereafter being dissolved by UPC with the Banks thereafter operating as direct wholly-owned subsidiaries of UPC.

         Additional Information. For additional information regarding the business of UPC, GSSC and their respective subsidiaries, see "THE MERGER
- --Background of the Merger and --Reasons for the Merger and Recommendations of the Boards of Directors of UPC and GSSC," "Recent Developments" and the documents incorporated by reference in this Joint Proxy Statement/Prospectus (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE").

THE MERGER

         The Reorganization Agreement provides for the merger of INTERIM with and into GSSC, with GSSC surviving the Merger. It is contemplated by the parties that immediately subsequent to the Effective Time of the Merger GSSC would be liquidated and dissolved by UPC whereupon the Banks would become direct, wholly-owned subsidiaries of UPC. Except as described in Section 3.1(e) of the Agreement and Plan of Reorganization, upon consummation of the Merger, each outstanding share of GSSC Common Stock would be converted exclusively into the right to receive between 1.3296 and 1.5495 shares of UPC Common Stock. See "THE MERGER--Terms of the Merger." Each outstanding share of UPC Common Stock would remain outstanding. A holder of shares of GSSC Common Stock would receive cash (without interest) in lieu of any fractional share of UPC Common Stock. See "THE MERGER--Terms of the Merger."

THE SPECIAL MEETINGS

         UPC Special Meeting. The UPC Special Meeting will be held on Wednesday, December 28, 1994, at 1:00 p.m., Central Standard Time, at the offices of UPC, Union Planters Administration Center, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018. Only holders of record of UPC Common Stock at the close of business on October 27, 1994 will be entitled to notice of, and to vote at, the UPC Special Meeting. As of the close of business on October 27, 1994, there were 25,431,252 shares of UPC Common Stock outstanding and entitled to vote.

         UPC Votes Required. The affirmative votes of the holders of at least a majority of the outstanding shares of UPC Common Stock present in person or by proxy and entitled to vote at the UPC Special Meeting are required for UPC's shareholders to approve the Reorganization Agreement and the

Merger. Each share of UPC Common Stock outstanding at the close of business on the voting record date and entitled to vote at the UPC Special Meeting is entitled to one vote on each matter to be considered at the UPC Special Meeting. UPC's directors and executive officers and their affiliates, are expected to vote substantially all of the 1,061,014 shares, or 4.17%, of the outstanding UPC Common Stock beneficially owned by them as of the voting record date and entitled to vote at the UPC Special Meeting "FOR" approval of the Reorganization Agreement and the Merger.

         GSSC Special Meeting. The GSSC Special Meeting will be held on Wednesday, December 28, 1994, at 1:00 p.m., Central Standard Time, at the offices of GSSC, Corporate Administration Building, 2000 Gateway, Grenada, Mississippi 38901. Only holders of record of GSSC Common Stock at the close of business on October 31, 1994 will be entitled to notice of, and to vote at, the GSSC Special Meeting. At the close of business on October 31, 1994, there were 9,492,975 shares of GSSC Common Stock outstanding and entitled to vote.

         GSSC Votes Required. The affirmative votes of the holders of at least a majority of the outstanding shares of GSSC Common Stock entitled to vote at the GSSC Special Meeting are required for GSSC's stockholders to approve the Reorganization Agreement and the Merger. Each share of GSSC Common Stock outstanding at the close of business on the voting record date and entitled to vote at the GSSC Special Meeting is entitled to one vote on each matter to be considered at the GSSC Special Meeting. GSSC's directors and executive officers, and their affiliates, are expected to vote substantially all of the 618,647 shares, or approximately 6.5%, of the outstanding GSSC Common Stock beneficially owned by them as of the voting record date and entitled to vote at the GSSC Special Meeting "FOR" approval of the Reorganization Agreement and the Merger.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE UPC BOARD OF DIRECTORS

         The UPC Board of Directors believes that the Merger is fair to and in the best interest of UPC and its shareholders. The conclusion of the UPC Board of Directors is based upon a number of factors, including the substantial benefits expected to result from the combination of certain operations of GSSC into UPC; information concerning the financial condition, results of operations and prospects of UPC and GSSC on a stand-alone and combined basis; the market price of UPC Common Stock; and the fairness opinion of the financial advisor to UPC. The UPC Board of Directors believes that the consolidation of resources brought about by the Merger would enable UPC to realize certain economies of scale, to provide a wider and improved array of financial services to customers and to achieve greater geographic and market diversity, which would give UPC added flexibility in dealing with the changing competitive environment. The UPC Board of Directors also believes that the Merger would provide UPC with greater market position and financial resources to meet the competitive challenges arising from further changes in the banking and financial services industry. The UPC Board of Directors believes for the reasons set forth herein, without assigning any relative weights to these factors, that the Merger would be in the best interests of the shareholders of UPC. See "THE MERGER--Reasons for the Merger and Recommendations of the UPC Board of Directors."

         THE UPC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE REORGANIZATION AGREEMENT AND RECOMMENDS THAT THE UPC SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT.

FAIRNESS OPINION OF STIFEL, NICOLAUS & COMPANY, INCORPORATED

         UPC retained Stifel, Nicolaus & Company, Incorporated ("Stifel Nicolaus") as its financial advisor in connection with the Merger. Stifel has rendered its written opinion dated October 20, 1994 to the UPC Board of Directors, stating that on the date of such opinion, and based upon the procedures and subject to the assumptions described in such opinion, the Consideration (as defined below) to be received by the stockholders of GSSC upon consummation of the Merger is fair, from a financial point of view, to the holders of UPC Common Stock. The opinion of Stifel Nicolaus is attached as Appendix C to this Joint Proxy Statement/Prospectus and shareholders of UPC are urged to read the opinion in its entirety. It has not been withdrawn and it is a condition to the Closing (as defined below) that UPC receive an updated fairness opinion from Stifel Nicolaus dated within five days prior to the Closing. See "THE MERGER--Fairness Opinion of Stifel Nicolaus."

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE GSSC BOARD OF DIRECTORS

         The GSSC Board of Directors believes that the Merger is in the best interests of GSSC and GSSC's stockholders. The GSSC Board of Directors has carefully considered and unanimously approved the terms of the Reorganization Agreement as being in the best interests of GSSC and its stockholders and unanimously recommends its adoption. The recommendation of the GSSC Board of Directors is based upon a number of factors including, but not limited to, the value of the UPC Common Stock to be received in exchange for GSSC Common Stock and other terms of the Reorganization Agreement, the tax-free nature of the Merger for GSSC's stockholders, the benefits expected to result from the combination of UPC and GSSC, information concerning the financial condition, results of operations and prospects of UPC and GSSC on a combined basis, the dividend policies with respect to UPC Common Stock and GSSC Common Stock, recent developments in the financial institutions industry and the fairness opinion of The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey"). See "THE MERGER - Reasons for the Merger and Recommendations of the Boards of Directors of GSSC and UPC" and "-- Opinion of Financial Advisor of GSSC."

         THE GSSC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE
REORGANIZATION AGREEMENT AND RECOMMENDS THAT THE GSSC STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE REORGANIZATION AGREEMENT.

FAIRNESS OPINION OF ROBINSON-HUMPHREY

         GSSC retained Robinson-Humphrey as its financial advisor in connection with the Merger. Robinson-Humphrey has rendered its written opinion to the GSSC Board of Directors, stating that on the date of such opinion, and based upon the procedures and subject to the assumptions described in such opinion, the Consideration to be received by the stockholders of GSSC upon consummation of the Merger is fair, from a financial point of view, to the holders of the GSSC Common Stock. The opinion of Robinson-Humphrey is attached as Appendix B to this Joint Proxy Statement/Prospectus and the GSSC stockholders are urged to read the opinion in its entirety. It has not been withdrawn and it is a condition to the Closing that GSSC receive an updated fairness opinion from Robinson-Humphrey within five days prior to the Closing. See "THE MERGER -- Fairness Opinion of Robinson-Humphrey."

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective at the time a Certificate of Merger along with the executed Plan of Merger are filed with the Delaware Secretary of State in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), or on such later date and at such later time as the Plan of Merger may specify (the "Effective Time of the Merger"). Assuming the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions to the Closing in the Reorganization Agreement, it is intended by the parties to the Reorganization Agreement that the Certificate of Merger along with the Plan of Merger will be filed so as to become effective on December 31, 1994. The effective date of the Merger will be the day on which the Effective Time of the Merger occurs (the "Effective Date of the Merger"). The parties to the Reorganization Agreement intend to close the transactions contemplated therein (the "Closing") approximately one day prior to the Effective Date of the Merger (the "Closing Date"). Holders of record of GSSC Common Stock immediately prior to the Effective Time of the Merger (the "GSSC Record Holders") will be entitled to receive the Consideration for the Merger pursuant to the Reorganization Agreement.

CONDITIONS; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions, including receipt of the approval of GSSC's stockholders and UPC's shareholders, receipt of all necessary regulatory approvals and satisfaction of customary contractual closing conditions. The regulatory approvals and consents necessary to consummate the transactions contemplated by the Reorganization Agreement include the prior approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Mississippi Department of Banking and Consumer Finance (the "MSBD") and the State of Louisiana Office of Financial Institutions (the "LOFI"). Applications for such approvals have been submitted to each of the respective regulatory agencies. Approval was received from the MSBD on September 7, 1994. Approval has not been received from either the Federal Reserve or the LOFI as of the date of this Joint Proxy Statement/Prospectus. Certain community groups have filed formal protests with the Federal Reserve concerning UPC's application to the Federal Reserve seeking prior approval from the Federal Reserve for UPC to consummate the Merger based on Sunburst Bank, Mississippi's "needs to improve" Community Reinvestment Act ("CRA") rating. UPC has a "satisfactory" CRA rating and has responded to such protests by presenting its clearly established record of performance in this area. There can be no assurance that either the Federal Reserve or any such other regulatory authority will approve or take other required action with respect to the Merger or as to the date of such approvals or action. See "THE MERGER -- Conditions to Consummation of the Merger," "-- Regulatory Approvals," "-- Conduct of Business Pending the Merger" and "CERTAIN REGULATORY CONSIDERATIONS."

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition to consummation of the Merger (to the extent permitted by law) may be amended, modified or waived by the party benefitted by the provision by an agreement in writing which is approved by the Boards of Directors of UPC and GSSC; provided, however, that no such amendment may be effected after approval by the UPC shareholders and GSSC stockholders of the Reorganization Agreement without such shareholders' and stockholders' approval if the effect of such amendment would be to change the amount or type of Consideration to be paid in the Merger to the GSSC Record Holders immediately prior to the Effective Time of the Merger.

         The Reorganization Agreement is subject to termination by UPC and/or GSSC at any time prior to the Effective Date of the Merger upon the occurrence of certain events. See "THE MERGER --Waiver and Amendment; Termination."

LIMITATION ON NEGOTIATIONS

         GSSC is prohibited from instituting, soliciting or knowingly encouraging certain individuals or entities concerning any "Acquisition Proposal" (defined generally as any agreement or proposal pursuant to which any entity other than UPC would acquire, directly or indirectly, GSSC ownership or the right to vote 10% of the outstanding GSSC Common Stock, or a significant portion of the assets or earnings power of GSSC). In the event GSSC were to enter into a letter of intent or agreement with respect to an Acquisition Proposal not solicited by the GSSC Board of Directors, or in the event such Acquisition Proposal were the result of a hostile takeover of GSSC, GSSC or the acquiror would be required to pay liquidated damages to UPC upon consummation of the transaction contemplated by such Acquisition Proposal in the amount of $12,000,000. Such sum would be payable immediately in the event that GSSC were to enter into a letter of intent or agreement with respect to an Acquisition Proposal solicited by the GSSC Board of Directors. The limitation will remain in effect until October 1, 1995 unless before that date either the Merger shall have been consummated or the Reorganization Agreement shall have been terminated, or if the Merger should not be consummated under specified circumstances. See "THE MERGER -- Limitation on Negotiations."

MANAGEMENT AFTER THE MERGER

         The majority of the persons who are serving as directors and officers of the Banks immediately prior to the Effective Time of the Merger are expected to continue to be the directors and officers of the Banks and will hold office thereafter as provided in the Charter and Bylaws of the Banks unless and until their successors shall have been duly elected or appointed and qualified. The persons who are serving as directors and officers of UPC immediately prior to the Effective Time of the Merger are expected to continue to be the directors and officers of UPC and will hold office as provided in the Charter and Bylaws of UPC unless and until their successors shall have been duly elected or appointed and qualified. It is also expected that J.T. Boone, Chairman and Chief Executive Officer of GSSC will, at the Effective Time of the Merger, leave the employ of GSSC to serve as the Athletic Director of the University of Mississippi. Subsequent to Mr. Boone's decision, UPC determined that an invitation would be extended to Mr. Boone to join the UPC Board of Directors in the first quarter of 1995. It is the present intention of UPC to extend invitations to one or two additional members of the GSSC Board of Directors to be appointed to the UPC Board of Directors in 1995, however the selections have not been made as of the date of this Joint Proxy Statement/Prospectus. See "THE MERGER -- Management After the Merger" and "Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In connection with the Merger, Messrs. J.T. Boone, Chairman and Chief Executive Officer of GSSC; Don W. Ayres, Senior Executive Vice President and Chief Operating Officer of Sunburst Bank, Mississippi; James A. Baker, Executive Vice President of Sunburst Bank, Mississippi; John L. Bomar, Executive Vice President of Sunburst Bank, Mississippi; D. L. Holland, Treasurer and Chief Financial Officer of GSSC; Jerry A. Pegg, Executive Vice President of Sunburst Bank, Mississippi; J. Daniel Garrick, III, Senior Executive Vice President of Sunburst Bank, Mississippi; Frank W. Smith, Jr., Senior Executive Vice President of Sunburst Bank, Mississippi; and A. Jackson Huff, President and Chief

Executive Officer of Sunburst Bank, Louisiana, would each be eligible to receive certain payments in settlement of the terms of each such officer's respective agreement with GSSC in the event such officer's employment were terminated within two years subsequent to the Effective Time of the Merger. See "THE MERGER -- Interests of Certain Persons in the Merger."

COMPARISON OF SHAREHOLDER'S AND STOCKHOLDER'S RIGHTS

         Upon consummation of the Merger, holders of GSSC's Common Stock, whose rights are presently governed by Delaware corporate law and GSSC's Certificate of Incorporation and Bylaws, would become shareholders of UPC, a Tennessee corporation. Accordingly, their rights would be governed by Tennessee corporate law and the Charter and Bylaws of UPC. Certain differences arise from differences between the Charter and Bylaws of UPC and the Certificate of Incorporation and Bylaws of GSSC. See "THE MERGER -- Comparison of Shareholder's and Stockholder's Rights."

PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

         Certain provisions of UPC's Charter and Bylaws, and certain provisions of Tennessee law, may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. See "Description of UPC Common and Preferred Stock -- Certain Provisions That May Have an Anti-Takeover Effect."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         McDonnell Dyer, a professional limited company, UPC's legal counsel, has delivered its opinion to UPC and GSSC to the effect that, assuming the Merger occurs in accordance with the terms of the Reorganization Agreement and conditioned on the accuracy of certain representations and the performance of certain undertakings made by UPC and GSSC, the Merger will constitute a "reorganization" for federal income tax purposes and that, accordingly, no gain or loss would be recognized by GSSC stockholders who exchange their shares of GSSC Common Stock solely for shares of UPC Common Stock in the Merger.
However, cash received in lieu of fractional shares may give rise to taxable income or loss. EACH GSSC STOCKHOLDER IS URGED TO CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY OF VARIOUS STATE, LOCAL AND FOREIGN TAX LAWS. See "THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP") as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof. It is a condition to the consummation of the Merger that UPC receive an opinion from Price Waterhouse LLP to the effect that the Merger should be accounted for as a pooling of interests. See "THE MERGER -- Accounting Treatment."

NO SHAREHOLDER'S OR STOCKHOLDER'S APPRAISAL RIGHTS

         Neither holders of UPC Common Stock nor holders of GSSC Common Stock will have any dissenters' or appraisal rights as a result of the matters to be voted upon at the Special Meetings. See "THE MERGER -- No Shareholder's or Stockholder's Appraisal Rights."

MARKET PRICES OF COMMON STOCK; DIVIDENDS

         UPC Common Stock. The UPC Common Stock is listed and traded on the NYSE (symbol: UPC). The following table sets forth for the periods indicated the high and low closing sale prices of UPC Common Stock on the NYSE and the cash dividends declared per share for the periods indicated:



                                                                                                  CASH
                                                       PRICE RANGE                              DIVIDENDS
                                              -------------------------------                   DECLARED
                                              HIGH                        LOW                   PER SHARE
                                              ----                        ---                   ---------
1994
  First Quarter                              $26.25                      $23.13                    $.21
  Second Quarter                              28.75                       24.75                     .21
  Third Quarter                               26.00                       23.50                     .23
  Fourth Quarter through
    October 28, 1994                          24.50                       22.38                     .23
                                             ------                      ------                    ----
         Total                                                                                     $.88
                                                                                                   ====

1993
  First Quarter                              $29.13                      $22.50                    $.18
  Second Quarter                              29.25                       22.63                     .18
  Third Quarter                               30.00                       25.00                     .18
  Fourth Quarter                              28.75                       23.63                     .18
                                             ------                      ------                    ----
         Total                                                                                     $.72
                                                                                                   ====

1992
  First Quarter                              $15.50                      $13.75                    $.15
  Second Quarter                              20.13                       14.63                     .15
  Third Quarter                               20.75                       17.50                     .15
  Fourth Quarter                              24.75                       17.75                     .15
                                             ------                      ------                    ----
         Total                                                                                     $.60
                                                                                                   ====

         The last reported sale price of UPC Common Stock on the NYSE as of October 28, 1994, which was the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, was $23.00 per share.

         GSSC Common Stock. The GSSC Common Stock is listed and traded through the National Association of Security Dealers' Automated Quotation System/National Market System ("NASDAQ/NMS") (symbol: "GSSC"). The following table sets forth for the calendar year periods indicated the high and low closing sale prices of GSSC Common Stock as reported by the NASDAQ/NMS and the cash dividends declared per share for the periods indicated:


                                                                                                   CASH
                                                         PRICE RANGE                            DIVIDENDS
                                             ----------------------------------                 DECLARED
                                             HIGH                         LOW                   PER SHARE
                                             ----                         ----                  ---------
1994
  First Quarter                              $25.00                      $21.25                    $.20
  Second Quarter                              27.25                       21.00                     .20
  Third Quarter                               36.00                       30.75                     .20
  Fourth Quarter through
    October 28, 1994                          33.50                       30.75                     .20
                                             ------                      ------                    ----
         Total                                                                                     $.80
                                                                                                   ====

1993
  First Quarter                              $25.00                      $19.75                    $.15
  Second Quarter                              25.25                       19.88                     .17
  Third Quarter                               24.75                       22.75                     .20
  Fourth Quarter                              26.75                       23.00                     .20
                                             ------                      ------                    ----
         Total                                                                                     $.72
                                                                                                   ====

1992
  First Quarter                              $22.00                      $15.00                    $.15
  Second Quarter                              16.50                       14.75                     .15
  Third Quarter                               17.75                       15.25                     .15
  Fourth Quarter                              20.50                       15.50                     .15
                                             ------                      ------                    ----
         Total                                                                                     $.60
                                                                                                   ====

         The last reported sale price of GSSC Common Stock on the NASDAQ/NMS as of October 28, 1994, which was the last practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, was $30.81 per share.

         GSSC STOCKHOLDERS AND UPC SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE UPC COMMON STOCK AND THE GSSC COMMON STOCK. No assurance can be given as to the market price of UPC Common Stock or GSSC Common Stock during the pricing period, at the Effective Time of the Merger or, in the case of UPC Common Stock, after the Effective Time of the Merger.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables present for UPC, GSSC, and UPC on a proforma basis, selected consolidated financial data. The information for UPC has been derived from the consolidated financial statements of UPC (restated for the consummation of the Recently Completed Acquisitions -- See "Recent Developments Affecting UPC -- Restatement of UPC Financial Data"), including the financial statements of UPC incorporated by reference in this Joint Proxy Statement/Prospectus, and should be read in conjunction therewith and with the notes thereto. The information for GSSC has been derived from the consolidated financial statements of GSSC, including the financial statements of GSSC incorporated by reference in this Joint Proxy Statement/Prospectus and should be read in conjunction therewith and with the notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the managements of UPC and GSSC, all adjustments necessary to arrive at a fair statement of results of operations of the respective companies have been included.

                   UPC Selected Consolidated Financial Data

                                                                    Six Months Ended
                                                                         June 30, (1)             Years Ended December 31,
                                                             --------------------------  ----------------------------------------
                                                                 1994          1993          1993          1992          1991
                                                             ------------  ------------  ------------  ------------  ------------
                                                                                      (Dollars in thousands, except per share data)
Income Statement Data
  Net interest income                                        $   131,656   $   122,486   $   243,843   $   200,554   $   160,473
  Provision for losses on loans                                        -         7,544         9,743        19,194        25,281
  Profits and commissions from trading activities                  2,841         3,803         8,720        10,168        14,707
  Investment securities gains (losses)                               210         3,438         4,732        13,363         3,391
  Other noninterest income                                        37,469        36,717        74,464        62,581        53,983
  Noninterest expense                                            117,586       114,125       230,319       204,838       169,601
                                                             ------------  ------------  ------------  ------------  ------------
  Earnings (loss) before income taxes,
    extraordinary item, and accounting changes                    54,590        44,775        91,697        62,634        37,672
  Applicable income taxes (benefit)                               16,769        14,660        26,333        17,611         7,538
                                                             ------------  ------------  ------------  ------------  ------------
  Earnings (loss) before extraordinary item and
    accounting changes                                            37,821        30,115        65,364        45,023        30,134
  Extraordinary item-defeasance of debt, net of taxes                  -             -        (3,206)            -             -
  Accounting changes, net of taxes                                     -         5,001         5,001             -             -
                                                             ------------  ------------  ------------  ------------  ------------
  Net earnings (loss)                                        $    37,821   $    35,116   $    67,159   $    45,023   $    30,134
                                                             ============  ============  ============  ============  ============
Per Common Share Data
  Primary
    Earnings (loss) before extraordinary item and
      accounting changes                                     $      1.31   $      1.22   $      2.63   $      2.07   $      1.56
    Extraordinary item-defeasance of debt, net of taxes                -             -         (0.15)            -             -
    Accounting changes, net of taxes                                   -          0.23          0.23             -             -
    Net earnings (loss)                                             1.31          1.45          2.71          2.07          1.56
  Fully diluted
    Earnings (loss) before extraordinary item and
      accounting changes                                            1.23          1.15          2.46          2.00          1.55
    Extraordinary item-defeasance of debt, net of taxes                -             -         (0.12)            -             -
    Accounting changes, net of taxes                                   -          0.20          0.19             -             -
    Net earnings (loss)                                             1.23          1.35          2.53          2.00          1.55
  Cash dividends                                                    0.42          0.36          0.72          0.60          0.48
  Book value                                                       18.58         17.69         18.63         16.07         14.72
  Book value assuming conversion of convertible
    preferred stock                                                18.72         18.00         18.77         16.56         14.68


                                                              Years Ended December 31,
                                                             ---------------------------
                                                                 1990           1989
                                                             -------------  ------------
                                                      (Dollars in thousands, except per share data)
Income Statement Data
  Net interest income                                        $    139,984   $   127,834
  Provision for losses on loans                                    19,262        49,270
  Profits and commissions from trading activities                  24,268        36,700
  Investment securities gains (losses)                               (349)       (1,047)
  Other noninterest income                                         48,160        41,553
  Noninterest expense                                             165,479       179,876
                                                             -------------  ------------
  Earnings (loss) before income taxes,
    extraordinary item, and accounting changes                     27,322       (24,106)
  Applicable income taxes (benefit)                                 2,666        (3,298)
                                                             -------------  ------------
  Earnings (loss) before extraordinary item and
    accounting changes                                             24,656       (20,808)
  Extraordinary item-defeasance of debt, net of taxes                   -             -
  Accounting changes, net of taxes                                      -             -
                                                             -------------  ------------
  Net earnings (loss)                                        $     24,656   $   (20,808)
                                                             =============  ============
Per Common Share Data
  Primary
    Earnings (loss) before extraordinary item and
      accounting changes                                     $       1.18   $     (1.00)
    Extraordinary item-defeasance of debt, net of taxes                 -             -
    Accounting changes, net of taxes                                    -             -
    Net earnings (loss)                                              1.18         (1.00)
  Fully diluted
    Earnings (loss) before extraordinary item and
      accounting changes                                             1.18         (1.00)
    Extraordinary item-defeasance of debt, net of taxes                 -             -
    Accounting changes, net of taxes                                    -             -
    Net earnings (loss)                                              1.18         (1.00)
  Cash dividends                                                     0.48          0.48
  Book value                                                        13.39         12.31
  Book value assuming conversion of convertible
    preferred stock                                                 13.38         12.32


(continued on following page)

                                                                Six Months Ended
                                                                  June 30, (1)           Years Ended December 31,
                                                           --------------------------  -----------------------------
                                                               1994          1993          1993          1992
                                                           ------------  ------------  ------------  ---------------
                                                               (Dollars in thousands, except per share data)
Balance Sheet Data (at period end)
 Total assets                                              $ 7,467,906   $ 6,587,251   $ 6,593,695   $ 5,522,388
 Loans, net of unearned income                               3,639,444     2,940,230     3,092,828     2,383,830
 Allowance for losses on loans                                  88,476        81,237        81,604        65,415
 Investment securities                                       3,036,137     2,771,368     2,720,066     2,294,565
 Deposits                                                    5,989,878     5,587,842     5,471,814     4,665,420
 Long-term debt
   Parent company                                              114,764        74,292       114,729        74,292
   Subsidiary banks                                            195,684       144,767       182,501        17,864
 Total shareholders' equity                                    575,740       485,782       507,930       383,758
Average assets                                               7,349,083     6,457,617     6,518,448     5,001,228
Average shareholders' equity (2)                               577,061       455,137       476,655       356,003
Average shares outstanding (in thousands)
    Primary                                                     25,449        21,459        21,622        18,765
    Fully diluted                                               29,931        25,426        25,852        21,609
Profitability and Capital Ratios
 Before extraordinary item and accounting changes
   Return on average assets                                       1.04 %        0.94 %        1.00 %        0.90 %
   Return on average common equity (2)                           14.25         14.55         15.07         13.64
 Net earnings
   Return on average assets                                       1.04          1.10          1.03          0.90
   Return on average common equity (2)                           14.25         17.34         15.55         13.64
 Net interest income (taxable-equivalent) to
   average earning assets (2)                                     4.14          4.38          4.52          4.84
 Loans/deposits                                                  60.76         52.62         56.52         51.10
 Common and preferred dividend payout ratio                      38.24         29.86         33.66         38.13
 Equity/assets (period end)                                       7.71          7.37          7.70          6.95
 Average shareholders' equity/average total assets (2)            7.85          7.05          7.31          7.12
 Tier 1 capital to risk-weighted assets (3)                      15.11         13.80         15.11         14.49
 Total capital to risk-weighted assets (3)                       18.39         16.04         18.74         15.77
 Leverage ratio (3)                                               7.49          6.86          7.28          7.03
Asset Quality Ratios
 Allowance/period end loans                                       2.43          2.76          2.64          2.74
 Nonperforming loans/total loans(4)                               0.53          0.88          0.72          1.60
 Allowance/nonperforming loans (4)                              462.40        312.41        368.07        171.92
 Nonperforming assets/loans and foreclosed property (5)           0.64          1.15          0.87          1.88
 Provision/average loans                                            NM          0.53          0.33          0.83
 Net charge-offs/average loans                                    0.07          0.51          0.35          0.77



                                                                      Years Ended December 31,
                                                           --------------------------------------------
                                                                  1991          1990           1989
                                                           ---------------  -------------  ------------

Balance Sheet Data (at period end)
 Total assets                                                 $ 4,031,361    $ 4,232,047   $ 4,234,874
 Loans, net of unearned income                                  2,053,490      2,270,229     2,138,159
 Allowance for losses on loans                                     48,442         51,181        47,105
 Investment securities                                          1,242,188      1,230,047     1,091,904
 Deposits                                                       3,423,299      3,544,531     3,336,806
 Long-term debt
   Parent company                                                  38,163         44,662        34,500
   Subsidiary banks                                                 9,922          4,103        39,021
 Total shareholders' equity                                       294,309        260,060       262,235
Average assets                                                  4,077,078      4,279,867     4,223,075
Average shareholders' equity (2)                                  271,941        266,214       287,127
Average shares outstanding (in thousands)
    Primary                                                        18,632         20,641        20,761
    Fully diluted                                                  18,986         20,981        20,761
Profitability and Capital Ratios
 Before extraordinary item and accounting changes
   Return on average assets                                          0.74 %         0.58 %          NM %
   Return on average common equity (2)                              11.16           9.28            NM
 Net earnings
   Return on average assets                                          0.74           0.58            NM
   Return on average common equity (2)                              11.16           9.28            NM
 Net interest income (taxable-equivalent) to
   average earning assets (2)                                        4.58           3.96          3.73
 Loans/deposits                                                     59.99          64.05         64.08
 Common and preferred dividend payout ratio                         32.77          39.96            NM
 Equity/assets (period end)                                          7.30           6.15          6.19
 Average shareholders' equity/average total assets (2)               6.67           6.22          6.80
 Tier 1 capital to risk-weighted assets (3)                         12.59          10.03            NA
 Total capital to risk-weighted assets (3)                          15.33          12.56            NA
 Leverage ratio (3)                                                  7.14           5.95          5.95
Asset Quality Ratios
 Allowance/period end loans                                          2.36           2.25          2.20
 Nonperforming loans/total loans(4)                                  1.28           0.92          0.82
 Allowance/nonperforming loans (4)                                 184.91         246.02        268.99
 Nonperforming assets/loans and foreclosed property (5)              1.82           1.52          1.19
 Provision/average loans                                             1.17           0.87          2.33
 Net charge-offs/average loans                                       1.30           1.03          2.10



(1) Interim period ratios have been annualized where applicable.
(2) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale investment securities.
(3) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5% (5% for bank holding companies effecting acquisitions).
(4) Nonperforming loans include loans on nonaccrual status and restructured loans.
(5) Nonperforming assets include nonperforming loans and foreclosed properties.
    NA - Not Available      NM - Not Meaningful

                  GSSC Selected Consolidated Financial Data

                                                                      Six Months Ended
                                                                        June 30, (1)           Years Ended December 31,
                                                               ----------------------------  ----------------------------
                                                                    1994           1993          1993           1992
                                                               ----------------------------  ----------------------------
                                                                      (Dollars in thousands, except per share data)
Income Statement Data
  Net Interest income                                          $      53,758   $    48,744   $    101,041   $     81,756
  Provision for losses on loans                                        1,775         3,940          6,815          7,988
  Profits and commissions from trading activities                          -           169            269              -
  Investment securities gains (losses)                                  (101)         (302)          (237)           656
  Other noninterest income                                            15,185        14,727         30,803         24,679
  Noninterest expense                                                 48,095        43,367         89,362         74,626
                                                               --------------  ------------  -------------  -------------
  Earnings before income taxes
    and accounting changes                                            18,972        16,031         35,699         24,477
  Applicable income taxes                                              5,821         4,814         11,087          6,250
                                                               --------------  ------------  -------------  -------------
  Earnings before accounting changes                                  13,151        11,217         24,612         18,227
  Accounting changes, net of taxes                                         -           781            781              -
                                                               --------------  ------------  -------------  -------------
  Net earnings                                                 $      13,151   $    11,998   $     25,393   $     18,227
                                                               ==============  ============  =============  =============
Per Common Share Data
  Primary
    Earnings before accounting changes                         $        1.39   $      1.20   $       2.62   $       2.01
    Accounting changes, net of taxes                                       -          0.08           0.08              -
    Net earnings                                                        1.39          1.28           2.70           2.01
  Cash dividends                                                        0.40          0.32           0.72           0.60
  Book value                                                           19.28         17.31          18.34          16.11

                                                                              Years Ended December 31,
                                                                   --------------------------------------------
                                                                        1991           1990            1989
                                                                   --------------------------------------------
                                                                  (Dollars in thousands, except per share data)
    Income Statement Data
      Net Interest income                                          $     74,549   $     67,781   $      63,484
      Provision for losses on loans                                       8,922          7,042          11,592
      Profits and commissions from trading activities                       (33)          (126)            312
      Investment securities gains (losses)                                 (767)           432            (250)
      Other noninterest income                                           20,808         18,539          17,968
      Noninterest expense                                                68,874         66,255          63,174
                                                                   -------------  -------------  --------------
      Earnings before income taxes
        and accounting changes                                           16,761         13,329           6,748
      Applicable income taxes                                             3,999          2,742           1,148
                                                                   -------------  -------------  --------------
      Earnings before accounting changes                                 12,762         10,587           5,600
      Accounting changes, net of taxes                                        -              -               -
                                                                   -------------  -------------  --------------
      Net earnings                                                 $     12,762   $     10,587   $       5,600
                                                                   =============  =============  ==============
    Per Common Share Data
      Primary
        Earnings before accounting changes                         $       1.41   $       1.17   $        0.62
        Accounting changes, net of taxes                                      -              -               -
        Net earnings                                                       1.41           1.17            0.62
      Cash dividends                                                       0.60           0.60            0.60
      Book value                                                          14.55          13.68           13.16

(continued on following page)

                                                             Six Months Ended
                                                                June 30, (1)            Years Ended December 31,
                                                          ---------------------         ------------------------
                                                            1994          1993            1993           1992
                                                          -------       -------         ---------      ---------
                                                             (Dollars in thousands, except per share data)
  Balance Sheet Data (at period end)
    Total assets                                       $ 2,466,209    $  2,434,596    $   2,436,198    $   1,970,616
    Loans, net of unearned income                        1,657,756       1,491,328        1,560,540        1,201,939
    Allowance for losses on loans                           33,132          31,849           32,749           24,412
    Investment securities                                  588,638         659,672          575,578          499,385
    Deposits                                             2,210,705       2,181,007        2,199,807        1,776,571
    Long-term debt
      Parent company                                             -               -                -                -
      Subsidiary banks                                      25,071          13,347           12,941            3,892
    Total shareholders' equity                             183,046         164,369          174,072          145,738
  Average assets                                         2,456,924       2,265,833        2,338,768        1,933,490
  Average stockholders' equity (2)                         179,137         156,595          163,219          138,526
  Average shares outstanding (in thousands)                  9,493           9,348            9,421            9,047
  Profitability and Capital Ratios
    Before accounting changes
      Return on average assets                                1.08 %          1.00 %           1.05 %           0.94
      Return on average common equity (2)                    14.80           14.44            15.08            13.16
    Net earnings
      Return on average assets                                1.08            1.07             1.09             0.94
      Return on average common equity (2)                    14.80           15.45            15.56            13.16
    Net interest income (taxable-equivalent) to
      average earning assets (2)                              4.95            4.89             4.87             4.83
    Loans/deposits                                           74.99           68.38            70.94            67.65
    Common and preferred dividend payout ratio               28.87           25.32            26.92            29.78
    Equity/assets (period end)                                7.42            6.75             7.15             7.40
    Average stockholders' equity/average total assets (2)     7.29            6.91             6.98             7.16
    Tier 1 capital to risk-weighted assets (3)               10.69           10.29            10.52            10.98
    Total capital to risk-weighted assets (3)                11.95           11.55            11.78            12.24
    Leverage ratio (3)                                        7.31            6.76             7.11             7.33
  Asset Quality Ratios
    Allowance/period end loans                                2.00            2.14             2.10             2.03
    Nonperforming loans/total loans (4)                       0.30            0.59             0.35             0.76
    Allowance/nonperforming loans (4)                       674.65          359.47           600.57           266.16
    Nonperforming assets/loans and foreclosed property (5)    0.51            1.04             0.61             1.33
    Provision/average loans                                   0.11            0.29             0.47             0.71
    Net charge-offs/average loans                             0.09            0.10             0.24             0.28


                                                                     Years Ended December 31,
                                                        -----------------------------------------------
                                                            1991              1990            1989
                                                        ------------     --------------   -------------
  Balance Sheet Data (at period end)
    Total assets                                        $   1,897,135    $   1,863,484    $    1,782,500
    Loans, net of unearned income                           1,079,434        1,106,206         1,045,806
    Allowance for losses on loans                              19,547           16,324            15,003
    Investment securities                                     535,566          543,461           525,227
    Deposits                                                1,721,882        1,637,848         1,559,677
    Long-term debt
      Parent company                                                -                -                 -
      Subsidiary banks                                            161              366               408
    Total shareholders' equity                                131,661          123,289           118,617
  Average assets                                            1,851,849        1,816,941         1,731,553
  Average stockholders' equity (2)                            126,710          120,586           119,689
  Average shares outstanding (in thousands)                     9,029            9,014             9,017
  Profitability and Capital Ratios
    Before accounting changes
      Return on average assets                                   0.69 %           0.58 %            0.32
      Return on average common equity (2)                       10.07             8.78              4.68
    Net earnings
      Return on average assets                                   0.69             0.58              0.32
      Return on average common equity (2)                       10.07             8.78              4.68
    Net interest income (taxable-equivalent) to
      average earning assets (2)                                 4.63             4.33              4.28
    Loans/deposits                                              62.69            67.54             67.05
    Common and preferred dividend payout ratio                  42.48            50.37             94.82
    Equity/assets (period end)                                   6.94             6.62              6.65
    Average stockholders' equity/average total assets (2)        6.84             6.64              6.91
    Tier 1 capital to risk-weighted assets (3)                  10.58             9.84              9.50
    Total capital to risk-weighted assets (3)                   11.83            11.09             10.73
    Leverage ratio (3)                                           7.01             6.70              6.67
  Asset Quality Ratios
    Allowance/period end loans                                   1.81             1.48              1.43
    Nonperforming loans/total loans (4)                          0.73             1.39              1.30
    Allowance/nonperforming loans (4)                          249.07           106.35            110.16
    Nonperforming assets/loans and foreclosed property(5)        1.68             2.42              1.81
    Provision/average loans                                      0.84             0.65              1.17
    Net charge-offs/average loans                                0.53             0.53              0.98



    (1) Interim period ratios have been annualized where applicable.
    (2) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.
    (3) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.
    (4) Nonperforming loans include loans on nonaccrual status and restructured loans.

UNION PLANTERS CORPORATION
Pro Forma Selected Financial Information


               UPC Selected Proforma Consolidated Financial Data


                                                                 Six Months Ended
                                                                      June 30, (1)          Years Ended December 31,
                                                          -----------------------------  ------------------------------
                                                               1994           1993           1993           1992
                                                          --------------  -------------  -------------  ---------------
                                                                 (Dollars in thousands, except per share data)
Income Statement Data
  Net interest income                                     $     185,414   $    171,230   $    344,884   $    282,310
  Provision for losses on loans                                   1,775         11,484         16,558         27,182
  Profits and commissions from trading activities                 2,841          3,972          8,989         10,168
  Investment securities gains (losses)                              109          3,136          4,495         14,019
  Other noninterest income                                       52,654         51,444        105,267         87,260
  Noninterest expense                                           165,681        157,492        319,681        279,464
                                                          --------------  -------------  -------------  -------------
  Earnings (loss) before income taxes,
    extraordinary item, and accounting changes                   73,562         60,806        127,396         87,111
  Applicable income taxes (benefit)                              22,590         19,474         37,420         23,861
                                                          --------------  -------------  -------------  -------------
  Earnings (loss) before extraordinary item and
    accounting changes                                           50,972         41,332         89,976         63,250
  Extraordinary item-defeasance of debt, net of taxes                 -              -         (3,206)             -
  Accounting changes, net of taxes                                    -          5,782          5,782              -
                                                          --------------  -------------  -------------  -------------
  Net earnings (loss)                                     $      50,972   $     47,114   $     92,552   $     63,250
                                                          ==============  =============  =============  =============
Per Common Share Data
  Primary
    Earnings (loss) before extraordinary item and
      accounting changes                                  $        1.20   $       1.07   $       2.32   $       1.77
    Extraordinary item-defeasance of debt, net of taxes               -              -          (0.08)             -
    Accounting changes, net of taxes                                  -           0.16           0.16              -
    Net earnings (loss)                                            1.20           1.23           2.40           1.77
  Fully diluted
    Earnings (loss) before extraordinary item and
      accounting changes                                           1.15           1.04           2.24           1.75
    Extraordinary item-defeasance of debt, net of taxes               -              -          (0.08)             -
    Accounting changes, net of taxes                                  -           0.15           0.15              -
    Net earnings (loss)                                            1.15           1.19           2.31           1.75
  Cash dividends                                                   0.42           0.36           0.72           0.60
  Book value                                                      16.84          15.57          16.43          13.87
  Book value assuming conversion of convertible
    preferred stock                                               17.12          16.02          16.78          14.38

                                                                     Years Ended December 31,
                                                          --------------------------------------------
                                                                1991          1990           1989
                                                          ------------    -------------  -------------
Income Statement Data
  Net interest income                                       $   235,022   $    207,765   $    191,318
  Provision for losses on loans                                  34,203         26,304         60,862
  Profits and commissions from trading activities                14,674         24,142         37,012
  Investment securities gains (losses)                            2,624             83         (1,297)
  Other noninterest income                                       74,791         66,699         59,521
  Noninterest expense                                           238,475        231,734        243,050
                                                            ------------  -------------  -------------
  Earnings (loss) before income taxes,
    extraordinary item, and accounting changes                   54,433         40,651        (17,358)
  Applicable income taxes (benefit)                              11,537          5,408         (2,150)
                                                            ------------  -------------  -------------
  Earnings (loss) before extraordinary item and
    accounting changes                                           42,896         35,243        (15,208)
  Extraordinary item-defeasance of debt, net of taxes                 -              -              -
  Accounting changes, net of taxes                                    -              -              -
                                                            ------------  -------------  -------------
  Net earnings (loss)                                       $    42,896   $     35,243   $    (15,208)
                                                            ============  =============  =============
Per Common Share Data
  Primary
    Earnings (loss) before extraordinary item and
      accounting changes                                    $      1.30   $       1.02   $      (0.44)
    Extraordinary item-defeasance of debt, net of taxes               -              -              -
    Accounting changes, net of taxes                                  -              -              -
    Net earnings (loss)                                            1.30           1.02          (0.44)
  Fully diluted
    Earnings (loss) before extraordinary item and
      accounting changes                                           1.30           1.02          (0.44)
    Extraordinary item-defeasance of debt, net of taxes               -              -              -
    Accounting changes, net of taxes                                  -              -              -
    Net earnings (loss)                                            1.30           1.02          (0.44)
  Cash dividends                                                   0.48           0.48           0.48
  Book value                                                      12.63          11.63          10.93
  Book value assuming conversion of convertible
    preferred stock                                               12.63          11.65          10.95



(continued on following page)

                                                                   Six Months Ended
                                                                      June 30, (1)           Years Ended December 31,
                                                            -----------------------------  ----------------------------
                                                                 1994           1993           1993           1992
                                                            --------------  -------------  -------------  -------------
                                                                    (Dollars in thousands, except per share data)
Balance Sheet Data (at period end)
  Total assets                                              $   9,934,115   $  9,021,847   $  9,029,893   $  7,493,004
  Loans, net of unearned income                                 5,297,200      4,431,558      4,673,368      3,585,769
  Allowance for losses on loans                                   121,608        113,086        114,353         89,827
  Investment securities                                         3,624,775      3,431,040      3,295,644      2,793,950
  Deposits                                                      8,200,583      7,768,849      7,671,621      6,441,991
  Long-term debt
    Parent company                                                114,764         74,292        114,729         74,292
    Subsidiary banks                                              220,755        158,114        195,442         21,756
  Total shareholders' equity                                      758,786        650,151        682,002        529,496
Average assets                                                  9,806,007      8,723,450      8,857,216      6,934,718
Average shareholders' equity (2)                                  756,198        611,732        639,874        494,529
Average shares outstanding (in thousands)
      Primary                                                      38,935         34,944         35,108         32,251
      Fully diluted                                                43,417         38,912         39,338         35,095
Profitability and Capital Ratios
  Before extraordinary item and accounting changes
    Return on average assets                                         1.05 %         0.96 %         1.02 %         0.91 %
    Return on average common equity (2)                             14.40          14.52          15.08          13.48
  Net earnings
    Return on average assets                                         1.05           1.09           1.04           0.91
    Return on average common equity (2)                             14.40          16.77          15.55          13.48
  Net interest income (taxable-equivalent) to
    average earning assets (2)                                       4.35           4.52           4.61           4.84
  Loans/deposits                                                    64.60          57.04          60.92          55.66
  Common and preferred dividend payout ratio                        35.83          28.70          31.81          35.72
  Equity/assets (period end)                                         7.64           7.21           7.55           7.07
  Average shareholders' equity/average total assets (2)              7.71           7.01           7.22           7.13
  Tier 1 capital to risk-weighted assets (3)                        13.75          12.69          13.58          13.35
  Total capital to risk-weighted assets (3)                         16.39          14.62          16.40          14.62
  Leverage ratio (3)                                                 7.45           6.83           7.23           7.11
Asset Quality Ratios
  Allowance/period end loans                                         2.30           2.55           2.45           2.51
  Nonperforming loans/total loans(4)                                 0.45           0.79           0.59           1.32
  Allowance/nonperforming loans (4)                                505.75         324.37         413.96         190.23
  Nonperforming assets/loans and foreclosed property (5)             0.60           1.12           0.78           1.69
  Provision/average loans                                            0.07           0.54           0.38           0.79
  Net charge-offs/average loans                                      0.11           0.42           0.31           0.61


                                                                     Years Ended December 31,
                                                            ------------------------------------------
                                                                1991          1990           1989
                                                            ------------  -------------  -------------
                                                           (Dollars in thousands, except per share data)
Balance Sheet Data (at period end)
  Total assets                                              $ 5,928,496   $  6,095,531   $  6,017,374
  Loans, net of unearned income                               3,132,924      3,376,435      3,183,965
  Allowance for losses on loans                                  67,989         67,505         62,108
  Investment securities                                       1,777,754      1,773,508      1,617,131
  Deposits                                                    5,145,181      5,182,379      4,896,483
  Long-term debt
    Parent company                                               38,163         44,662         34,500
    Subsidiary banks                                             10,083          4,469         39,429
  Total shareholders' equity                                    425,970        383,349        380,852
Average assets                                                5,928,927      6,096,808      5,954,628
Average shareholders' equity (2)                                398,651        386,800        406,816
Average shares outstanding (in thousands)
      Primary                                                    32,118         34,127         34,247
      Fully diluted                                              32,472         34,467         34,247
Profitability and Capital Ratios
  Before extraordinary item and accounting changes
    Return on average assets                                       0.72 %         0.58 %           NM %
    Return on average common equity (2)                           10.80           9.12             NM
  Net earnings
    Return on average assets                                       0.72           0.58             NM
    Return on average common equity (2)                           10.80           9.12             NM
  Net interest income (taxable-equivalent) to
    average earning assets (2)                                     4.59           4.07           3.89
  Loans/deposits                                                  60.89          65.15          65.03
  Common and preferred dividend payout ratio                      35.66          43.08             NM
  Equity/assets (period end)                                       7.19           6.29           6.33
  Average shareholders' equity/average total assets (2)            6.72           6.34           6.83
  Tier 1 capital to risk-weighted assets (3)                      11.91           9.98             NA
  Total capital to risk-weighted assets (3)                       14.13          12.09             NA
  Leverage ratio (3)                                               7.10           6.18           6.16
Asset Quality Ratios
  Allowance/period end loans                                       2.17           2.00           1.95
  Nonperforming loans/total loans(4)                               1.09           1.07           0.98
  Allowance/nonperforming loans (4)                              199.70         186.72         199.51
  Nonperforming assets/loans and foreclosed property (5)           1.77           1.82           1.39
  Provision/average loans                                          1.06           0.80           1.96
  Net charge-offs/average loans                                    1.05           0.87           1.74

(1) Interim period ratios have been annualized where applicable.
(2) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale investment securities.
(3) The risk-based capital ratios are based upon capital guidelines prescribed by federal bank regulatory authorities. Under those guidelines, the required minimum Tier 1 and total capital to risk-weighted assets ratios are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5% (5% for bank holding companies effecting acquisitions).
(4) Nonperforming loans include loans on nonaccrual status and restructured loans.
(5) Nonperforming assets include nonperforming loans and foreclosed properties.

    NA - Not Available      NM - Not Meaningful

RECENT DEVELOPMENTS AFFECTING UPC

        1994 Third Quarter UPC Operating Results. The following table presents certain information for the three and nine months ended September 30, 1994 and 1993. Reference is made to UPC's press release dated October 20, 1994, which is included as an exhibit to UPC's Current Report on Form 8-K dated October 20, 1994. For additional information, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                       Three Months Ended              Nine Months Ended
                                                                       September 30, (1)               September 30, (1)
                                                                      -------------------           ------------------------
                                                                        1994        1993               1994           1993
                                                                      --------    -------            -------        --------
                                                                          (Dollars in thousands, except per share data)
 Income statement amounts
    Net interest income                                             $  69,081    $ 61,382        $    200,737   $    183,868
    Provision for losses on loans                                           -       1,489                   -          9,033
    Investment securities gains (losses)                               (8,099)        514              (7,889)         3,952
    Other noninterest income                                           21,698      21,731              62,008         62,251
    Noninterest expense                                                60,751      59,676             178,337        173,801
    Earnings before accounting changes                                 15,778      18,007              53,599         48,122
    Accounting changes, net of taxes                                        -           -                   -          5,001
    Net earnings                                                       15,778      18,007              53,599         53,123
    Earnings before investment securities gains (losses)
     and accounting changes                                            20,718      17,693              58,419         45,712
 Per common share data
    Earnings before investment securities gains (losses)
      and accounting changes - primary                              $     .73    $    .71        $       2.03   $       1.83
                             - fully diluted                              .68         .66                1.91           1.73
    Earnings before accounting changes - primary                          .53         .72                1.84           1.94
                                       - fully diluted                    .51         .67                1.74           1.82
    Net earnings - primary                                                .53         .72                1.84           2.17
                 - fully diluted                                          .51         .67                1.74           2.01
    Cash dividends                                                        .23         .18                 .65            .54
    Book value                                                                                          18.93          18.25
 Profitability ratios
    Return on average assets
      Earnings before investment securities gains (losses)
        and accounting changes                                           1.10 %      1.07 %              1.06 %          .94 %
      Earnings before accounting changes                                  .84        1.09                 .97            .99
      Net earnings                                                        .84        1.09                 .97           1.09
    Return on average common equity (3)
      Earnings before investment securities gains (losses)
        and accounting changes                                          15.03       15.90               14.53          14.27
      Earnings before accounting changes                                11.02       16.22               13.18          15.14
      Net earnings                                                      11.02       16.22               13.18          16.95
    Net interest income (taxable-equivalent)
      as a percentage of average earning assets                          4.15        4.29                4.15           4.35
 Asset quality data
    Allowance for losses on loans                                                                $     88,870   $     84,559
    Nonperforming loans                                                                                16,566         24,137
    Nonperforming assets                                                                               19,863         29,506
    Loans 90 days or more past due                                                                      3,982          5,581
    Allowance for losses on loans to loans                                                               2.36 %         2.85 %
    Nonperforming loans to loans                                                                          .44            .81
    Nonperforming assets to loans and foreclosed properties                                               .53            .99
    Allowance/nonperforming loans                                                                      536.46         350.33
 Balance sheet data (at period end)
    Total assets                                                                                 $  7,495,154   $  6,491,529
    Loans, net of unearned income                                                                   3,759,681      2,966,004
    Investment securities
        Amortized cost                                                                              2,919,617      2,657,612
        Fair value                                                                                  2,893,805      2,723,473
    Total deposits                                                                                  5,905,589      5,470,363
    Long-term debt (2)                                                                                307,082        248,073
    Total shareholders' equity                                                                        585,828        498,728
 Capital ratios
    Equity/assets                                                                                        7.82 %         7.68 %
    Leverage (3)                                                                                         7.51           7.13


(1)   Interim period ratios are annualized.
(2) Includes subsidiary banks' long-term debt (primarily Federal Home Loan Bank advances) of $192.3 million and $173.8 million at September 30, 1994 and 1993, respectively.
(3) Excludes the impact of the fair value adjustment for avaliable for sale securities.

         Reorganization of UPNB. UPC's four Regional Banks, which were split off from UPNB as of July 1, 1994, consist of Union Planters Bank of East Tennessee, National Association ("Knoxville"), Union Planters Bank of Middle Tennessee, National Association ("Nashville"), Union Planters Bank of Chattanooga, National Association ("Chattanooga") and Union Planters Bank of Jackson, National Association ("Jackson"). UPC injected equity of $101.7 million into the four Regional Banks, a majority of the funds ($98 million) having been provided by a special dividend from UPNB. Each of the Regional Banks acquired from UPNB, at book value, substantially all of the assets and assumed the liabilities of the UPNB branches located in its region. While the separation of the branches previously held by UPNB had no material impact on the consolidated financial condition of UPC, it is expected to promote the identification of individual branch operations within their local communities. UPNB continues to operate branches located in Memphis and West Tennessee.

         Earnings Considerations Related to Pending Acquisitions and Reorganization. In connection with UPC's pending acquisition of GSSC and as part of both companies' continuing efforts to reduce expenses, both UPC and GSSC have retained the services of Alex Sheshunoff Management Services, Inc., a nationally recognized consulting firm, to make recommendations for improving the financial performance of each organization and to facilitate the consolidation of the two organizations. Through its study of each organization, individually and collectively, certain opportunities to reduce costs and reengineer operations in order to become more efficient have already been, and more are expected to be, identified. Management of UPC and GSSC expect that there will be a reduction in the number of employees and branches in each organization regardless of whether the Merger is consummated.

         Whether or not the Merger is consummated, UPC and GSSC will each offer voluntary early retirement and voluntary separation programs in the fourth quarter of 1994 to facilitate staff reductions. Charges associated with the early retirement and separation programs, along with other acquisition- and consolidation-related expenses have been preliminarily estimated to be between $18 million to $27 million after tax. Management of UPC estimates that charges associated with these items of between $3 million to $6 million after tax would be incurred by UPC in the fourth quarter of 1994 regardless of the status of the Merger. The remaining charges are expected to be incurred in the quarter in which the Merger is actually consummated. The ranges of charges are based on currently available information as well as preliminary estimates and are subject to change. The ranges are provided as a preliminary estimate of the significance of the charges which may be required and should be viewed accordingly. The actual charges required may vary substantially from these estimates.

         Additional Fourth Quarter 1994 Earnings Considerations. In addition to the above charges, UPC has undertaken a marketing program in the fourth quarter of 1994 with a view to increasing the number of account relationships and the related dollar amount of loans in a segment of its consumer loan portfolio. A substantial part of the marketing- and acquisition-related cost of this program is expected to be incurred during the fourth quarter of 1994 and is expected to result in a significant increase in loan volume, interest income, and fee income in 1995 and future periods. Based on current estimates, the cost of this marketing program would be between $7 million and $9 million after tax. This range is provided as a preliminary estimate of the significance of the charges which may be required and should be viewed accordingly. The actual charges required may vary substantially from these estimates.

        Recently Completed Acquisitions. Since June 30, 1994, UPC has completed the acquisitions of the following institutions (collectively, the "Recently Completed Acquisitions"). UPC's Current Report on Form 8-K, dated October 20, 1994 includes audited consolidated financial statements for the years ended December 31, 1993, 1992 and 1991, which have been restated to reflect consummation of the BNF Bancorp, Inc. acquisition, and interim unaudited consolidated financial statements for June 30, 1994, which have been restated for all of the Recently Completed Acquisitions:


                                                                                            Method of
Institution                                  Asset Size            Consideration           Accounting
- -----------                                  ----------            -------------           ----------
                                           (In millions)
Liberty Bancshares, Inc.
     and its subsidiary,
     Liberty Federal Savings Bank,                                1,223,353 Shares          Pooling of
     Paris, Henry County, Tennessee           $181                UPC Common Stock          Interests

Earle Bankshares, Inc.
     and its subsidiary,
     First Southern Bank,
     Earle, Crittenden County,                                    320,112 Shares            Pooling of
     Arkansas                                   43                UPC Common Stock          Interests

BNF BANCORP, Inc. and its
     subsidiary, BANKFIRST, a federal
     savings bank, Decatur                     278                2,000,329 Shares          Pooling of
     Morgan County, Alabama                   ----                UPC Common Stock          Interests
            Total                             $502


         Pending Acquisitions. Consistent with UPC's acquisition strategy, UPC has entered into definitive agreements to acquire the following financial institutions in addition to GSSC (collectively, the "Pending Acquisitions") which management considers probable of consummation and which are expected to close by the end of 1994:

                                                                        Consideration (1)
                                                                   Approximate
Institution                                  Asset Size              Value             Type
- -----------                                  ----------              -----             ----
                                                        (In millions)
Commercial Bancorp, Inc.
     and its subsidiary,                                                           UPC Common Stock
     The Commercial Bank, Obion,                                                    (Approximately
     Obion County, Tennessee                   $ 29                   $ 4.6         193,250 shares)

Mid South Bancshares, Inc.
     and its subsidiaries, Security
     Bank, Paragould, Greene County,                                               UPC Common Stock
     and Farmers & Merchants Bank,                                                  (Approximately
     Reyno, Randolph County, Arkansas           130                    13.0         547,275 shares)
                                               ----                   -----
     Totals                                    $159                   $17.6



(1) The number of shares of UPC Common Stock to be issued in connection with the Pending Acquisitions is subject to change depending on the market price of the UPC Common Stock during the respective stipulated pricing periods. The number of shares reflected above is based upon an assumed current market price of $23.00, the closing price of UPC Common Stock on the NYSE on October 28, 1994.

         If the Merger, the Pending Acquisitions and the Recently Completed Acquisitions had been consummated at June 30, 1994, UPC's consolidated total assets would have increased by approximately $2.6 billion to approximately $10.1 billion, UPC's consolidated total loans would have increased by approximately $1.8 billion to approximately $5.4 billion and UPC's consolidated total deposits would have increased by approximately $2.3 billion to approximately $8.3 billion, based upon June 30, 1994, pro forma financial information. See "--Pro Forma Condensed Consolidated Financial Information" and the related pro forma financial information in UPC's Current Report on Form 8-K dated August 18, 1994 and the financial statements included in UPC's Current Report on Form 8-K dated October 20, 1994 incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

        Restatement of UPC Financial Data. Effective September 1, 1994, UPC consummated the acquisition of BNF Bancorp, Inc., which was a significant acquisition for UPC and has been accounted for by UPC using the pooling of interests method of accounting. UPC has, consistent with this method of accounting and in accordance with GAAP, filed restated historical consolidated financial statements as of and for the three years ended December 31, 1993, and as of and for the six months ended June 30, 1994, in a Current Report on Form 8-K dated October 20, 1994, reflecting consummation of the Recently Completed Acquisitions.

RECENT DEVELOPMENTS AFFECTING GSSC

          1994 Third Quarter GSSC Operating Results. The following table presents certain information for the three and nine months ended September 30, 1994 and 1993. Reference is made to GSSC's press release dated October 20, 1994, which is included in GSSC's Current Report on Form 8-K dated October 20, 1994. For additional information, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                               Three Months Ended           Nine Months Ended
                                                                 September 30,                September 30,
                                                             ----------------------    ---------------------------
                                                                 1994       1993           1994           1993
                                                             ----------  ----------    ------------   ------------
                                                                 (Dollars in thousands, except per share data)
Income statement amounts
   Net interest income                                       $  28,825   $  25,980     $    82,583    $    74,724
   Provision for losses on loans                                   990       1,560           2,765          5,500
   Investment securities gains (losses)                            (44)        170            (145)          (131)
   Other noninterest income                                      7,710       8,189          22,896         23,084
   Noninterest expense                                          24,286      22,888          72,381         66,255
   Earnings before accounting changes                            7,740       6,720          20,891         17,937
   Accounting changes, net of taxes                                  -           -               -            781
   Net earnings                                                  7,740       6,720          20,891         18,718
Per common share data
   Earnings before accounting changes                              .82         .71            2.20           1.91
   Net earnings                                                    .82         .71            2.20           1.99
   Cash dividends                                                  .20         .20             .60            .52
   Book value                                                                                19.88          17.84
Profitability ratios
   Return on average assets
     Earnings before accounting changes                           1.23%       1.11%           1.13%          1.04%
     Net earnings                                                 1.23        1.11            1.13           1.07
   Return on average common equity (3)
     Earnings before accounting changes                          16.43       15.95           15.38          14.97
     Net earnings                                                16.43       15.95           15.38          15.46
   Net interest income (taxable-equivalent)
     as a percentage of average earning assets (3)                5.17        4.83            5.03           4.88
Asset quality data
   Allowance for losses on loans                                                       $    32,898    $    32,142
   Nonperforming loans                                                                       2,902          6,278
   Nonperforming assets                                                                      6,846         12,992
   Loans 90 days or more past due                                                            2,591          3,138
   Allowance for losses on loans to loans                                                     1.94%          2.10%
   Nonperforming loans to loans                                                                .17            .41
   Nonperforming assets to loans and foreclosed properties                                     .40            .85
   Allowance/nonperforming loans                                                          1,133.63         511.98
Balance sheet data (at period end)
   Total assets                                                                        $ 2,510,895    $ 2,393,800
   Loans, net of unearned income                                                         1,695,765      1,530,709
   Investment securities
       Amortized cost                                                                      575,761        586,105
       Fair value                                                                          573,803        609,859
   Total deposits                                                                        2,222,374      2,164,425
   Long-term debt (2)                                                                       24,355         13,117
   Total stockholders' equity                                                              188,743        169,350
Capital ratios
   Equity/assets                                                                              7.52%          7.07%
   Leverage (3)                                                                               7.50           6.97

- --------------------------------
(1)   Interim period ratios are annualized.
(2) Subsidiary banks' long-term debt (primarily Federal Home Loan Bank advances).
(3) Excludes the impact of the fair value adjustment for avaliable for sale securities.

EQUIVALENT AND PRO FORMA PER SHARE DATA

         The following table presents selected, comparative, unaudited per share data for (i) the UPC Common Stock and the GSSC Common Stock on an historical basis; (ii) the UPC Common Stock on a pro forma basis for GSSC only and for GSSC, the Recently Completed Acquisitions and the Pending Acquisitions; and (iii) the GSSC Common Stock on an equivalent pro forma basis for GSSC only and for GSSC, the Recently Completed Acquisitions and the Pending Acquisitions, for the periods indicated. These data are not necessarily indicative of the results of the future operations of either entity or the actual results that would have occurred had the Merger been consummated January 1, 1989. The information as of and for the six months ended June 30, 1994, and as of and for the twelve months ended December 31, 1993, reflects on a pro forma basis the Recently Completed Acquisitions and the Pending Acquisitions accounted for using either the pooling of interests or purchase method of accounting in accordance with the accounting requirements of each respective acquisition.
The information as of and for the four years ended December 31, 1992 presents only UPC and GSSC on an historical basis using the pooling of interests method of accounting. The information is derived from, and should be read in conjunction with, the historical audited consolidated financial statements of UPC (including related notes thereto) which are incorporated by reference, the historical audited consolidated financial statements of GSSC and the unaudited pro forma consolidated financial statements and related notes in UPC's Current Reports on Form 8-K dated August 18, 1994 and October 20, 1994, incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Certain nonrecurring charges as discussed in "--Earnings Considerations Relating to Pending Acquisitions and Reorganizations" and "Additional Fourth Quarter 1994 Earnings Considerations" have not been included in the proforma condensed consolidated financial information.

                           Union Planters Corporation
              Historical and Pro Forma Comparative Per Share Data


                                                   Six Months
                                                      Ended          As of and for the Twelve Months Ended December 31,        (1)
                                                    June 30,    -------------------------------------------------------------------
                                                    1994 (1)        1993          1992          1991          1990          1989
                                                  ------------- ------------- ------------- ------------- ------------- -----------
  Book value per common share

    UPC                                                 $18.58        $18.63        $16.07        $14.72        $13.39       $12.31

    UPC pro forma (GSSC only)                            16.84         16.43         13.87         12.63         11.63        10.93

    UPC pro forma (all recently completed and
      pending acquisitions, including GSSC)              16.82         16.29            NA            NA            NA           NA

    GSSC                                                 19.28         18.34         16.11         14.55         13.68        13.16

    GSSC equivalent pro forma (GSSC only)                23.92         23.34         19.70         17.94         16.52        15.52

    GSSC equivalent pro forma (all recently
      completed and pending acquisitions, including
      GSSC) (2)                                          23.89         23.14            NA            NA            NA           NA

  Cash dividends per share

    UPC                                                   0.42          0.72          0.60          0.48          0.48         0.48

    UPC pro forma                                         0.42          0.72          0.60          0.48          0.48         0.48

    GSSC                                                  0.40          0.72          0.60          0.60          0.60         0.60

    GSSC equivalent pro forma                             0.60          1.02          0.85          0.68          0.68         0.68

  Earnings before extraordinary items and
    accounting changes

    UPC
      Primary                                             1.31          2.63          2.07          1.56          1.18        (1.00)
      Fully diluted                                       1.23          2.46          2.00          1.55          1.18        (1.00)

    UPC pro forma (GSSC only)
      Primary                                             1.20          2.32          1.77          1.30          1.02        (0.44)
      Fully diluted                                       1.15          2.24          1.75          1.30          1.02        (0.44)

    UPC pro forma (all recently completed and
      and pending acquisitions, including GSSC) (2)
      Primary                                             1.18          2.13            NA            NA            NA           NA
      Fully diluted                                       1.13          2.07            NA            NA            NA           NA

    GSSC
      Primary                                             1.39          2.62          2.01          1.41          1.17         0.62
      Fully diluted                                       1.39          2.62          2.01          1.41          1.17         0.62

    GSSC equivalent pro forma (GSSC only)
      Primary                                             1.70          3.30          2.51          1.85          1.45        (0.63)
      Fully diluted                                       1.63          3.18          2.49          1.85          1.45        (0.63)

    GSSC equivalent pro forma (all recently
      completed and pending acquisitions, including
      GSSC) (2)
      Primary                                             1.66          3.03            NA            NA            NA           NA
      Fully diluted                                       1.61          2.94            NA            NA            NA           NA
  -------------------

NA = Not Applicable
(1) The equivalent pro forma per share data for GSSC are computed by multiplying UPC's pro forma information by 1.4206, which assumes a UPC Common Stock price of between $24.00 and $29.25 per share. The exchange ratio is subject to change depending on the market price of UPC's Common Stock during the stipulated pricing period.
(2) See also, "Recent Developments Affecting UPC -- Recently Completed Acquisitions" and "-- Pending Acquisitions."

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following tables contain unaudited consolidated pro forma condensed financial information showing statements of earnings for the six months ended June 30, 1994, and for the years ended December 31, 1993, 1992 and 1991, and a balance sheet at June 30, 1994, for (i) UPC; (ii) UPC and GSSC; and (iii) UPC, the Recently Completed Acquisitions, the Pending Acquisitions and GSSC. The unaudited pro forma financial information reflects each acquisition using either the pooling of interests or purchase method of accounting in accordance with the accounting requirements applicable to each respective transaction.
The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of UPC and GSSC, respectively, and in conjunction with the information presented in UPC's Current Reports on Form 8-K dated February 8, 1994, April 14, 1994, May 18, 1994, July 1, 1994, July 26, 1994, August 18, 1994, August 19, 1994,
September 1, 1994 and October 20, 1994. Pro forma results are not necessarily indicative of future operating results. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE".

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                                     June 30, 1994
                                                        --------------------------------------------
                                                                                         UPC,
                                                                                      All Pending
                                                                         UPC and      Acquisitions
                                                             UPC           GSSC         and GSSC
                                                        -------------  ------------  --------------
Assets
  Cash and due from banks                               $    294,565   $   414,270    $    420,690
  Interest-bearing deposits at financial
    institutions                                              10,689        11,832          17,994
  Federal funds sold and securities purchased under
    agreements to resell                                      42,128        42,128          41,223
  Trading account securities, at market                      148,204       148,204         148,204
  Loans held for resale                                        9,974        40,937          40,937
  Investment securities
    Available for sale                                     2,465,523     2,592,940       2,584,600
    Held to maturity                                         570,614     1,031,835       1,087,717
  Loans, net of unearned income                            3,639,444     5,297,200       5,387,472
    Less:
      Allowance for losses on loans                          (88,476)     (121,608)       (122,445)
                                                        -------------  ------------  --------------
        Net loans                                          3,550,968     5,175,592       5,265,027

  Premises and equipment                                     158,553       208,097         212,960
  Accrued interest receivable                                 62,415        81,817          82,702
  Goodwill and other intangibles                              45,193        45,193          46,467
  Other assets                                               109,080       141,270         143,547
                                                        -------------  ------------  --------------
         Total assets                                   $  7,467,906   $ 9,934,115   $  10,092,068
                                                        =============  ============  ==============
Liabilities and shareholders' equity
  Deposits
    Noninterest-bearing                                     $832,603    $1,229,668      $1,242,535
    Other interest-bearing                                 5,157,275     6,970,915       7,096,443
                                                        -------------  ------------  --------------
        Total deposits                                     5,989,878     8,200,583       8,338,978
  Short-term borrowings                                      506,516       534,101         534,914
  Federal Home Loan Bank advances                            193,399       218,420         218,420
  Long-term debt                                             117,049       117,099         118,664
  Accrued interest, expenses, and taxes                       49,392        59,335          63,092
  Other liabilities                                           35,932        45,791          48,098
                                                        -------------  ------------  --------------
        Total liabilities                                  6,892,166     9,175,329       9,322,166
                                                        -------------  ------------  --------------
  Shareholders' equity
    Preferred stock
      Convertible                                             87,298        87,298          87,298
      Nonconvertible                                          17,250        17,250          17,250
    Common stock                                             126,788       194,217         198,030
    Additional paid-in capital                                92,369        92,369          92,570
    Net unrealized loss - available for sale securities      (13,760)      (14,229)        (14,050)
    Retained earnings                                        265,795       381,881         388,804
                                                        -------------  ------------  --------------
        Total shareholders' equity                           575,740       758,786         769,902
                                                        -------------  ------------  --------------
        Total liabilities and
          shareholders' equity                          $  7,467,906   $ 9,934,115   $  10,092,068
                                                        =============  ============  ==============

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                 (Dollars in thousands, except per share data)

                                                                             Six Months Ended June 30, 1994
                                                                   --------------------------------------------------------
                                                                                                             UPC, Recently
                                                                                                               Completed
                                                                                                             Acquisitions,
                                                                                                              All Pending
                                                                                           UPC and           Acquisitions
                                                                        UPC                  GSSC              and GSSC
                                                                   -------------        --------------      ---------------
Interest income
  Interest and fees on loans                                       $    145,416         $     211,466       $      213,463
  Interest on investment securities                                      75,180                90,987               92,797
  Interest on deposits at financial institutions                            229                   240                  368
  Interest on federal funds sold and securities
    purchased under agreements to resell                                  1,715                 1,978                1,849
  Interest on trading account securities                                  3,978                 3,978                3,978
  Interest on loans held for resale                                         878                 2,638                2,638
                                                                   -------------        --------------      ---------------
    Total interest income                                               227,396               311,287              315,093
                                                                   -------------        --------------      ---------------
Interest expense
  Interest on deposits                                                   81,570               110,497              112,022
  Interest on short-term borrowings                                       6,270                 6,792                6,792
  Interest on Federal Home Loan Bank advances and
    long-term debt                                                        7,900                 8,584                8,681
                                                                   -------------        --------------      ---------------
      Total interest expense                                             95,740               125,873              127,495
                                                                   -------------        --------------      ---------------
      Net interest income                                               131,656               185,414              187,598
Provision for losses on loans                                                 -                 1,775                1,974
                                                                   -------------        --------------      ---------------
      Net interest income after provision for losses on loans           131,656               183,639              185,624
                                                                   -------------        --------------      ---------------
Noninterest income
  Service charges on deposit accounts                                    15,989                24,583               24,783
  Profits and commissions from trading activities                         2,841                 2,841                2,841
  Investment securities gains                                               210                   109                  266
  Other income                                                           21,480                28,071               28,534
                                                                   -------------        --------------      ---------------
      Total noninterest income                                           40,520                55,604               56,424
                                                                   -------------        --------------      ---------------
Noninterest expense
  Salaries and employee benefits                                         52,591                78,505               80,036
  Net occupancy expense                                                   9,029                12,644               12,733
  Equipment expense                                                       9,173                13,063               13,460
  Other expense                                                          46,793                61,469               62,153
                                                                   -------------        --------------      ---------------
      Total noninterest expense                                         117,586               165,681              168,382
                                                                   -------------        --------------      ---------------
      Earnings before income taxes, extraordinary
        item, and accounting changes                                     54,590                73,562               73,666
Applicable income taxes                                                  16,769                22,590               22,632
                                                                   -------------        --------------      ---------------
      Earnings before extraordinary item and accounting changes    $     37,821         $      50,972       $       51,034
                                                                   =============        ==============      ===============
Earnings per common share
  Primary                                                          $       1.31         $        1.20       $         1.17
  Fully diluted                                                            1.23                  1.15                 1.13
Average common shares outstanding (in thousands)
  Primary                                                                25,449                38,935               39,697
  Fully diluted                                                          29,931                43,417               44,179

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                 (Dollars in thousands, except per share data)


                                                                                        Twelve Months Ended December 31, 1993
                                                                                 ---------------------------------------------------
                                                                                                                     UPC, Recently
                                                                                                                       Completed
                                                                                                                     Acquisitions,
                                                                                                                      All Pending
                                                                                                       UPC            Acquisitions
                                                                                      UPC            and GSSC           and GSSC
                                                                                 -------------    --------------    ----------------
             Interest income
                 Interest and fees on loans                                      $    254,259     $     376,741     $       426,496
                 Interest on investment securities                                    146,950           181,363             197,984
                 Interest on deposits at financial institutions                         1,634             1,742               2,288
                 Interest on federal funds sold and securities
                   purchased under agreements to resell                                 4,602             5,092               5,730
                 Interest on trading account securities                                 6,194             6,194               6,194
                 Interest on loans held for resale                                      3,336             7,432               7,432
                                                                                 -------------    --------------    ----------------
                     Total interest income                                            416,975           578,564             646,124
                                                                                 -------------    --------------    ----------------
             Interest expense
                 Interest on deposits                                                 154,487           213,197             242,640
                 Interest on short-term borrowings                                      6,287             7,230               7,520
                 Interest on Federal Home Loan Bank advances and
                   long-term debt                                                      12,358            13,253              13,771
                                                                                 -------------    --------------    ----------------
                     Total interest expense                                           173,132           233,680             263,931
                                                                                 -------------    --------------    ----------------
                     Net interest income                                              243,843           344,884             382,193
             Provision for losses on loans                                              9,743            16,558              21,262
                                                                                 -------------    --------------    ----------------
                     Net interest income after provision for losses on loans          234,100           328,326             360,931
                                                                                 -------------    --------------    ----------------
             Noninterest income
                 Service charges on deposit accounts                                   29,274            46,532              50,401
                 Profits and commissions from trading activities                        8,720             8,989               9,040
                 Investment securities gains                                            4,732             4,495               4,892
                 Other income                                                          45,190            58,735              61,307
                                                                                 -------------    --------------    ----------------
                     Total noninterest income                                          87,916           118,751             125,640
                                                                                 -------------    --------------    ----------------
             Noninterest expense
                 Salaries and employee benefits                                       101,650           150,383             164,915
                 Net occupancy expense                                                 16,256            23,356              24,552
                 Equipment expense                                                     16,679            23,986              24,366
                 Other expense                                                         95,734           121,956             138,834
                                                                                 -------------    --------------    ----------------
                     Total noninterest expense                                        230,319           319,681             352,667
                                                                                 -------------    --------------    ----------------
                     Earnings before income taxes, extraordinary
                       item, and accounting changes                                    91,697           127,396             133,904
             Applicable income taxes                                                   26,333            37,420              40,591
                                                                                 -------------    --------------    ----------------
                     Earnings before extraordinary item and accounting changes   $     65,364     $      89,976     $        93,313
                                                                                 =============    ==============    ================

             Earnings per common share
                 Primary                                                         $       2.63     $        2.32     $          2.13
                 Fully diluted                                                           2.46              2.24                2.07
             Average common shares outstanding (in thousands)
                 Primary                                                               21,622            35,108              39,630
                 Fully diluted                                                         25,852            39,338              44,228

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                 (Dollars in thousands, except per share data)

                                                                    Twelve Months Ended December 31, 1992
                                                                    -------------------------------------
                                                                           UPC           UPC AND GSSC
                                                                      ---------------   --------------
Interest income
    Interest and fees on loans                                        $      212,225    $     315,976
    Interest on investment securities                                        129,404          165,005
    Interest on deposits at financial institutions                             3,999            4,915
    Interest on federal funds sold and securities
      purchased under agreements to resell                                     4,280            5,250
    Interest on trading account securities                                     6,648            6,648
    Interest on loans held for resale                                          3,561            7,146
                                                                      ---------------   --------------
        Total interest income                                                360,117          504,940
                                                                      ---------------   --------------
Interest expense
    Interest on deposits                                                     147,132          209,035
    Interest on short-term borrowings                                          6,942            8,040
    Interest on Federal Home Loan Bank advances and
      long-term debt                                                           5,489            5,555
                                                                      ---------------   --------------
        Total interest expense                                               159,563          222,630
                                                                      ---------------   --------------
        Net interest income                                                  200,554          282,310
Provision for losses on loans                                                 19,194           27,182
                                                                      ---------------   --------------
        Net interest income after provision for losses on loans              181,360          255,128
                                                                      ---------------   --------------
Noninterest income
    Service charges on deposit accounts                                       21,335           35,590
    Profits and commissions from trading activities                           10,168           10,168
    Investment securities gains                                               13,363           14,019
    Other income                                                              41,246           51,670
                                                                      ---------------   --------------
        Total noninterest income                                              86,112          111,447
                                                                      ---------------   --------------
Noninterest expense
    Salaries and employee benefits                                            77,245          116,764
    Net occupancy expense                                                     13,509           19,989
    Equipment expense                                                         12,875           18,186
    Other expense                                                            101,209          124,525
                                                                      ---------------   --------------
        Total noninterest expense                                            204,838          279,464
                                                                      ---------------   --------------
        Earnings before income taxes, extraordinary
          item, and accounting changes                                        62,634           87,111
Applicable income taxes                                                       17,611           23,861
                                                                      ---------------   --------------
        Earnings before extraordinary item and accounting changes     $       45,023    $      63,250
                                                                      ===============   ==============
Earnings per common share
    Primary                                                           $         2.07    $        1.77
    Fully diluted                                                               2.00             1.75
Average common shares outstanding (in thousands)
    Primary                                                                   18,765           32,251
    Fully diluted                                                             21,609           35,095

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF EARNINGS
                 (Dollars in thousands, except per share data)





                                                                                Twelve Months Ended December 31, 1991
                                                                               ----------------------------------------

                                                                                      UPC          UPC and GSSC
                                                                                ----------------  ---------------
             Interest income
                 Interest and fees on loans                                     $       227,667   $       341,936
                 Interest on investment securities                                       99,580           141,925
                 Interest on deposits at financial institutions                           7,525             9,898
                 Interest on federal funds sold and securities
                   purchased under agreements to resell                                   6,606             8,791
                 Interest on trading account securities                                   5,419             5,419
                 Interest on loans held for resale                                        4,784             6,150
                                                                                ----------------  ----------------
                     Total interest income                                              351,581           514,119
                                                                                ----------------  ----------------
             Interest expense
                 Interest on deposits                                                   173,295           259,518
                 Interest on short-term borrowings                                       12,809            14,383
                 Interest on Federal Home Loan Bank advances and
                   long-term debt                                                         5,004             5,196
                                                                                ----------------  ----------------
                     Total interest expense                                             191,108           279,097
                                                                                ----------------  ----------------
                     Net interest income                                                160,473           235,022
             Provision for losses on loans                                               25,281            34,203
                                                                                ----------------  ----------------
                     Net interest income after provision for losses on loans            135,192           200,819
                                                                                ----------------  ----------------
             Noninterest income
                 Service charges on deposit accounts                                     19,868            33,626
                 Profits and commissions from trading activities                         14,707            14,674
                 Investment securities gains                                              3,391             2,624
                 Other income                                                            34,115            41,165
                                                                                ----------------  ----------------
                     Total noninterest income                                            72,081            92,089
                                                                                ----------------  ----------------
             Noninterest expense
                 Salaries and employee benefits                                          71,953           108,490
                 Net occupancy expense                                                   10,901            17,414
                 Equipment expense                                                       11,346            16,077
                 Other expense                                                           75,401            96,494
                                                                                ----------------  ----------------
                     Total noninterest expense                                          169,601           238,475
                                                                                ----------------  ----------------
                     Earnings before income taxes, extraordinary
                       item, and accounting changes                                      37,672            54,433
             Applicable income taxes                                                      7,538            11,537
                                                                                ----------------  ----------------
                     Earnings before extraordinary item and accounting changes  $        30,134   $        42,896
                                                                                ===============   ================

             Earnings per common share
                 Primary                                                        $          1.56   $          1.30
                 Fully diluted                                                             1.55              1.30
             Average common shares outstanding (in thousands)
                 Primary                                                                 18,632            32,118
                 Fully diluted                                                           18,986            32,472

                             THE SPECIAL MEETINGS

THE UPC SPECIAL MEETING

          Date, Time and Place. This Joint Proxy Statement/Prospectus is being furnished to the shareholders of UPC in connection with the solicitation of proxies by the UPC Board of Directors for use at the UPC Special Meeting to be held at the offices of UPC, Union Planters Administration Center, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, on Wednesday, December 28, 1994, at 1:00 p.m., Central Standard Time.

          This Joint Proxy Statement/Prospectus is first being sent to the shareholders of UPC on or about November 4, 1994.

          Matters to be Considered at the UPC Special Meeting. At the UPC Special Meeting, holders of record of UPC Common Stock on the UPC Record Date (as defined below) will consider and vote upon the approval of the Reorganization Agreement providing for the acquisition of GSSC by UPC through the merger of INTERIM with and into GSSC which would survive the Merger and would immediately thereafter be liquidated and dissolved by UPC whereupon the Banks would become direct wholly owned subsidiaries of UPC. Other than procedural matters, no other business may properly come before the UPC Special Meeting or any adjournments or postponements thereof.

          Record Date; Vote Required. The UPC Board of Directors has fixed the close of business on October 27, 1994, as the record date and time (the "UPC Record Date") for the determination of shareholders of UPC entitled to receive notice of and to vote at the UPC Special Meeting. On the UPC Record Date there were 25,431,252 shares of UPC Common Stock outstanding and entitled to vote at the UPC Special Meeting. Only holders of record of UPC Common Stock on the UPC Record Date are entitled to vote at the UPC Special Meeting. No shares of UPC Common Stock can be voted at the UPC Special Meeting unless the record holder is present in person or represented by proxy at the UPC Special Meeting.

          The affirmative votes of the holders of a majority of the outstanding shares of UPC Common Stock present in person or by proxy and entitled to vote at the UPC Special Meeting are required to approve the Reorganization Agreement.

          As of the UPC Record Date, the directors and executive officers of UPC and their affiliates owned beneficially an aggregate of 1,061,014 shares of UPC Common Stock (excluding shares which may be received upon the exercise of options), or approximately 4.17% of the shares entitled to vote at the UPC Special Meeting. All such directors and executive officers and their affiliates have indicated their intention to vote substantially all of their shares for the approval of the Reorganization Agreement.

          Voting and Revocation of Proxies. If the recipient of this Joint Proxy Statement/Prospectus should be a UPC shareholder, a Proxy for use at the UPC Special Meeting will accompany this Joint Proxy Statement/Prospectus. A UPC shareholder may use the proxy if they should be unable to attend the UPC Special Meeting in person or should wish to have their shares voted by proxy even if the UPC shareholder should attend the UPC Special Meeting. Shares of UPC Common Stock represented by a proxy properly signed and returned to UPC at, or prior to, the UPC Special Meeting, unless subsequently revoked, will be voted at the UPC Special Meeting in accordance with the instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of UPC Common Stock represented by such proxy will be voted "FOR" approval of the Reorganization Agreement.

          Proxies marked to abstain from voting will be treated as shares that are present at the UPC Special Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the number of shares voting on the proposal. If a broker or other nominee holder should indicate on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will not be considered as voted for purposes of determining the approval of shareholders on the proposal.

          Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof by filing with the Secretary of UPC a written revocation or a duly executed proxy bearing a later date. A holder of UPC Common Stock may withdraw their proxy at the UPC Special Meeting at any time before it is exercised by electing to vote in person, however attendance at the UPC Special Meeting will not in and of itself constitute a revocation of the proxy.

          Solicitation of Proxies. In addition to solicitation of proxies from shareholders of UPC Common Stock by use of the mail, proxies also may be solicited by personal interview, telephone or facsimile by directors, officers, employees and agents of UPC, who will not be specifically compensated for such services. It is expected that banks, brokerage houses, and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorization for the execution of proxies. All costs of soliciting proxies for the UPC Special Meeting, assembling and mailing the Joint Proxy Statement/Prospectus to the UPC shareholders and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by such banks, brokerage houses, and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by UPC.

SHAREHOLDERS OF UPC COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

THE GSSC SPECIAL MEETING

          Date, Time and Place. This Joint Proxy Statement/Prospectus is being furnished to the stockholders of GSSC in connection with the solicitation of proxies by the GSSC Board of Directors for use at the GSSC Special Meeting to be held at the offices of GSSC, Corporate Administration Building, 2000 Gateway, Grenada, Mississippi 38901, on Wednesday, December 28, 1994, at 1:00 p.m., Central Standard Time.

          This Joint Proxy Statement/Prospectus is first being sent to the stockholders of GSSC on or about November 4, 1994.

          Matters to be Considered at the GSSC Special Meeting. At the GSSC Special Meeting, holders of record of GSSC Common Stock on the GSSC Record Date (as defined below) will consider and vote upon the adoption of the Reorganization Agreement providing for the acquisition of GSSC by UPC through the merger of INTERIM with and into GSSC which would survive the Merger and immediately thereafter would be liquidated and dissolved by UPC whereupon the Banks would become direct wholly owned subsidiaries of UPC. Other than procedural matters, no other business may properly come before the GSSC Special Meeting or any adjournments or postponements thereof.

          Record Date; Vote Required. The GSSC Board of Directors has fixed the close of business on October 31, 1994, as the record date and time (the "GSSC Record Date") for the determination of stockholders of GSSC entitled to receive notice of and to vote at the GSSC Special Meeting. On the GSSC Record Date there were 9,492,975 shares of GSSC Common Stock outstanding and entitled to vote at the GSSC Special Meeting. Only holders of record of GSSC Common Stock on the GSSC Record Date are entitled to vote at the GSSC Special Meeting. No shares of GSSC Common Stock can be voted at the GSSC Special Meeting unless the record holder is present in person or represented by proxy at the GSSC Special Meeting.

          The affirmative votes of the holders of a majority of the outstanding shares of GSSC Common Stock entitled to vote at the GSSC Special Meeting are required to approve the Reorganization Agreement. Therefore, a failure to return a properly executed proxy or, alternatively, to vote in person at the GSSC Special Meeting in favor of the proposal, will have the same effect as a vote against the Reorganization Agreement.

          As of the GSSC Record Date, the directors and executive officers of GSSC and their affiliates owned beneficially an aggregate of 618,647 shares of GSSC Common Stock (excluding shares which may be received upon the exercise of options), or approximately 6.5% of the shares entitled to vote at the GSSC Special Meeting. All such directors and executive officers and their affiliates have indicated their intention to vote substantially all of their shares for the approval of the Reorganization Agreement.

          Voting and Revocation of Proxies. If the recipient of this Joint Proxy Statement/Prospectus should be a GSSC stockholder, a Proxy for use at the GSSC Special Meeting will accompany this Joint Proxy Statement/Prospectus. A GSSC stockholder may use the proxy if they should be unable to attend the GSSC Special Meeting in person or should wish to have their shares voted by proxy even if the GSSC stockholder should attend the GSSC Special Meeting. Shares of GSSC Common Stock represented by a proxy properly signed and returned to GSSC at, or prior to, the GSSC Special Meeting, unless subsequently revoked, will be voted at the GSSC Special Meeting in accordance with the instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of GSSC Common Stock represented by such proxy will be voted "FOR" the proposal to adopt the Reorganization Agreement.

          Proxies marked to abstain from voting will be treated as shares that are present at the GSSC Special Meeting for purposes of determining the presence of a quorum but as unvoted for purposes of determining the number of shares voting on the proposal. If a broker or other nominee holder should indicate on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will not be considered as voted for purposes of determining the approval of stockholders on the proposal.

          Any proxy given pursuant to this solicitation may be revoked at any time prior to the voting thereof by filing with the Secretary of GSSC a written revocation or a duly executed proxy bearing a later date. A holder of GSSC Common Stock may withdraw their proxy at the GSSC Special Meeting at any time before it is exercised by electing to vote in person; however, attendance at the GSSC Special Meeting will not in and of itself constitute a revocation of the proxy.

          Solicitation of Proxies. In addition to solicitation of proxies from stockholders of GSSC Common Stock by use of the mail, proxies also may be solicited by personal interview, telephone and facsimile by directors, officers, employees and agents of GSSC, who will not be specifically compensated for such services. It is expected that banks, brokerage houses, and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorization for the execution of proxies. All costs of soliciting proxies for the GSSC Special Meeting, assembling and mailing the Joint Proxy Statement/Prospectus to the GSSC stockholders and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by such banks, brokerage houses, and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by GSSC.

          GSSC and UPC will each bear its own expenses in connection with soliciting proxies for its respective Special Meeting, except that UPC shall pay all Commission and other regulatory filing fees incurred in connection with the Merger.

STOCKHOLDERS OF GSSC ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. FAILURE TO RETURN YOUR PROPERLY EXECUTED PROXY CARD OR FAILURE TO VOTE AT THE GSSC SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REORGANIZATION AGREEMENT. GSSC STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

NO SHAREHOLDER'S OR STOCKHOLDER'S APPRAISAL RIGHTS

          No appraisal rights or dissenters' rights will be available to the shareholders of UPC entitled to receive notice of and to vote at the UPC Special Meeting or the stockholders of GSSC Common Stock entitled to receive notice of and to vote at the GSSC Special Meeting, since the UPC Common Stock is listed on the NYSE and the GSSC Common Stock is traded through the NASDAQ/NMS and the Consideration to be received in the Merger will consist solely of (i) shares of UPC Common Stock which at the Effective Time of the Merger will be listed on the NYSE and (ii) cash in lieu of any fractional share remaining after aggregation of all whole and fractional shares of UPC Common Stock to which a GSSC Record Holder may be entitled.

REASONS AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF UPC AND GSSC

          For the reasons described below, the UPC Board of Directors and the GSSC Board of Directors have each unanimously approved the Reorganization Agreement, including the Plan of Merger annexed thereto as Exhibit A and recommend that their respective shareholders and stockholders vote "FOR" approval or adoption of the Reorganization Agreement and the Plan of Merger. See "THE MERGER -- Reasons for the Merger and Recommendations of the Boards of Directors of UPC and GSSC."

OTHER MATTERS

          The Boards of Directors of UPC and GSSC are not aware of any business to come before the Special Meetings other than the matters described in this Joint Proxy Statement/Prospectus. However, if any other matters should properly come before either of the Special Meetings, it is intended that proxies properly submitted in the accompanying form will be voted in respect thereof at the respective Special Meeting in accordance with the determination of a majority of the Board of Directors of UPC or GSSC, as the case may be.

                                  THE MERGER

The following description of the Merger is not intended to be a complete description of all material facts regarding the Merger and is qualified in all respects by reference to the Agreement and Plan of Reorganization, including the Plan of Merger annexed thereto as Exhibit A, the fairness opinion of Robinson-Humphrey and the fairness opinion of Stifel Nicolaus attached hereto as Appendices A, B and C, respectively. All UPC shareholders and GSSC stockholders are urged to read the Reorganization Agreement, as well as the other Appendices, in their entirety.

BACKGROUND OF THE MERGER

          During the past several years, the banking industry has witnessed a period of substantial and rapid change in general, and the Board of Directors and management of GSSC specifically have been aware of change occurring in the financial services available in the markets served by GSSC. Recently, there has been consolidation activity in the southeastern United States and nation-wide in which institutions of GSSC's size have been acquired by larger regional bank holding companies with access to capital and resources substantially greater than those of GSSC.

          GSSC has been approached from time to time by companies seeking either to be acquired by GSSC or to acquire GSSC. On February 3, 1992, GSSC and First Tennessee National Corporation announced that they had entered into a Letter of Intent stating that they would use their best efforts to negotiate and execute a definitive merger agreement and addressing certain non-price aspects of the anticipated transaction. The parties subsequently negotiated price terms, but were unable to agree on mutually satisfactory terms. On February 7, 1992, the parties announced that the merger negotiations in which they had been engaged had been terminated and that they did not anticipate that negotiations would resume.

          After the termination of negotiations with First Tennessee National Corporation, GSSC adopted a long-term business strategy to remain independent, subject to the GSSC Board of Directors' fiduciary obligations to GSSC's stockholders.

          On March 15, 1994, a representative of UPC contacted a representative of GSSC to inquire whether GSSC would be interested in being acquired by or merged with UPC. The representative of GSSC responded that it was GSSC's long-term strategy to remain independent. On March 21, 1994, a special committee of the GSSC Board of Directors, formed at the time of the First Tennessee National Corporation negotiations for the purpose of dealing with a potential acquisition of GSSC (the "Committee"), discussed the initial contact from UPC and decided that GSSC's long-term strategy had not changed, but that GSSC would be willing to listen to UPC. On March 30, 1994, the representatives of UPC and GSSC again met and had general discussions regarding the operations of the two companies.

          On April 21, 1994, at UPC's request the representatives had further discussions regarding a potential combination. The UPC and GSSC representatives discussed synergies possible in a combined operation and UPC indicated various synergy levels which would produce various exchange ratios. The values ranged from $29 and a fraction to about $33 per share of Grenada. In addition, the parties discussed having a pro rata portion of the UPC Board of Directors consisting of members of the GSSC Board of Directors if the combination were made. The parties also generally discussed UPC's practice of extending employment contracts for key employees. No price offer was made by UPC.

          On April 29, 1994, the members of the Committee met to discuss the prior meetings with UPC. During the meeting the Committee contacted Thompson & Mitchell ("Counsel") to obtain legal advice regarding its fiduciary obligations, including the need for the directors to be fully informed before making any decision concerning a particular merger or mergers in general. The Committee concluded that it would be in GSSC's best interest to employ an investment banker to advise the GSSC Board of Directors about UPC and about markets generally and values. Thereafter, Counsel, on behalf of GSSC, contacted Robinson-Humphrey, and the Committee approved the employment of Robinson-Humphrey for a period of one year for a fee of $25,000. Further, at the meeting on April 29, 1994, the Committee agreed to contact UPC to tell its representative that GSSC needed time for internal evaluation and would not be in a position to have any further discussions in the immediate future. This information was relayed to UPC on May 12, 1994.

          On May 13, 1994, the members of the Committee and representatives of each of Robinson-Humphrey and Counsel had an extended telephone conversation at which time Robinson-Humphrey gave the Committee a preliminary estimation of market value of GSSC Common Stock based on a wide variety of transactions.
This preliminary estimation showed a range of prices of $32 to $37 per share for GSSC, as the value that might be expected in a merger. However, a range of prices based on other transactions occurring in the market place indicated that an even higher price would be possible, although the transactions in which such prices were paid were not directly comparable to GSSC's situation. During this meeting, a member of the Committee reported that he had been contacted by a representative of a second bank holding company (the "Second Company") about the possibility of meeting, but such representative did not identify what he wanted to discuss. A meeting with the representatives of the Second Company was scheduled for May 16, 1994. After the May 13, 1994 meeting, the members of the Committee met privately by telephone to discuss the recommendations that should be made to the GSSC Board of Directors. The general view of the Committee was that GSSC would be willing to listen to anyone, but that GSSC was not "for sale" unless someone offered a preemptive price.

          On May 16, 1994, representatives of GSSC and the Second Company met. The representative of the Second Company wanted to discuss a possible merger of the Second Company and GSSC. The Second Company representative stated he believed that GSSC would be a perfect fit and that the two companies would be complementary. After this meeting the members of the Committee met to discuss this latest inquiry. The Committee decided to recommend to the GSSC Board of Directors that it not proceed with any further discussions with either UPC or the Second Company. Further, based upon (i) the GSSC Board of Directors' duty to be fully informed with respect to the financial matters and (ii) the GSSC Board of Directors' legal obligations, the Committee recommended that the entire GSSC Board of Directors meet with Robinson-Humphrey to review financial matters and with Counsel to review legal obligations and considerations.

          On June 16, 1994, the GSSC Board of Directors met with representatives of each of Robinson-Humphrey and Counsel. The purpose of the meeting was (i) to consider whether GSSC should consider changing its policy of independence and respond affirmatively to expressions of interest, (ii) to review the GSSC Board of Directors' fiduciary duties of due care and absolute loyalty, (iii) to review anti-trust considerations of any potential transaction and (iv) to review a merger analysis and valuation report prepared by Robinson-Humphrey.

          At this meeting, the GSSC Board of Directors discussed generally the banking climate and GSSC's policy of remaining independent. The consensus of the meeting was that it would be appropriate to explore the subject of a merger based upon the existing climate and the prospect that a very significant amount might be realized by the stockholders of GSSC in excess of GSSC's current market price. Additionally, the GSSC Board of Directors discussed potential acquirors and the prospects of such potential acquirors identified by Robinson-Humphrey.

          Counsel then summarized the applicable statutory and case law with respect to the GSSC Board of Directors' fiduciary duties of due care and absolute loyalty. The GSSC Board of Directors discussed its obligation with respect to any expression of interest and the role of a market check in the event the GSSC Board of Directors received an expression of interest. Counsel also reviewed antitrust considerations affecting bank mergers. Counsel noted that some of the prospects identified by Robinson-Humphrey would require substantial divestitures to pass the screens imposed by the Federal Reserve and the United States Department of Justice as they administered the anti-trust laws.

          Robinson-Humphrey next presented a merger analysis and market comparison of GSSC and each of UPC and the Second Company. The GSSC Board of Directors reviewed the expected increase in the dividend yield to the stockholders of GSSC if a proposed transaction were consummated with either UPC or the Second Company or either of two additional prospects identified by Robinson-Humphrey. In addition, with respect to UPC and the Second Company, the GSSC Board of Directors reviewed, among other things, (i) synergy estimates, (ii) expected market dilution at varying purchase prices, (ii) the institution's ability to consummate a transaction and (iv) the takeover value of a combined institution.

          Robinson-Humphrey then presented a valuation analysis and discussed the current banking environment. The analysis indicated that the premiums paid on comparable transactions averaged approximately 1.82 times book value. Robinson-Humphrey stated that the current banking environment was at a stage where companies were trying to grow their franchises and paying toward the high end of the range for acquisitions. Robinson-Humphrey indicated that the decrease in interest rate margins would probably slow this trend. After a thorough discussion of the topics presented, the GSSC Board of Directors agreed to review carefully the materials provided by Robinson-Humphrey and Counsel prior to the GSSC Board of Directors' next meeting.

          On June 20, 1994, after a thorough review by each member of the GSSC Board of Directors of all materials prepared by Robinson- Humphrey and Counsel, the GSSC Board of Directors voted to authorize Robinson-Humphrey to seek an expression of interest from UPC. The GSSC Board of Directors decided not to contact the Second Company because (i) such a combination appeared to require a large divestiture of loans and deposits to obtain the required regulatory approvals and (ii) the materials prepared by Robinson-Humphrey indicated that the Second Company would be unable to pay the premium that UPC could pay. Additionally, the GSSC Board of Directors viewed UPC as a more attractive acquiror if the GSSC Board of Directors considered the possibility of a "double dip" (that is, the acquiror in turn being acquired by a larger bank holding company at some time in the future) as a result of further industry consolidation following then anticipated federally authorized nation-wide banking and branching.

          On June 24, 1994, UPC, through Robinson-Humphrey, submitted to GSSC an expression of interest of $35.00 per share in stock, based upon certain synergies that would be necessary. UPC indicated that the expression of interest could be increased, but that there would be no commitment to give members of the GSSC Board of Directors any seats on the UPC Board of Directors. A GSSC Board of Directors meeting was held to consider this expression of interest and to decide whether the expression of interest would be considered preemptive. The view of the GSSC Board of Directors was that the expression of interest was not preemptive. The GSSC Board of Directors determined to see if UPC would express interest at a higher level, subject to a market check to see if a better price might otherwise be available. Based upon the analysis of Robinson-Humphrey, which included a review of a group of financial institutions that were thought to be able to pay at the higher end of the scale, the GSSC Board of Directors decided to contact a third financial institution (the "Third Company") to obtain a market check.

          On June 28, 1994, representatives of GSSC and representatives of the Third Company met to discuss the possibility of an expression of interest on the part of the Third Company.

          On June 29, 1994, the GSSC Board of Directors met to consider an expression of interest submitted by the Third Company. The Third Company proposed a minimum exchange ratio that would increase based upon an ability to achieve certain synergy levels. Robinson-Humphrey stated that, based upon the closing stock price of the Third Company's stock on June 29, 1994, the minimum exchange ratio equated to a value of approximately $34.38 per share of GSSC Common Stock and the maximum exchange ratio equated to a value of $37.81 per share of GSSC Common Stock assuming certain synergies were attainable. Robinson-Humphrey noted that UPC's expression of interest was not contingent on any synergy level, and noted that as the exchange ratio increased, the amount of synergies that would be necessary would also increase. In addition to the price offered by each of UPC and the Third Company, the GSSC Board of Directors reviewed (i) the dividends paid by each institution, (ii) the trading levels of each stock, (iii) the market capitalization of each company, (iv) the credit quality of each company and (v) the capital adequacy of each company. After a thorough discussion of the expressions of interest, and these additional factors, the GSSC Board of Directors concluded that UPC's expression of interest should be further explored. Robinson-Humphrey was also authorized to contact a representative of the Third Company to inform them that GSSC intended to negotiate a possible transaction with a party other than the Third Party.

          On June 29, 1994 and June 30, 1994, representatives of each of UPC and GSSC met to negotiate the terms of a definitive agreement. During the evening of June 30, 1994, the GSSC Board of Directors met to consider its approval and recommendation of the Merger. Counsel was present at the meeting as well as representatives of Robinson-Humphrey. At the meeting, the GSSC Board of Directors received presentations from members of the GSSC Board of Directors who negotiated on behalf of GSSC, Robinson-Humphrey and Counsel. The GSSC Board of Directors thoroughly reviewed the terms and the conditions of UPC's proposed definitive agreement. The GSSC Board of Directors also reexamined the strategic benefits of the proposed combination and the long-term prospects of the combined company and concluded that the combination continued to represent a strategic opportunity for GSSC.

          At the meeting, Robinson-Humphrey delivered its oral opinion (which it subsequently confirmed in writing) to the GSSC Board of Directors to the effect that, as of June 30, 1994, the Exchange Ratio was fair to the stockholders of GSSC from a financial point of view. Robinson-Humphrey noted that each stockholder of GSSC would receive for each share of GSSC Common Stock held by such stockholder shares of UPC Common Stock having a value of approximately $38.00 based on the closing price of UPC Common Stock on June 30, 1994.

          Following these reports and further discussions, the GSSC Board of Directors unanimously approved the terms of the Reorganization Agreement. The Reorganization Agreement was signed on July 1, 1994 and a press release and a public announcement of the proposed transaction was made before the NYSE and the NASDAQ/NMS opened for trading on July 1, 1994.

Pursuant to the Agreement and Plan of Reorganization, each party had the opportunity to conduct a preliminary due diligence review of the other party, with such review to be completed within 30 days from the date of the Agreement and Plan of Reorganization. GSSC conducted certain due diligence procedures with respect to UPC. The findings of these due diligence procedures were presented to the GSSC Board of Directors on July 28, 1994. In addition, GSSC's management internally reviewed the operations of UPC. Based upon the presentation of these findings and the report of the results of the internal review to the GSSC Board of Directors, the GSSC Board of Directors determined on July 28, 1994 that it was satisfied with its due diligence review and it did not exercise any right to terminate the Reorganization Agreement.

        Senior management of UPC presented the proposed Merger to the UPC Board of Directors in late June of 1994. Included in the presentation to the UPC Board of Directors were the views of UPC management that (i) the Consideration offered the GSSC stockholders in the Merger would be fair to the UPC shareholders from a financial point of view based on certain preliminary pro forma financial analysis undertaken by UPC; (ii) GSSC presented a unique opportunity for UPC to expand its market franchise across the State of Mississippi with a dominant market presence; (iii) the close proximity of GSSC to UPC and existing UPC markets allowed for significant efficiencies and economies of scale; (iv) the Merger would introduce UPC to, Louisiana, a contiguous banking market which it had previously sought to enter, with the viable presence of Sunburst Bank Louisiana in Baton Rouge, Louisiana; and (v) the Merger was consistent with and in furtherance of the strategic plan of UPC to continue to build and develop its banking franchise. The UPC Board of Directors held a special meeting on June 30, 1994 to further consider these items and the specific terms of the Reorganization Agreement. After a lengthy discussion concerning the above matters and the specific terms of the Reorganization Agreement, the UPC Board of Directors unanimously approved the Merger and the Reorganization Agreement and approved the engagement by UPC of a financial advisor to review the fairness to the shareholders of UPC from a financial point of view of the Consideration to be delivered by UPC to the GSSC stockholders in the Merger. The UPC Board of Directors reaffirmed and ratified the Reorganization Agreement at its regularly scheduled meeting held on October 27, 1994. At this meeting, management of UPC provided an update of the status of the transaction and its analysis of the Merger to the UPC Board of Directors, and Stifel Nicolaus presented its opinion as to the fairness to the UPC shareholders from a financial point of view of the Consideration which would be delivered by UPC to the GSSC stockholders in the Merger.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF UPC AND GSSC

          Reasons and Recommendations of UPC Board of Directors. Management of UPC has recommended to the UPC Board of Directors, and the UPC Board of Directors has unanimously approved the Merger and the Reorganization Agreement because (i) the Banks are located geographically in states in which UPC has sought to increase its market share, and (ii) UPC believes that by providing the Banks with access to the UPC capital base and other banking resources, the Banks will be well positioned to compete in their markets in the face of enhanced competition from larger, well capitalized institutions.

          The UPC Board of Directors believes that the Merger is fair to and in the best interest of UPC and its shareholders. The conclusion of the UPC Board of Directors is based upon a number of factors, including the substantial benefits expected to result from the combination of certain operations of GSSC into UPC; information concerning the financial condition, results of operations and prospects of UPC and GSSC both on a stand-alone and a combined basis; the market prices of UPC Common Stock; and the fairness opinion of the financial advisor to UPC. The UPC Board of Directors believes that the consolidation of resources brought about by the Merger will enable UPC to realize certain economies of scale, to provide a wider and improved array of financial services to customers and to achieve greater geographic and market diversity, which will give UPC added flexibility in dealing with the changing competitive environment. The UPC Board of Directors also believes that the Merger will provide UPC with a stronger market position and financial resources to meet the competitive challenges arising from further changes in the banking and financial services industry. The UPC Board of Directors believes for the reasons set forth herein, without assigning any relative weights to these factors, that the Merger would be in the best interests of the shareholders of UPC.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF UPC BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF UPC AND, ACCORDINGLY, RECOMMENDS THAT THE UPC SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REORGANIZATION AGREEMENT.

          Fairness Opinion of Stifel Nicolaus. The Reorganization Agreement provides that as a condition of consummating the Merger, UPC shall have received an opinion from an investment banking firm prior to the Closing to the effect that, in the opinion of the investment banking firm, the Merger is fair, from a financial point of view, to the holders of UPC Common Stock and UPC shall receive an updated opinion from such advisor as of a date no more than five days prior to the Closing. Pursuant to an engagement letter dated August 31, 1994 (the "Engagement Letter"), UPC retained Stifel Nicolaus, as its financial advisor on the basis of the firm's reputation, experience and familiarity with the banking industry and with merger and acquisition transactions. Stifel Nicolaus is a nationally recognized investment banking and securities firm and, as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, negotiating underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The terms of the Reorganization Agreement, including the Consideration to be delivered by UPC to the GSSC stockholders in the Merger, were negotiated by UPC.

          Stifel Nicolaus has delivered its opinion dated October 20, 1994 to UPC. The form of opinion indicates that Stifel Nicolaus has reviewed, among other things, a comparison of the financial statements and other financial information concerning UPC and GSSC, certain publicly available documents filed by UPC and GSSC, the nature and terms of recent sale and merger transactions involving banks and bank holding companies, historical and current market data for the UPC Common Stock and the GSSC Common Stock and financial and other information provided by the management of GSSC and UPC. Stifel Nicolaus also took into account its assessment of general economic, market and financial conditions, its experience in other transactions and its knowledge of the banking industry. Stifel Nicolaus did not and does not intend to make or obtain any independent appraisal of the assets of UPC or GSSC. UPC did not and does not intend to impose any limitations on the scope of Stifel Nicolaus' investigation.

          In connection with its services, in rendering the fairness opinion, Stifel Nicolaus will receive a fee of approximately $250,000, plus reasonable travel and out-of-pocket expenses, $40,000 of which has been paid and the remainder of which is payable by UPC at the Closing. UPC has also agreed to indemnify Stifel Nicolaus against certain liabilities and expenses, including liabilities arising under federal securities laws, in connection with Stifel Nicolaus' services to UPC.

          For the purpose of rendering its opinion, Stifel Nicolaus assumed that the Exchange Ratio would be in the range of 1.3296 shares of UPC Common Stock to 1.5495 shares of UPC Common Stock for each share of GSSC Common Stock. No opinion was expressed by Stifel Nicolaus as to the fairness of the Consideration outside of the assumed range. Generally, the assumed range of Exchange Ratios would be in effect only in the event the Current Market Price Per Share of UPC Common Stock (as defined below) were equal to or greater than $22.00 per share of UPC Common Stock but less than or equal to

$31.25 per share of UPC Common Stock. In certain instances, the assumed range of Exchange Ratios would be in effect in the event the Current Market Price Per Share of UPC Common Stock were less than $22.00 per share but greater than or equal to $18.50 per share and the price performance of a share of UPC Common Stock were to be within that (with a certain degree of tolerance) of a certain defined group of banking stocks over the same period.

          At the October 27, 1994 meeting of the UPC Board of Directors, Stifel Nicolaus delivered its written opinion dated October 20, 1994, that the Consideration to be delivered by UPC to the GSSC stockholders in the Merger is fair to the UPC shareholders from a financial point of view. The full text of Stifel Nicolaus' written opinion to the UPC Board of Directors is attached hereto as Appendix C and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Joint Proxy Statement/Prospectus. The following summary of Stifel Nicolaus' opinion is qualified in its entirety by reference to the full text of the opinion. Stifel Nicolaus' opinion is addressed only to the UPC Board of Directors and does not constitute a recommendation to any UPC shareholder or GSSC stockholder as to how such UPC shareholder or GSSC stockholder should vote at their respective Special Meetings.

          Stifel Nicolaus reviewed with UPC's directors the general analysis performed by Stifel Nicolaus in reaching its opinion. In connection with its opinion, Stifel Nicolaus, among other things: (i) reviewed certain publicly available financial and other data with respect to UPC and GSSC, including the consolidated financial statements for the last five years and for the six-month period ended June 30, 1994, and certain other relevant financial operating data relating to UPC and GSSC made available to Stifel Nicolaus from published sources; (ii) reviewed the Reorganization Agreement; (iii) reviewed certain historical market prices and trading volumes of the UPC Common Stock and the GSSC Common Stock as reported by the NYSE and the NASDAQ/NMS, respectively;
(iv) compared UPC and GSSC from a financial point of view with certain other companies in the banking industry that Stifel Nicolaus deemed to be relevant;
(v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of bank holding companies that Stifel Nicolaus deemed to be reasonably similar, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of UPC and GSSC certain information of a business and financial nature regarding UPC and GSSC furnished to Stifel Nicolaus by UPC and GSSC, including financial forecasts and related assumptions; (vii) made inquiries regarding, and discussed the Merger and the Reorganization Agreement and other matters related thereto with UPC's counsel; and (viii) performed such other analyses and examinations as Stifel Nicolaus deemed appropriate.

          In connection with its review, Stifel Nicolaus did not independently verify any of the foregoing information, relied on such information and assumed that such information was complete and accurate in all material respects. With respect to the financial forecasts of UPC and GSSC provided to Stifel Nicolaus by UPC's management, Stifel Nicolaus assumed for purposes of its opinion that they were reasonably prepared on bases reflecting the best available estimates and judgments of the management of UPC and the management of GSSC at the time of preparation as to the future financial performance of UPC and GSSC and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Stifel Nicolaus also assumed that there had been no material changes in UPC's or GSSC's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Stifel Nicolaus. Stifel Nicolaus relied on advice of counsel to UPC as to all legal matters with respect to UPC, the Merger and the Reorganization Agreement. In addition, Stifel Nicolaus did not make or obtain an independent evaluation, appraisal or physical inspection of the assets, individual properties or liabilities of UPC or GSSC, nor was Stifel Nicolaus furnished with any such appraisal. Further, Stifel Nicolaus' opinion was based on economic, monetary, market and other conditions existing as of the date of its opinion. No opinion was expressed as to the prices at which shares of the UPC Common Stock or shares of the GSSC Common Stock might trade in the future.

          The following is a summary of the financial analyses performed by Stifel Nicolaus in connection with providing its opinion to the UPC Board of Directors on October 27, 1994.

Pro Forma Per Share Impact. Stifel Nicolaus reviewed the estimated future earnings per share for UPC and GSSC and analyzed a range of profit improvement levels of the combined companies furnished by, and based on the estimates of, UPC management. These estimates were derived by UPC management in conjunction with the profitability analysis being conducted by Alex Shesunoff Management Services, Inc. Based on these estimates, the analysis suggested a range of UPC 1996 earnings per share impact of 7.7% dilutive to 7.3% accretive based on a full range of possible profit improvement realizations. The analysis also suggests that the Merger is projected to be dilutive with respect to the book value and tangible book value per share of UPC.

          Contribution Analysis. Stifel Nicolaus reviewed certain historical operating and financial information, including net revenues (before and after provision for loan losses), net income (before extraordinary items and preferred dividends), assets, loans, deposits and total equity of UPC and GSSC and compared the contribution of GSSC to the pro forma combined figures for UPC and GSSC to the percentage of total shares of UPC Common Stock on a pro forma combined UPC and GSSC basis that would be owned by the GSSC stockholders as a result of the Merger. The analysis showed the following percentage contribution of GSSC to the pro forma combined company:


                   GSSC PERCENTAGE CONTRIBUTION (PRO FORMA)

                                        Six-Month Period Ended
                                            June 30, 1994
                                        ----------------------
Common Stock Ownership                          33.94%

Net Revenues(1) (Before                         28.97
Provision for Loan Loss)

Net Revenues(1) (After                          27.16
Provision for Loan Loss)

Net Income Before                               26.82
Extraordinary Items and
Preferred Dividends

Assets                                          25.99

Loans                                           33.23

Deposits                                        28.38

Total Equity                                    25.70

         Present Value Analysis. Applying discounted cash flow analysis to the theoretical future earnings and dividends of the pro forma combined UPC and GSSC, Stifel Nicolaus compared the calculated future value of a share of UPC Common Stock (assuming a stand-alone scenario) to the calculated value of a share of the pro forma combined company pursuant to the terms of the Reorganization Agreement. The analysis was based upon a range of assumed returns on assets, 5% annual asset growth, current dividend rates, a range of assumed price/earnings ratios and a 10% discount rate. Based on this analysis, Stifel Nicolaus concluded that the Merger does not materially impact the calculated future value of a share of UPC Common Stock.

____________________
     1 Net Revenues include net interest income plus noninterest income net of noninterest expense.

         Discounted Cash Flow Analysis. Based on estimates by the management of GSSC of the future earnings and range of profit improvements for the Banks furnished to Stifel Nicolaus by the management of UPC, Stifel Nicolaus estimated the present value of future dividends available to be paid from the Banks to UPC under various scenarios assuming the Banks would maintain adequate capital levels as required by the regulatory authorities. Based on a range of profitability levels and a range of discount rates, under UPC ownership, the Banks could theoretically produce future cash flows to UPC with a present value ranging from $219 million (assuming no profit improvements) to $448 million (assuming maximum estimated profit improvements).

         Summary Analysis of Bank Merger Transactions. Stifel Nicolaus analyzed certain information relating to transactions in the banking industry, including (i) median information for 399 bank acquisitions announced in the United States since October 19, 1993, (ii) median information for 97 bank acquisitions announced in the Southeast since October 19, 1993, and (iii) median information for 14 selected acquisitions of "significant banking franchises" (defined as banks with assets between $2 billion and $20 billion and each having a major statewide franchise) since January 1, 1993 (the "Selected Transactions"). Stifel Nicolaus calculated the following ratios with respect to the Merger (based on financial data of GSSC as of June 30, 1994, and the closing price of UPC Common Stock of $23.875 per share on the NYSE on October 18, 1994) and the Selected Transactions:



                                                                                          Significant
                                                                            Southeast   Banking Franchises
Ratios                                     The Merger       U.S. Median      Median          Median
                                           ----------       -----------     ---------   ------------------
Deal Price per share/Book Value            176%             170%             186%            211.0%

Deal Price per share/                      185              173              190              233.0
Tangible Book Value

Deal Price per share/Last                  12.2 times       14.6 times       17.4 times       16.8 times
12 months earnings per
share

Deal Price/Assets                          13.2%            14.6%            16.4%            17.2%

Premium over Tangible                      6.8              6.6              8.2             11.3
Book Value/Deposits

Deal Price/Deposits                        14.6             16.6             18.9             19.7

         The summary set forth above does not purport to be a complete description of the presentation made by Stifel Nicolaus to the UPC Board of Directors or all of the analyses performed by Stifel Nicolaus. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Stifel Nicolaus believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the UPC Board of Directors. In addition, Stifel Nicolaus may have given various analyses more or less weight than other analyses, and may have deemed certain assumptions more or less probable than other assumptions, such that the ranges of valuations resulting from any particular analysis described above should not be taken to be Stifel Nicolaus' view of the actual value of UPC or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of UPC or GSSC. The analyses performed by Stifel Nicolaus are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Stifel Nicolaus' analysis of the fairness to the UPC shareholders from a financial point of view of the Consideration to be delivered by UPC to the GSSC stockholders in the Merger under the terms of the Reorganization Agreement and were provided to the UPC Board of Directors in connection with the delivery of Stifel Nicolaus' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Stifel Nicolaus used in its analyses various projections of future performance prepared by the managements of UPC and GSSC. The projections are based on numerous variables and assumptions which are inherently unpredictable and must not be considered certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         As described above, Stifel Nicolaus' opinion and presentation to the UPC Board of Directors were among the many factors taken into consideration by the UPC Board of Directors.

         In the ordinary course of its business, Stifel Nicolaus actively trades equity securities of UPC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         Reasons and Recommendations of GSSC Board of Directors. The GSSC Board of Directors believes that the Merger is in the best interests of GSSC and its stockholders. In the course of reaching its determination to approve the Merger and recommend it to the stockholders of GSSC, the GSSC Board of Directors, without assigning any relative weights, considered a number of factors, including the following material considerations:

         (i) Personnel costs are rising because of the need to implement new regulations, and changing interpretations of old regulations.
Those costs are mounting each year with no apparent end in sight. Over the past few years, GSSC has spent an estimated $1,000,000 in evaluating, planning and implementing required regulatory changes. If an accounting were made of time spent by every employee, this figure could multiply several times. It is probable that regulatory required changes will continue. Such regulatory costs can be absorbed only if spread over a broader asset base.

         (ii) Increased competition and changing consumer demands require greater investment in technology, both hardware and software. These investments would need to be made to stay close to the competition, but these investments would not necessarily put GSSC ahead of the competition.

         (iii) Traditional banking institutions, such as GSSC, are not competing on a level playing field with non-bank suppliers of financial services. Investment companies offering mutual funds, stock brokers, finance companies, savings and loan associations, credit card issuers, mortgage bankers and other non-banks providing competing financial services do not have the overhead burden of banking regulations. They are targeting, among others, GSSC's most profitable customers and are regularly successful in their efforts. Unless the playing field is leveled, these non-banks are expected to continue to grow in market share at GSSC's expense.

         (iv) Owning the stock of smaller bank holding companies is not as attractive an investment opportunity as in years past. Investors are seeking shorter payout terms and higher earnings-per-share growth than the banking industry historically has realized. Smaller holding companies of GSSC's size cannot overcome the cost of the regulatory burden and non-regulated competition in the short run. Linking with a larger company to achieve "critical mass" and experience economies of scale and diversity of risk is in the best interest of GSSC stockholders.

         (v) The agreed upon Exchange Ratio was higher than prior overtures made by other potential acquirors and within the range of fairness as determined by Robinson-Humphrey and that ratio was toward the high end of the scale.

         (vi) Robinson-Humphrey issued its written opinion to the effect that at July 1, 1994, the proposed financial terms of the Merger are fair from a financial point of view, to stockholders of GSSC. In this respect, while the GSSC Board of Directors did not explicitly adopt Robinson-Humphrey's financial analyses, the GSSC Board of Directors took such analyses into account in its overall evaluation of the benefits of the Merger. See a copy of the fairness opinion of Robinson-Humphrey attached as Appendix B to this Joint Proxy Statement/Prospectus.

         (vii) The Reorganization Agreement, although containing certain limitations on negotiations and "no shop" provisions and a termination fee in the event of a third party acquiror of GSSC, does not contain a punitive "lock up" provision which would substantially impede a competing bid or restrict the GSSC Board of Directors' ability to consider a competing bid, if one were to be presented. GSSC has the right to terminate the Reorganization Agreement in order to accept a higher bid if required by the GSSC Board of Directors' fiduciary duties.

         (viii) Stockholders of GSSC who retain their shares of UPC Common Stock following the Merger would have the potential to receive greater dividends after the Merger in that the dividend yield on the UPC Common Stock which would be received by the GSSC stockholders in the Merger would substantially exceed the dividend yield on the GSSC Common Stock which would be surrendered therefor in the Merger at the current dividend rates of both companies.

         (ix) Management of GSSC respects the operations of UPC as a competitor and believes UPC would operate the combined companies to the benefit of its shareholders, communities and customers.

         (x) There are few branch overlaps in GSSC's and UPC's market coverage and divestitures necessary to comply with regulatory anti-trust standards would be minimal.

         (xi) UPC Common Stock is traded on the NYSE and it has greater liquidity than GSSC's Common Stock due to UPC's larger size and market visibility.

         (xii) The Merger has been structured to enable GSSC stockholders to have all of their shares of GSSC Common Stock converted into shares of UPC Common Stock on a tax-free basis for federal income tax purposes except for the satisfaction of any fractional shares which would be settled in cash.

         (xiii) GSSC's management believes that the Merger, compared with a merger with other potential candidates, would beneficially impact the customers and the communities served by GSSC.

         (xiv) There is a limited ability on the part of GSSC to expand in its current markets.

         (xv) The financial condition, results of operations, current business and expansion opportunities and constraints, and prospects of future performance and earnings of GSSC on a stand-alone basis compares unfavorably to the potential financial condition, results of operation, expansion opportunities and prospects of future performance and earnings of GSSC and UPC on a combined basis.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF GSSC BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE STOCKHOLDERS OF GSSC AND, ACCORDINGLY, RECOMMENDS THAT THE GSSC STOCKHOLDERS VOTE "FOR" ADOPTION OF THE REORGANIZATION AGREEMENT.

         Fairness Opinion of Robinson-Humphrey

         General. GSSC retained Robinson-Humphrey to act as its financial advisor in connection with the Merger. Robinson-Humphrey has rendered an opinion to the GSSC Board of Directors that, based on the matters set forth therein, the Consideration to be received by the GSSC stockholders pursuant to the Merger is fair, from a financial point of view, to the stockholders of GSSC. The full text of such opinion is set forth in Appendix B to this Joint Proxy Statement/Prospectus and should be read in its entirety by the stockholders of GSSC.

         The Consideration to be received by the GSSC stockholders in the Merger was determined by GSSC and UPC in their negotiations. No limitations were imposed by the GSSC Board of Directors or management of GSSC upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.

         In connection with rendering its opinion to the GSSC Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of GSSC, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of GSSC. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by GSSC or that was publicly available.
Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses.

         Valuation Methodologies. In connection with its opinion on the Merger and the presentation of that opinion to the GSSC Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to GSSC: (i) an analysis of comparable prices and terms of recent transactions involving banks and bank holding companies buying banks and bank holding companies; and (ii) a discounted cash flow analysis. For purposes of the comparable company and comparable transaction analyses, UPC stock was valued at $26.25 per share.
Both of these methodologies are discussed briefly below.

         Comparable Transaction Analysis. Robinson-Humphrey performed two analyses of premiums paid for selected banks with comparable characteristics to GSSC. Comparable transactions were considered to be (i) transactions which occurred since January 1, 1994, where the seller was a bank or bank holding company, and (ii) transactions which occurred since January 1, 1993, where the seller was a bank or bank holding company with assets between $1 billion and $5 billion.

         (i) Based on the first grouping of transactions, banks selling banks during 1994, the analysis yielded a range of transaction values to book value of 99.82 percent to 358.00 percent, with a mean of 175.10 percent and a median of 167.14 percent. These compare to a transaction value for the Merger of approximately 202.7 percent of GSSC book value as of March 31, 1994.

         In addition, the analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from
99.82 percent to 358.00 percent, with a mean of 179.36 percent and a median of
169.97 percent. These compare to a transaction value to tangible book value at March 31, 1994 of approximately 214.0 percent for the Merger.

         Lastly, the analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from
4.65 times to 48.98 times, with a mean of 16.34 times and a median of 14.74 times. These compare to a transaction value for the Merger of 14.13 times March 31, 1994 trailing twelve months earnings per share.

         (ii) Based on the second grouping of transactions since January 1, 1993, where the seller was a bank or bank holding company with assets between $1 billion and $5 billion, the analysis yielded a range of transaction values to book value of 116.62 percent to 262.28 percent, with a mean of 211.00 percent and a median of 219.00 percent. These compare to a transaction value for the Merger of approximately 202.7 percent of GSSC book value as of March 31, 1994.

         In addition, the analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from
117.67 percent to 268.50 percent, with a mean of 224.00 percent and a median of
239.00 percent. These compare to a transaction value to tangible book value at March 31, 1994 of approximately 214.0 percent for the Merger.

         Lastly, the analysis yielded a range of transaction values as a multiple of trailing twelve month earnings per share. These values ranged from
7.48 times to 54.69 times, with a mean of 23.40 times and a median of 18.50 times. These compare to a transaction value for the Merger of 14.13 times March 31, 1994 trailing twelve months earnings per share.

         No company or transaction used in the comparable transaction analyses is identical to GSSC. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that GSSC could produce through 1998, under various circumstances, assuming that GSSC performed in accordance with the earnings/return projections of management at the time that GSSC entered into acquisition discussions in June, 1994. Robinson-Humphrey estimated the terminal value for GSSC at the end of the period by applying multiples of earnings ranging from 9.0 to 11.0 times and then discounting the cash flow streams, dividends paid to stockholders and terminal value using differing discount rates (ranging from 9.0 percent to 11.0 percent) chosen to reflect different assumptions regarding the required rates of return of GSSC and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $293.0 million to $354.2 million, or $30.86 to $37.31 per share, for GSSC. These compare to Consideration of 1.4206 shares of UPC Common Stock, valued at approximately $38.00, per share of GSSC Common Stock based on a value per share of UPC Common Stock of $26.75 at the close of business on June 30, 1994, or approximately $361,000,000.

         Compensation of Robinson-Humphrey. Pursuant to an engagement letter dated May 4, 1994 between GSSC and Robinson-Humphrey, GSSC agreed to pay Robinson-Humphrey $25,000 (the "Valuation Fee") as a one year retainer fee, and for which Robinson-Humphrey prepared a valuation analysis which was used to assist the GSSC Board of Directors in determining a fair price range during the negotiations with UPC. In a subsequent engagement letter dated June 20, 1994, GSSC agreed to pay (A) $750,000 for a written fairness opinion (the "Fairness Opinion Fee") and (B) an incremental success fee, which would be equal to a percentage of the total value of the UPC Common Stock to be received by the GSSC Record Holders in the Merger (the "Success Fee"), less the Valuation Fee and the Fairness Opinion Fee. The Success Fee would be calculated based upon the following percentages at the following price ranges of UPC Common Stock:

                                                                Success Fee/
                          Percent Per Share             Percent of Total Consideration
                          -----------------             ------------------------------
                          $37.00 or below                          0.40%
                          $37.01 to $38.00                         0.43%
                          $38.01 to $39.00                         0.46%
                          $39.01 to $40.00                         0.49%
                          $40.01 to $41.00                         0.52%
                          $41.01 to $42.00                         0.55%
                          $42.01 to $43.00                         0.58%
                          $43.01 to $44.00                         0.61%
                          $44.01 or above                          0.64%

         Assuming an exchange value of $23.00 per share of UPC Common Stock, the Success Fee would be approximately $1,240,686, from which $775,000 would be subtracted (the sum of the Valuation Fee and the Fair Opinion Fee). GSSC has also agreed to reimburse Robinson-Humphrey for its out-of-pocket expenses, whether or not the Merger is consummated, and to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter except for liabilities resulting from the negligence of Robinson-Humphrey.

         As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The GSSC Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the United States, and its knowledge of financial institutions and GSSC in particular.

TERMS OF THE MERGER.

         Pursuant to the Reorganization Agreement, at the Effective Time of the Merger, the outstanding shares of GSSC Common Stock held by the GSSC Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, stockholder or otherwise) in GSSC and shall automatically be converted exclusively into, and constitute only the right of the GSSC Record Holders to receive in exchange for their shares of GSSC Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock, in accordance with the terms and conditions of Section 3.1(e) of the Agreement and Plan of Reorganization. The shares of UPC Common Stock and the cash settlement of any remaining fractional shares of UPC Common Stock deliverable by UPC or INTERIM to the GSSC Record Holders pursuant to the terms of the Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

         The number of shares of UPC Common Stock to be exchanged for each share of GSSC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be based on the Exchange Ratio as determined and set forth in Section 3.1(e) of the Agreement and Plan of Reorganization. The Exchange Ratio shall be determined as follows:

         (A) In the event the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than or equal to $29.25 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be fixed at 1.4206 shares of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

         (B) In the event the Current Market Price Per Share of UPC Common Stock should be greater than $29.25 per share of UPC Common Stock but less than or equal to $31.25 per share of UPC Common Stock (the "Upper Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $41.55 per share of GSSC Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

         (C) In the event the Current Market Price Per Share of UPC Common Stock should be greater than $31.25 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 1.3296 shares of UPC Common Stock for each share or GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that UPC would have the right to either deliver shares of UPC Common Stock based on the fixed Exchange Ratio of 1.3296 or to terminate the transaction; provided, however, that should UPC elect to terminate the transaction under this provision, GSSC shall have the unilateral right to reinstate the transaction by accepting in exchange for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $41.55 per share of GSSC Common Stock;

         (D) In the event the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than $24.00 per share of UPC Common Stock (the "Lower Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $34.09 per share of GSSC Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; and

         (E) In the event the Current Market Price Per Share of UPC Common Stock should be less than $22.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at 1.5495 shares of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that subject to the terms and provisions of Section 3.3 of the Agreement and Plan of Reorganization, GSSC shall have the right to either accept the fixed Exchange Ratio of 1.5495 or terminate the transaction in accordance with the terms and provisions of
Section 3.3 of the Agreement and Plan of Reorganization, provided, however, that should GSSC elect to terminate the transaction under this provision and the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $18.50, UPC shall have the unilateral right to reinstate the transaction by delivering in exchange for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger shares of UPC Common Stock based on that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $34.09 per share of GSSC Common Stock.

         The fairness opinion of Stifel Nicolaus does not opine to the fairness to the UPC shareholders from a financial point of view of the Consideration to be delivered in the Merger by UPC to the GSSC stockholders with respect to an Exchange Ratio greater than 1.5495 or less than 1.3296.

         The Exchange Ratio as determined in Section 3.1(e) of the Agreement and Plan of Reorganization shall be based on an aggregate of no more than 9,600,000 shares of GSSC Common Stock being validly issued and outstanding immediately prior to the Effective Time of the Merger and, for purposes of determining the total number of shares outstanding, counting all unexercised GSSC Stock Options issued and outstanding immediately prior to the Effective Time of the Merger as issued and outstanding shares of GSSC Common Stock so converted and exchanged; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a GSSC Record Holder would be entitled based upon the Exchange Ratio, there should be a fractional share of UPC Common Stock remaining, such fractional share would be settled by a cash payment therefor pursuant to the "Mechanics of Payment of Consideration" set forth in Section 3.1(f) of the Agreement and Plan of Reorganization, which would be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

         The "Current Market Price Per Share" of the UPC Common Stock is defined in the Reorganization Agreement to be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal, Eastern Edition) for each of the twenty (20) NYSE general market trading days on which the NYSE was open for business next preceding the issuance of all necessary regulatory approvals (the "Pricing Period"). In the event the UPC Common Stock should not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date would be disregarded in computing the average closing price per share of UPC Common Stock and the average would be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

         If the Current Market Price Per Share of UPC Common Stock were $23.00, the closing price of UPC Common Stock on the NYSE on October 28, 1994, the value of the UPC Common Stock entitled to be received by a GSSC Record Holder in exchange for each outstanding share of GSSC Common Stock held by such GSSC Record Holder at the Effective Time of the Merger would be approximately equal to $34.09, based on an assumed Exchange Ratio of 1.4822.

         The following table presents a summary of the range of Consideration which would be deliverable by UPC to the GSSC stockholders in the Merger based on a range of Current Market Prices Per Share of UPC Common Stock as set forth under the terms of the Agreement and Plan of Reorganization. The table, and particularly the "Floor" and "Ceiling" columns thereof, should be read in conjunction with Section 3.1(e) of the Reorganization Agreement, since the table does not reflect all of the contingencies set forth in that Section.

                             Exchange Ratio Table

                                   Lower                      Upper
                                   Secondary     Primary      Secondary
                      Floor        Collar        Collar       Collar           Ceiling
                      ----------   ----------    ----------   ----------       ----------
"Current Market       $21.99       $22.00        $24.00       $29.26           $31.26
Price Per             and            to            to           to               and
Share" of UPC         below        $23.99        $29.25       $31.25            above
Common Stock

Exchange Ratio        1.5495       1.5495 to     1.4206       1.4200 to        1.3296
                                   1.4210                     1.3296

Value of UPC          $34.08       $34.09        $34.09       $41.55           $41.56
Common Stock           and                         to                            and
per share of          below                      $41.55                         above
GSSC Common
Stock

Total Shares of       14,709,364   14,709,364    13,485,720   13,480,024       12,621,859
UPC Common                             to                         to
Stock to be                        13,489,517                 12,621,859
issued in the
Merger

EFFECTIVE DATE AND EFFECTIVE TIME OF THE MERGER

         A Certificate of Merger along with the executed Plan of Merger will be filed as soon as practicable after all conditions precedent contained in the Reorganization Agreement have been satisfied or lawfully waived, including receipt of all regulatory approvals and expiration of all statutory waiting periods, or on such later date as may be agreed to by UPC and GSSC. The Effective Time of the Merger will be at the time the Certificate of Merger along with the Plan of Merger are filed in the Office of the Delaware Secretary of State pursuant to the DGCL or at such later time as the parties may agree and specify in the Plan of Merger. The Effective Date of the Merger will be the day on which the Effective Time of the Merger occurs. It is presently expected that the Certificate of Merger will be filed and will specify, by agreement of the parties, an Effective Time of the Merger to occur during fourth quarter of 1994. There can be no assurance that such expectation will be achieved.

SURRENDER OF CERTIFICATES

         As promptly as practicable after the Effective Time of the Merger, Union Planters National Bank, acting in the capacity of exchange agent (the "Exchange Agent"), will mail to each GSSC Record Holder a form letter of transmittal, together with instructions and a return envelope (collectively, the "Exchange Materials") to facilitate the exchange of such holder's certificates, formerly representing shares of GSSC Common Stock, for certificates representing shares of UPC Common Stock and a cash payment in lieu of any remaining fractional share.

         Upon receipt of the Exchange Materials, the GSSC Record Holders should complete the letter of transmittal in accordance with the instructions provided and deliver the letter of transmittal, together with all stock certificates formerly representing shares of GSSC Common Stock to the Exchange Agent in the return envelope provided. Provided the Exchange Agent shall have received the certificates and related documentation completed in proper form, as soon as practicable after the Effective Time of the Merger, UPC will issue, and the Exchange Agent will mail to the GSSC Record Holder a certificate representing the whole number of shares of UPC Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and a check in the amount of the cash portion of the Consideration with respect to any remaining fractional share to which the holder is entitled. No Consideration will be delivered to a GSSC Record Holder unless and until such holder shall have delivered to the Exchange Agent in accordance with the Exchange Materials provided, all certificates formerly representing the shares of GSSC Common Stock held by such holder and in respect of which such holder claims payment is due, or such documentation, if applicable, and security in respect of lost or stolen certificates as is required by the Reorganization Agreement.

         No dividend or other distribution with respect to the UPC Common Stock shall be paid or delivered to the holder of any unsurrendered GSSC certificate until the holder surrenders such certificate(s) in accordance with the Exchange Materials, at which time the holder would be entitled to receive all previously withheld dividends and distributions, without interest.

         After the Effective Time of the Merger, there will be no further transfers on GSSC's stock transfer books of shares of GSSC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger. If certificates representing shares of GSSC Common Stock should be presented for transfer after the Effective Time of the Merger, they will be returned to the presenter together with a form letter of transmittal and exchange instructions.

         Neither UPC, the Exchange Agent, GSSC nor any other person shall be liable to any former holder of GSSC Common Stock for any amount properly delivered to a public official pursuant to applicable unclaimed property, escheat or similar laws.

         If a certificate formerly representing GSSC Common Stock shall have been lost, stolen or destroyed, the Exchange Agent will deliver the Consideration properly payable with respect to such certificate in accordance with the Reorganization Agreement upon receipt of appropriate evidence as to such loss, theft or destruction; appropriate evidence as to ownership of such certificate by the claimant; and a lost instrument bond in form and with a surety satisfactory to UPC and the Exchange Agent as required by the Exchange Materials.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GSSC has entered into change of control agreements (the "Agreements") with Messrs. J.T. Boone, Chairman and Chief Executive Officer of GSSC; Don W. Ayres, Senior Executive Vice President and Chief Operating Officer of Sunburst Bank, Mississippi; James A. Baker, Executive Vice President of Sunburst Bank, Mississippi; John L. Bomar, Executive Vice President of Sunburst Bank, Mississippi; D. L. Holland, Treasurer and Chief Financial Officer of GSSC; Jerry A. Pegg, Executive Vice President of Sunburst Bank, Mississippi; J. Daniel Garrick, III, Senior Executive Vice President of Sunburst Bank, Mississippi; Frank W. Smith, Jr., Senior Executive Vice President of Sunburst Bank, Mississippi; and A. Jackson Huff, President and Chief Executive Officer of Sunburst Bank, Louisiana (the "Executives"), pursuant to which each Executive would be eligible to receive certain payments in settlement of the terms of their respective Agreements with GSSC in the event of a change in control of GSSC and such Executive's employment were terminated within two years subsequent to such change in control. Consummation of the Merger would qualify as a change in control under the terms of the Agreements. The Agreements provide that in the event the respective Executive's employment is terminated within two years subsequent to a change in control, the Executive would receive compensation in an amount equal to, in the case of Mr. Boone,
2.99 times, and in the case of all other individuals, two times their annual base salary in effect on the date of termination. The compensation would be subject to reduction so that the aggregate present value of all payments which would constitute an "excess parachute payment" as defined in Section 280G of the Code would be reduced to an amount which would not constitute an "excess parachute payment".

         The estimated aggregate present value of amounts presently payable in the event of a change of control of GSSC, assuming each Executive were to leave the employ of GSSC, the Banks or any successors thereto, and were to receive the payment provided in the respective Agreements, would be $684,816 for Mr. Boone, $290,000 for Mr. Ayres, $200,640 for Mr. Baker, $234,000 for Mr. Bomar, $254,700 for Mr. Holland, $193,740 for Mr. Pegg, $280,000 for Mr. Garrick, $241,020 for Mr. Smith and $320,000 for Mr. Huff.

         In September, 1994, Mr. Boone announced that he would resign his position as Chairman and Chief Executive Officer of GSSC effective with the consummation of the Merger to become the Athletic Director of the University of Mississippi. Subsequent to Mr. Boone's decision, UPC determined that subsequent to the Effective Time of the Merger, Mr. Boone would be extended an invitation from UPC to be appointed to the UPC Board of Directors in the first quarter of 1995. It is the present intention of UPC to extend invitations to one or two additional members of the GSSC Board of Directors to be appointed to the UPC Board of Directors in 1995.

         Although UPC and GSSC expect that certain executive officers of GSSC and the Banks would not continue their employ with GSSC or the Banks subsequent to consummation of the Merger and that a number of employees of GSSC and the Banks would terminate their employment with GSSC and the Banks as a result of the early retirement and voluntary separation plans offered by GSSC effective prior to consummation of the Merger and through natural attrition, the majority of officers and employees of the Banks immediately subsequent to the Merger are expected to continue to hold their employment positions and titles held immediately prior to the Merger, and would be expected to receive compensation at least equivalent to their compensation received prior to the Merger. Subsequent to the Merger, all officers and employees of the Banks and other operating subsidiaries of GSSC would be eligible to participate in the UPC benefit and savings plans following the anticipated termination of the existing GSSC benefit plans. Long term medical and health insurance would be provided to all of the Banks' and GSSC's other subsidiaries' employees through the health insurance plan provided by UPC to its employees, with any pre-existing individual condition that was insured under GSSC's medical plan to continue to be insured under UPC's plan. The Banks' and other GSSC subsidiaries' employees would also be eligible to participate in UPC's group life and disability insurance programs.

         Following the Effective Time of the Merger, the Banks' directors, officers and employees would be covered on a prospective basis under UPC's directors' and officers' liability insurance policy. In addition, UPC would cause the Banks to indemnify such persons under applicable provisions of their Charters and Bylaws.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         As of the UPC Record Date, 25,431,252 shares of UPC Common Stock were issued and outstanding and 1,061,014 shares of UPC Common Stock (not including unexercised UPC stock options) were beneficially owned or held of record by all officers and directors of UPC and their affiliates, as a group. As of the GSSC Record Date, 9,492,975 shares of GSSC Common Stock were issued and outstanding and 618,647 shares of GSSC Common Stock (not including unexercised GSSC stock options) were beneficially owned or held of record by all executive officers and directors of GSSC and their affiliates, as a group. These individuals would receive in the Merger the Consideration described above. Persons or groups beneficially owning in excess of five percent of GSSC's Common Stock (other than institutional investment managers) are required to file certain reports disclosing such ownership pursuant to the Exchange Act with the Commission. GSSC's management believes that no such reports have been filed, and management of GSSC knows of no person who beneficially owned more than five percent of the outstanding shares of GSSC Common Stock as of the GSSC Record Date.

TRANSACTIONS WITH MANAGEMENT OF GSSC

         The Banks, along with Sunburst Mortgage Corporation, a wholly-owned subsidiary of Sunburst Bank, Mississippi, offer loans to their officers, directors and employees for the financing and improvement of their personal residences as well as consumer and commercial loans. All such loans are approved under loan policies established by their respective Boards of Directors. Pursuant to the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all loans made to executive officers and directors are made at prevailing market rates, in the ordinary course of business, on the same terms and subject to the same collateral requirements as those of comparable transactions in effect at the time with unrelated parties and do not involve more than the normal risk of collectibility or contain other unfavorable features.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of UPC and GSSC to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing
Date: (i) approval of the Reorganization Agreement and the transactions contemplated thereby by the affirmative votes of the holders of a majority of the UPC Common Stock present in person or by proxy and entitled to vote at the UPC Special Meeting; (ii) adoption of the Reorganization Agreement and the transactions contemplated thereby by the affirmative votes of the holders of a majority of the GSSC Common Stock outstanding on the GSSC Record Date and entitled to vote at the GSSC Special Meeting; (iii) approval of the Merger and the transactions contemplated thereby by the Federal Reserve, the MSBD and the LOFI, and the expiration of any statutory waiting periods; (iv) receipt of all other regulatory and contractual consents necessary to consummate the transactions contemplated by the Reorganization Agreement; (v) the satisfaction of all other requirements prescribed by law as conditions precedent to the consummation of the transactions contemplated by the Reorganization Agreement;
(vi) none of UPC, INTERIM, GSSC or the Banks shall be subject to any claim, action, suit, investigation or other proceeding, whether pending or threatened, before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the consummation of the Merger or the obtaining of material damages or other relief in connection therewith; and (vii) the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part shall have been declared effective and shall not be subject to a stop order of the Commission suspending the effectiveness of the Registration Statement and shall not be subject to a stop order of any state securities commission.

         The obligations of UPC and INTERIM to effect the Merger are further subject to the satisfaction or waiver by UPC of, among others, the following conditions: (i) each of the material acts and undertakings of GSSC and/or the Banks to be performed at or before the Closing Date pursuant to the Reorganization Agreement shall have been duly performed, except for breaches of acts and undertakings which would not have, or would not be reasonably expected to have, any material adverse effect on the business or operations of GSSC and the Banks taken as a whole; (ii) the representations and warranties of GSSC and the Banks contained in the Reorganization Agreement shall be true and correct, in all material respects, on and as of the Effective Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of GSSC and the Banks taken as a whole; (iii) UPC shall have received a certificate signed by the Secretary or an Assistant Secretary of GSSC and the secretary or the cashier of each of the Banks, as the case may be, certifying that their respective Boards of Directors and stockholders have duly adopted resolutions approving or adopting, as the case may be, the substantive terms of the Reorganization Agreement and authorizing the consummation of the transactions contemplated by the Reorganization Agreement, that each person that executed and delivered the Reorganization Agreement on behalf of GSSC and the Banks is an officer of GSSC or the Banks, as the case may be, holding the office or offices specified therein, with full power to execute the Reorganization Agreement and any and all other documents in connection with the Merger, that the signatures or each person set forth on such certificate is his or her genuine signature, and that GSSC and the Banks are in good standing under their respective corporate charters; (iv) between July 1, 1994 and the Closing Date, there shall have been no damage to, or destruction of real property, improvements or personal property of GSSC or the Banks which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have in either case a material adverse impact upon the operations, business or prospects of GSSC or the Banks; (v) GSSC and the Banks shall have afforded UPC and its authorized agents reasonable access to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to GSSC and the Banks: (vi) no material adverse change in the business, property, assets, liabilities, prospects, operations, liquidity, income or condition of GSSC and the Banks taken as a whole shall have occurred since July 1, 1994; (vii) UPC shall have received a legal opinion, dated as of the Closing Date, from counsel to GSSC and the Banks as to the good standing of GSSC and the Banks, the enforceability and due authorization of the Reorganization Agreement and the receipt of all required approvals (subject to limitations as permitted in the Agreement and Plan of Reorganization); (viii) neither GSSC nor either of the Banks shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which GSSC or the Banks would merge with, consolidate with, effect a business combination with, sell any substantial part of its assets, acquire a significant part of the shares or assets of any other person or entity, adopt any "poison pill" or other type of anti-takeover arrangement, any stockholder rights provision, or any "golden parachute" or similar program which would have the effect of materially decreasing the value of GSSC or the Banks or the benefits of acquiring the GSSC Common Stock; (ix) satisfaction by GSSC and the Banks of all of the covenants set forth in Article 7 of the Agreement and Plan of Reorganization; (x) each member of the Boards of Directors of GSSC and the Banks shall have entered into a non-compete agreement with UPC and GSSC; (xi) UPC shall have received from Price Waterhouse LLP a letter dated within five business days prior to the Closing Date stating such independent accountant's opinion that the Merger should be accounted for by UPC as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with GAAP; (xii) UPC shall have received a written opinion from counsel to the effect that the transactions contemplated by the Reorganization Agreement will constitute one or more tax-free reorganizations under Section 368 of the Code; (xiii) UPC shall have received a written commitment from each GSSC Record Holder who would be deemed an "affiliate" of GSSC as of the Closing Date and who recieves shares of UPC Common Stock, committing to UPC that such GSSC Record Holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such GSSC Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise or otherwise alienate his or her right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC pursuant to the terms and conditions of the Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and GSSC for a period of not less than 30 days subsequent to the Effective Time of the Merger; and (xiv) UPC shall have received a written "fairness opinion" from its financial advisor dated within five days of the Closing Date to the effect that the Consideration to delivered by UPC to the GSSC stockholders in the Merger is fair to the UPC shareholders from a financial point of view.

         The obligations of GSSC and the Banks to effect the Merger are further subject to the satisfaction or waiver by GSSC of, among other things, the following conditions: (i) each of the material acts and undertakings of UPC and INTERIM to be performed at or prior to the Closing Date pursuant to the Reorganization Agreement shall have been duly performed, except for breaches of acts and undertakings which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of UPC and its subsidiaries taken as a whole; (ii) the representations and warranties of UPC and INTERIM contained in the Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective Time of the Merger, except for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date, and for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of UPC and its subsidiaries taken as a whole; (iii) GSSC shall have received a certificate signed by the Secretary or an Assistant Secretary of UPC and INTERIM dated as of the Closing Date certifying that UPC's and INTERIM's respective Boards of Directors and shareholders and stockholder, as the case may be, have duly adopted resolutions approving the substantive terms of the Reorganization Agreement and authorizing the transactions contemplated by the Reorganization Agreement, that each person that executed the Reorganization Agreement on behalf of UPC and INTERIM is an officer of UPC or INTERIM, as the case may be, holding the office or offices specified therein, with full power to execute the Reorganization Agreement and any and all other documents in connection with the Merger, that the signatures or each person set forth on such certificate is his or her genuine signature, and that UPC and INTERIM are in good standing under their respective corporate charters; (iv) GSSC shall have received a certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession certificates evidencing and representing that number of shares of UPC Common Stock and cash funds sufficient to meet the obligations of UPC to the GSSC Record Holders to deliver the Consideration under the Reorganization Agreement; (v) GSSC shall have been furnished an opinion of counsel to UPC and INTERIM dated as of the Closing Date to the effect that UPC and INTERIM are in good standing, that the Reorganization Agreement has been duly and validly authorized, executed and delivered by UPC and INTERIM and, with the exceptions stated, constitutes a valid and binding agreement of UPC and INTERIM enforceable in accordance with its terms, that neither the execution nor delivery by UPC or INTERIM of the Reorganization Agreement violates or conflicts with either of their corporate Charters or Bylaws, that all governmental approvals have been received, and that the shares of UPC Common Stock to be issued in the names of the GSSC Record Holders and delivered in exchange for their shares of GSSC Common Stock will be duly authorized, validly issued, fully paid and non-assessable; (vi) GSSC shall have received a "fairness opinion" letter from Robinson-Humphrey to the effect that, in the opinion of Robinson Humphrey, the Consideration to be received by the GSSC Record Holders is fair to such holders from a financial point of view and that such opinion shall not have been withdrawn prior to the Closing Date and GSSC shall have received an updated "fairness opinion" from Robinson-Humphrey dated within five days of the Closing Date reconfirming its opinion; and (vii) GSSC shall have received a written opinion from counsel to the effect that the transactions contemplated by the Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Code.

         No assurance can be provided as to whether all of the conditions precedent to the Merger will be satisfied or waived by the party lawfully permitted to do so.

REGULATORY APPROVALS

         The Merger is subject to prior approval by (i) the MSBD under the Mississippi Code and the regulations of the MSBD promulgated thereunder, (ii) the LOFI under the Louisiana Revised Statutes and the regulations of the LOFI promulgated thereunder and (iii) the Federal Reserve under Section 3 and
Section 4 of the BHCA. The BHCA requires that the Federal Reserve take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. Applications for such approvals have been filed with the Federal Reserve, the MSBD and the LOFI. The BHCA prohibits the Federal Reserve from approving the Merger if to do so would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve should find that the anticompetitive effects of the Merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or that the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.

         Certain community groups have filed formal protests with the Federal Reserve concerning UPC's application to the Federal Reserve seeking prior approval from the Federal Reserve for UPC to consummate the Merger based on Sunburst Bank, Mississippi's "needs to improve" Community Reinvestment Act ("CRA") rating. UPC has a "satisfactory" CRA rating and has responded to such protests by presenting its clearly established record of performance in this area.

         GSSC has agreed to divest itself of the Clarksdale, Lula, Jonestown and Shelby, Mississippi branches of Sunburst Bank, Mississippi, and UPC has agreed to divest itself of the Tutwiler, Mississippi branch of its wholly owned subsidary, United Southern Bank, in order to satisfy certain competitive issues raised by the Federal Reserve and certain local community concerns raised by certain local community groups in connection with the Merger. GSSC and UPC expect that definitive agreements will be reached with certain third-party banks for the sale of these branches prior to consummation of the Merger and that the branches would be divested by the end of the second quarter of 1995.

         Under the BHCA, the Merger may be consummated no sooner than the 15th day following the date of Federal Reserve approval, during which time the United States Department of Justice has an opportunity to challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve's approval unless a court should specifically order otherwise. There can be no assurance that the Department of Justice will not challenge the Merger, or if such challenge is made, as to the result thereof.

         The Merger may not lawfully proceed in the absence of the requisite prior regulatory approvals. Approval of the MSBD was obtained on September 7, 1994. Approvals have not been received from the Federal Reserve or the LOFI. There can be no assurance that either the Federal Reserve or any other regulatory authority will approve or take other required action with respect to the Merger or as to the date of such approvals or action. See "-- Conditions to Consummation of the Merger" and "-- Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

         The Agreement and Plan of Reorganization contains certain restrictions upon the conduct of GSSC's and the Banks' business pending consummation of the Merger. In particular, the Agreement and Plan of Reorganization Agreement provides, in part, that, except as otherwise provided in the Reorganization Agreement and/or without the written consent of UPC, each of GSSC and the Banks may not, among other things, (i) amend its Certificate of Incorporation or Charter, as the case may be, or Bylaws; (ii) permit, impose, or suffer the imposition of, any lien in respect to any share of stock held by GSSC or any subsidiary; (iii) repurchase or redeem any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a stock dividend in respect to the GSSC Common Stock or pay any cash dividends except permitted cash dividends (see "-- Payment of Dividends"); (iv) issue or sell any GSSC Common Stock or sell or otherwise dispose of a substantial part of GSSC's or the Banks' assets or earnings power; (v) dispose of, discontinue or acquire any material assets or businesses other than in the ordinary course of business; (vi) incur any additional debt in excess of $50,000, except in the ordinary course of business; (vii) increase compensation, pay bonuses or enter into severance arrangements except in accordance with past practices; (viii) amend any existing employment contract with any person having a salary in excess of $30,000 per year or enter into any new employment contract providing for an annual salary exceeding $30,000 per year unless GSSC or its subsidiaries may terminate the same at will without liability; (ix) adopt any new benefit plan or materially change an existing plan; (x) enter into any new service contracts, purchase or sale agreements or lease agreements having a value in excess of $100,000 to GSSC or any subsidiary of GSSC; (xi) make any capital expenditures except in the ordinary course of business; (xii) extend credit (or commit to extend credit) to any officer, director or known holder of 2% or more of GSSC Common Stock if such extension of credit, together with any other outstanding extension of credit to such person, would exceed 2% of the capital of GSSC, or amend the terms of any such credit; or (xiii) acquire direct or indirect control over any entity other than in connection with mergers, acquisitions or other transactions approved by UPC, internal reorganizations or consolidations involving existing subsidiaries of GSSC, foreclosures in the ordinary course of business and not knowingly exposing GSSC or any subsidiary of GSSC to liability by reason of hazardous substances, acquisitions of control in GSSC's or the Banks' fiduciary capacity or the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by the Agreement and Plan of Reorganization. Moreover, GSSC and the Banks, respectively, shall, among other things, operate in the usual, regular and ordinary course, preserve their organization and assets and maintain their rights and franchises, use their best efforts to retain their customer base and assist UPC in procuring all applicable regulatory approvals.

PAYMENT OF DIVIDENDS

         Prior to the Effective Date of the Merger, GSSC is permitted under the Reorganization Agreement to declare and pay its customary and ordinary quarterly cash dividend with respect to the GSSC Common Stock. Notwithstanding the foregoing, the Reorganization Agreement prohibits GSSC from paying a dividend if such payment would disqualify the Merger from being accounted for by UPC under the pooling of interests method of accounting. See "SUMMARY -- Market Prices of Common Stock; Dividends -- GSSC Common Stock."

WAIVER AND AMENDMENT; TERMINATION

         Prior to the Effective Date of the Merger, any condition of the Reorganization Agreement may (to the extent allowed by law) be waived by the party benefitted by the provision or may be amended or modified (including the structure of the transaction) by an agreement in writing approved by the Boards of Directors of UPC and GSSC; provided, however, that no such amendment may be effected after GSSC stockholder adoption and UPC shareholder approval of the Reorganization Agreement without approval of the GSSC stockholders if the effect of such amendment would be to change the amount or the type of Consideration to be delivered in the Merger to the GSSC Record Holders.

         The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the GSSC stockholders and the UPC shareholders, as follows: (i) by the mutual consent in writing of the parties; (ii) by UPC or INTERIM if GSSC or any subsidiary of GSSC, respectively, should violate any affirmative or negative covenant under
Article 7 of the Agreement and Plan of Reorganization with respect to the operation of its business; (iii) by UPC or INTERIM or by GSSC or the Banks if the Closing shall not have occurred on or before March 31, 1995, unless the failure shall be due to the failure of the party seeking to terminate or the failure to receive the necessary regulatory approvals and UPC shall have filed all applications to obtain the requisite governmental approvals within sixty
(60) days subsequent to the date of the Agreement and Plan of

Reorganization and the Closing shall not have occurred solely because of a delay caused by a regulatory authority in its review of the application before it; (iv) by either UPC or INTERIM or by GSSC or the Banks, if any governmental or regulatory approval should be denied (or conditioned upon a substantial deviation from the transaction contemplated) and not successfully appealed within certain time limits; (v) by either UPC or INTERIM or by GSSC or the Banks if the other parties' conditions have not been satisfied or waived as of the Closing Date; (vi) by UPC or INTERIM if GSSC or any subsidiary of GSSC should enter into a formal capital plan requiring GSSC or the Banks to raise capital or sell substantial assets in cooperation with applicable banking regulators; (vii) by GSSC or the Banks under certain specified circumstances in the event the Current Market Price Per Share of UPC Common Stock should be less than $22.00 per share; provided, however that in the event GSSC should so terminate the Reorganization Agreement, UPC shall have the right to reinstate the Reorganization Agreement and the Merger in the event the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $18.50 per share by increasing the Exchange Ratio to an amount equal to the quotient of $34.09 divided by the Current Market Price of UPC Common Stock; (viii) by UPC or INTERIM if there shall have been any material adverse change affecting GSSC and the Banks, taken as a whole, or affecting the rights of holders of GSSC Common Stock; (ix) by UPC or INTERIM if GSSC or any subsidiary of GSSC should enter into any letter of intent or agreement with a view to being acquired or effecting a business combination; (x) by either UPC or INTERIM or by GSSC or the Banks in the event their shall have been a material breach of any obligation of the other party(s) to the Reorganization Agreement and such breach shall not have been remedied within thirty (30) days after receipt by the breaching party of written notice from the non-breaching party(s) specifying the nature of such breach and requesting that it be remedied; (xi) by GSSC or the Banks if there shall have been any material adverse change affecting UPC, taken as a whole, or affecting the rights of holders of UPC Common Stock; or (xii) by GSSC or the Banks if UPC or any subsidiary of UPC should enter into a formal capital plan requiring UPC or any subsidiary of UPC to raise capital or sell substantial assets in cooperation with applicable banking regulators.

         In the event of the valid termination of the Reorganization Agreement by either UPC or INTERIM or by GSSC or the Banks, the Reorganization Agreement would become void, and there would be no liability on the part of any party or their officers or directors except for such party's liability for breach of the Reorganization Agreement or for any misstatement or misrepresentation made prior to such termination.

LIMITATION ON NEGOTIATIONS

         The Reorganization Agreement provides that GSSC and the Banks shall not (and shall use their best efforts to ensure that their respective directors, officers, employees and advisors do not) institute, solicit or knowingly encourage any inquiry, discussion or proposal, or participate in any discussions or negotiations with or, provide any confidential or non-public information to, any entity or group concerning any "Acquisition Proposal" (defined, generally, as any agreement or proposal pursuant to which any entity other than UPC would acquire, directly or indirectly, ownership of GSSC or the right to vote 10% of the outstanding GSSC Common Stock or a significant portion of the assets or earning power of GSSC), except for actions reasonably considered by the GSSC Board of Directors, based on the advice of counsel, to be required to fulfill the fiduciary obligations of the GSSC Board of Directors. GSSC must notify UPC immediately following receipt of any Acquisition Proposal. In the event GSSC were to enter into a letter of intent or agreement with respect to an Acquisition Proposal not solicited by the GSSC Board of Directors, or in the event such Acquisition Proposal were the result of a hostile takeover of GSSC, GSSC or the acquiror would be required to pay liquidated damages upon consummation of the transaction contemplated by such Acquisition Proposal in the amount of $12,000,000 to UPC, which amount represents the sum of the agreed expenses incurred by UPC in connection with the Merger and the agreed loss to UPC in the event the Merger should not be consummated. Such sum would be payable immediately in the event that GSSC were to enter into a letter of intent or agreement with respect to an Acquisition Proposal solicited by the GSSC Board of Directors. The limitation on negotiations and provision for liquidated damages will remain in effect until October 1, 1995, unless before that date either the Merger is consummated or the Reorganization Agreement is terminated, or the Merger is otherwise not consummated, under specified circumstances. These provisions may have the effect of discouraging competing offers to acquire or merge with GSSC.

MANAGEMENT AFTER THE MERGER

         Directors and Officers of UPC. The directors and officers of UPC immediately prior to the Merger should not be affected by the Merger. UPC expects that subsequent to the Effective Time of the Merger J.T. Boone would be extended an invitation by UPC to be appointed to the UPC Board of Directors during the first quarter of 1995. It is the present intention of UPC to extend invitations to one or two additional members of the GSSC Board of Directors upon consummation of the Merger to be appointed to the UPC Board of Directors in 1995. For information regarding UPC's executive officers and directors, see UPC's Annual Report on Form 10-K incorporated herein by reference. See also, "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Directors and Officers of GSSC. It is expected by UPC and GSSC that subsequent to the Effective Time of the Merger, the Banks would be managed by boards of directors consisting of a majority of the members of the Boards of Directors of the Banks immediately prior to the Effective Time of the Merger and by officers consisting of a majority of the officers of the Banks who were serving in such capacities immediately prior to the Effective Time of the Merger. For information regarding GSSC's executive officers and directors, see GSSC's Annual Report on Form 10-K incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

ACCOUNTING TREATMENT

         The Merger is intended to be treated by UPC and GSSC as a "pooling of interests" for accounting purposes. Accordingly, under GAAP as described in Accounting Principles Board Opinion No. 16 for business combinations, the assets and liabilities of GSSC and UPC will be carried on the books of UPC immediately subsequent to the Effective Time of the Merger at the amounts recorded on the respective books of each corporation immediately prior to the Effective Time of the Merger. Net income of UPC subsequent to the Merger becoming effective will include the net income of GSSC and UPC for the entire fiscal period in which the Merger occurs, which is expected by UPC and GSSC to be fiscal year 1994. Subsequent to the Merger becoming effective, the historical reported income of GSSC and UPC will be combined and restated as income of UPC. The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests method of accounting where applicable. It is a condition to the consummation of the Merger that UPC receive an opinion from Price Waterhouse LLP that the Merger would be accounted for as a "pooling of interests."

EXPENSES

         The Reorganization Agreement provides, in general, that UPC and GSSC will each pay its own expenses in connection with the Reorganization Agreement and the transactions contemplated thereby, including fees and expenses of its respective independent accountants and counsel and any investment advisor fees or commissions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following is a discussion of the material federal income tax consequences of the Merger to certain GSSC stockholders and does not purport to be a complete analysis or listing of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of federal income taxation that may be applicable to GSSC stockholders subject to special federal income tax treatment including (without limitation) foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities and persons who acquired their GSSC Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of any applicable state, local, or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to the federal income tax. In view of the individual nature of federal income tax consequences, each GSSC stockholder is urged to consult their own tax advisor to determine the specific tax consequences of the Merger to such holder.

         The discussion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time of the Merger, including certain representations of UPC and GSSC. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion assumes that shares of GSSC Common Stock are held as capital assets (within the meaning of Section 1221 of the Code).

         Assuming the Merger occurs in accordance with the Reorganization Agreement, the Merger will constitute a "reorganization" for federal income tax purposes under Section 368(a)(1) of the Code, with the following federal income tax consequences:

         (1) GSSC stockholders will recognize no gain or loss as a result of the exchange of their GSSC Common Stock solely for shares of UPC Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

         (2) The aggregate adjusted tax basis of the shares of UPC Common Stock received by each GSSC stockholder in the Merger (including any fractional share of UPC Common Stock deemed to have been received, as described in paragraph 4 below) will be equal to the aggregate adjusted tax basis of the shares of GSSC Common Stock surrendered.

         (3) The holding period of the shares of UPC Common Stock received by each GSSC stockholder in the Merger (including any fractional share of UPC Common Stock deemed to have been received, as described in paragraph 4 below) will include the holding period of the shares of GSSC Common Stock exchanged therefor.

         (4) A GSSC stockholder who receives cash in the Merger in lieu of a fractional share of UPC Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by UPC in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of UPC Common Stock allocable to the fractional share.

         GSSC has received from McDonnell Dyer, a professional limited company, counsel for UPC, an opinion to the effect that the Merger will be a "reorganization" for federal income tax purposes under Section 368(a)(1) of the Code. A copy of such opinion is attached as Exhibit 8 to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. A copy of such opinion may be obtained by request to Gary A. Simanson, UPC's Assistant Secretary, made as provided under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Such opinion is subject to the conditions and assumptions stated therein and also relies on various representations made, and undertakings given by GSSC and UPC. An opinion of counsel, unlike a private letter ruling from the Internal Revenue Service (the "Service"), has no binding effect on the Service. The Service could take a position contrary to counsel's opinion and, if the matter should be litigated, a court may reach a decision contrary to the opinion. The Service is not expected to issue a ruling on the tax consequences of the Merger, and no such ruling has been requested.

         THE FOREGOING IS A GENERAL DISCUSSION OF CERTAIN OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH GSSC STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH GSSC STOCKHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH GSSC STOCKHOLDER SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

RESALES OF UPC COMMON STOCK

         The shares of UPC Common Stock issued pursuant to the Reorganization Agreement will be freely transferable under the Securities Act except for shares issued to any stockholder of GSSC who may be deemed to be an "affiliate" of GSSC and therefore an "underwriter" in respect to the UPC Common Stock received in the Merger for purposes of Rule 145 under the Securities Act as of the date of the Effective Time of the Merger. Affiliates may not sell their shares of UPC Common Stock acquired in connection with the Merger except pursuant to an effective registration statement (other than on Form S-4) under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of GSSC generally include individuals or entities that control, are controlled by or are under common control with GSSC and would include members of the management group in their roles as either executive officers or directors of GSSC. UPC will place restrictive legends on certificates representing UPC Common Stock issued to all persons who are deemed "underwriters" under Rule 145. The shares of the UPC Common Stock to be delivered pursuant to the Merger to any GSSC stockholder deemed to be an "affiliate" of GSSC under the Securities Act are subject to the additional restriction on resale imposed by provisions of the Reorganization

Agreement requiring all affiliates to retain all shares of UPC Common Stock received by them in connection with the Merger until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of UPC and GSSC for a period of not less than 30 days subsequent to the Effective Date of the Merger. Shares of UPC Common Stock delivered to any GSSC stockholder deemed an affiliate will bear a legend to that effect. See "DESCRIPTION OF UPC COMMON AND PREFERRED STOCK -- UPC Common Stock -- Dividends."

COMPARISON OF STOCKHOLDER'S AND SHAREHOLDER'S RIGHTS

         Introduction. Upon consummation of the Merger, holders of the GSSC Common Stock, whose rights are presently governed by Delaware corporate law and GSSC's Certificate of Incorporation and Bylaws, and indirectly by applicable Federal Reserve regulations, will become shareholders of UPC, a Tennessee corporation. Accordingly, immediately after the Effective Time of the Merger, their rights will be governed by Tennessee corporate law and the Charter and Bylaws of UPC, and indirectly by the regulations of the Federal Reserve and other federal banking regulatory agencies. Certain differences arise from differences between the Certificate of Incorporation and Bylaws of GSSC and the Charter and Bylaws of UPC. The following discussion is not intended to be a complete statement of all differences affecting the rights of stockholders and shareholders, but summarizes material differences and is qualified in its entirety by reference to the Charter and Bylaws of UPC and the Certificate of Incorporation and Bylaws of GSSC. See "AVAILABLE INFORMATION."

         Issuance of Capital Stock. The Certificate of Incorporation of GSSC authorizes the issuance of 15,000,000 shares of common stock, par value $1.00 per share, and no shares of preferred stock. The Charter of UPC authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of serial preferred stock, no par value. At September 30, 1994, 9,492,975 and 25,431,252 shares of common stock of GSSC and UPC, respectively, were issued and outstanding. For information regarding the number of shares of UPC Common Stock that would have been issued on a pro forma basis upon the consummation of the Merger as of June 30, 1994, see "SUMMARY --
Pro Forma Condensed Consolidated Financial Information."   Under GSSC's
Certificate of Incorporation and UPC's Charter, GSSC and UPC are generally authorized, respectively, to issue additional shares of capital stock up to the amount authorized, without shareholder or stockholder, as the case may be, approval.

         Payment of Dividends. The ability of GSSC to pay dividends on its common stock is governed by Delaware corporate law. UPC's ability to pay dividends on its Common Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         The ability of GSSC and UPC to pay dividends on their common stock also is affected by regulatory considerations and restrictions upon their receipt of dividends from their respective subsidiaries. See "SUMMARY -- Market Prices of Common Stock; Dividends" and "CERTAIN REGULATORY CONSIDERATIONS" for additional information regarding dividends and restrictions on dividends.

         Special Meetings of Stockholders or Shareholders. GSSC's Bylaws provide that special meetings of stockholders of GSSC may be called for any purpose at any time by GSSC's Chairman of the Board, President or a majority the GSSC Board of Directors. UPC's Bylaws provide that special meetings of shareholders of UPC may be called for any purpose or purposes whatsoever at any time by the Chairman of the UPC Board of Directors, the President, the Secretary or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         Number and Term of Directors. GSSC's Certificate of Incorporation provides that the number of members of the GSSC Board of Directors shall consist of a maximum of 35 individuals, but shall never be less than the number required by law. GSSC's Certificate of Incorporation provides that the directors shall be divided into three classes with each class serving for a term of three years. Additionally, pursuant to GSSC's Bylaws, GSSC shall have an Executive Committee, composed of not less than three nor more than seven members, all of whom shall be members of the GSSC Board of Directors. The Executive Committee shall have charge and may exercise complete control of all matters which may require attention at any time between the regular meetings of the GSSC Board of Directors and shall also perform such other duties as the GSSC Board of Directors shall designate. UPC's Charter provides that the number of directors may consist of between seven and 25 individuals, as provided for from time to time in the Bylaws, provided that no amendment to the Bylaws decreasing the number of directors will have the effect of shortening the term of any incumbent director, and provided further that no action may be taken by directors (whether through amendment of the Bylaws or otherwise) to increase the number of directors as provided in the Bylaws from time to time unless at least two-thirds of the directors then in office shall concur in said action.

         Advance Notice Requirements for Nominations of Directors and Presentation of New Business at Special Meetings of Shareholders. UPC's Bylaws generally provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders must be sent so as to be received by UPC at its principal offices not less than 120 days in advance of the date of UPC's proxy statement issued in connection with the previous year's annual meeting of shareholders. Neither GSSC's Certificate of Incorporation nor its Bylaws contain any such provision.

         Limitations on Acquisition of Capital Stock. The Charter of UPC does not have any provision relating to the limitation on acquisition of the capital stock of UPC. However, shareholders of UPC holding more than 10% of the shares of UPC Common stock are subject to certain restrictions in acquiring control as set forth below, and UPC would be, if they should so elect, subject to the Control Share Acquisition Act under Tennessee law.

         Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution. GSSC's Certificate of Incorporation and UPC's Charter set forth stockholder or shareholder approval requirements, as the case may be, for mergers and other similarly important corporate transactions involving substantial stockholders or shareholders, as the case may be. GSSC's Certificate of Incorporation provides that the affirmative vote of holders of not less than eighty percent (80%) of the outstanding shares of voting stock, and the affirmative vote of the holders of not less than sixty-seven percent (67%) of the outstanding shares of voting stock not counting shares held by a controlling party, is required for approval of any merger, consolidation or sale by GSSC of substantially all of its assets unless (i) the transaction has been approved by a majority of the members of the GSSC Board of Directors or
(ii) the consideration to be received by the stockholders is greater than the highest price paid by such controlling person to acquire stock within the last three years. A controlling person is deemed to be any person owning or controlling twenty percent (20%) or more of GSSC's voting stock.

        GSSC's Certificate of Incorporation further provides that the members of the GSSC Board of Directors must consider all factors they deem relevant in evaluating any proposed tender offer or exchange offer for GSSC or any subsidiary, any proposed merger or consolidation of GSSC or any subsidiary with or into another entity and any proposal to purchase or otherwise acquire all or substantially all the assets of GSSC or any subsidiary. The directors of GSSC must evaluate whether the proposal is in the best interests of GSSC and its subsidiaries by considering the best interests of the GSSC stockholders, the value of the consideration being offered (current market value and estimated future value) and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers, depositors and communities served by GSSC and/or any subsidiary.

         UPC's Charter provides that the affirmative votes of the holders of two-thirds or more of the outstanding capital stock of UPC are required to approve any merger, sale, lease, exchange or other disposition of all or substantially all of the assets of UPC to or with any other corporation or person if such other corporation or person is the beneficial owner of 10% or more of the outstanding capital stock of UPC.

         Amendment of Certificate of Incorporation or Charter and Bylaws. GSSC's Certificate of Incorporation provides that GSSC may amend, alter, repeal or rescind any provision of the Certificate of Incorporation except that certain provisions may not be modified without an affirmative vote of holders of at least 80% of GSSC's outstanding voting stock. GSSC's Certificate of Incorporation and Bylaws provide that the GSSC Board of Directors may amend, alter, repeal or rescind any provision of the Bylaws or the stockholders may do so upon a vote of 80% or more of the shares entitled to vote. The UPC Charter provides that UPC reserves the right to amend, alter, change or repeal any provision made in the Charter in the manner prescribed by the laws of the State of Tennessee. UPC's Bylaws provide that they may be amended or repealed, in whole or in part, or new Bylaws may be adopted, by the UPC Board of Directors at any UPC Board of Directors meeting by a vote of a majority of the entire UPC Board of Directors, except where a greater affirmative vote is required by its Charter as is the case on certain specified issues. The Bylaws may also be amended or repealed, or new Bylaws may be adopted by vote of the shareholders of UPC, at any annual or special meeting of shareholders.

         Removal of Directors. GSSC's Certificate of Incorporation provides that either (i) the affirmative vote of a majority of the GSSC Board of Directors or (ii) an affirmative vote of a majority of those shares of GSSC Common Stock present at a meeting that properly constitutes a quorum shall be required to remove a director, but only for "cause" as defined in the Articles of Incorporation. UPC's Charter provides that the affirmative votes of the holders of at least two-thirds of the outstanding capital stock of UPC entitled to vote generally in the election of directors is required to remove from office any director of UPC, whether with or without cause.

         Antitakeover Statute. Delaware has enacted a business combination moratorium statute which generally prohibits a domestic corporation from engaging in mergers or other business combinations with certain "interested persons" for a statutory time period. The moratorium can be avoided if the business combination is approved by the Board of Directors prior to the date on which the interested stockholder acquires the requisite percentage of stock. The DGCL imposes a three (3) year moratorium on such transactions, thereby potentially increasing the period during which a hostile bid may be frustrated. In addition, the DGCL does not apply if the interested stockholder obtains at least eighty-five percent (85%) of the corporation's voting stock upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder. Thus, a person acquiring at least eighty-five percent (85%) of GSSC's Common Stock could circumvent the defensive provisions of the DGCL. For the rights of shareholders under Tennessee law and the UPC Charter and Bylaws, see "DESCRIPTION OF UPC COMMON STOCK AND PREFERRED STOCK -- Certain Provisions that May Have an Anti-Takeover Effect."

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         As a bank holding company, UPC is subject to the regulation and supervision of the Federal Reserve. In addition, as a savings and loan holding company, UPC is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. UPC's bank subsidiaries that are national banking associations, including UPNB and the Regional Banks, are subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). State bank subsidiaries of UPC which are members of the Federal Reserve System are subject to supervision and examination by the Federal Reserve and the state banking authorities of the states in which they are located. State bank subsidiaries which are not members of the Federal Reserve System are subject to supervision and examination by the FDIC and the state banking authorities of the states in which they are located. UPC's savings bank subsidiaries are subject to supervision and examination by the OTS. UPC's banking subsidiaries are subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans and other extensions of credit that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, the subsidiary banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

         The BHCA generally requires the prior approval of the Federal Reserve where a bank holding company proposes to acquire direct or indirect ownership or control of more than five percent of the voting shares of any bank or otherwise to acquire control of a bank or to merge or consolidate with any other bank holding company. The BHCA generally prohibits the Federal Reserve from approving an application by a bank holding company to acquire a bank before September 29, 1995, located in another state, unless such an acquisition is specifically authorized by statute of the state in which the bank to be acquired is located. Tennessee has adopted reciprocal interstate banking legislation permitting Tennessee-based bank holding companies to acquire banks and bank holding companies in certain other states and allowing bank holding companies located in certain states other than Tennessee, to acquire banks and bank holding companies located in Tennessee.

         A bank holding company is generally prohibited under the BHCA from acquiring voting shares of any company which is not a bank, and from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to, or performing services for its subsidiaries. An exception to these prohibitions permits a bank holding company to engage in, or to acquire an interest in a company, such as a thrift institution, which engages in activities that the Federal Reserve has determined are so closely related to banking or managing or controlling banks as to be a proper incident thereto.

CAPITAL ADEQUACY

         The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet activities such as standby letters of credit) is eight percent. At least half of the Total Capital must be composed of "Tier I Capital" which consists of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier I Capital"). The remainder, which is Tier 2 Capital, may consist of subordinated debt (or certain other qualifying debt issued prior to March 12, 1988), other preferred stock and a limited amount of loan loss reserves.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier I Capital to average total assets, less goodwill (the "Leverage Ratio") of three percent for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least three percent plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve has not advised UPC of any specific minimum Leverage Ratio applicable to UPC.

         The federal bank regulatory agencies have issued various proposals to amend the risk-based capital guidelines for banks and bank holding companies. Under one proposal, banks would be required to give explicit consideration to interest rate risk as an element of capital adequacy by maintaining capital to compensate for such risk in an amount measured by the bank's exposure to interest rate risk in excess of a regulatory threshold. Another proposal would revise the treatment given to (i) low-level recourse arrangements to reduce the amount of capital required and (ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected. A proposal recently issued by the Federal Reserve and expected to be joined in by the other bank regulatory agencies increases the amount of capital required to be carried against certain long-term derivative contracts; in addition, the proposal recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. UPC believes that these changes will not, if adopted, have a material effect on the company's compliance with capital adequacy requirements.

         Failure to meet capital requirements can subject an institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits. As described below, under the "Prompt Corrective Action" regulations, substantial additional restrictions can be imposed upon FDIC-insured institutions that fail to meet applicable capital requirements. See "-- Certain Regulatory Considerations -- Prompt Corrective Action."

         At June 30, 1994, UPC's total risk based capital ratio was 18.39%, its Tier I Capital ratio was 15.11% and its Leverage Ratio was 7.49%. In addition, each of UPC's banking subsidiaries satisfied the minimum capital requirements applicable to it and had the requisite capital levels to qualify as a "well-capitalized" institution under the prompt corrective action provisions discussed below.

PROMPT CORRECTIVE ACTION

         The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") enacted in December 1991, requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet their minimum capital requirements. FDICIA establishes five capital tiers:

"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under capital regulations, a bank is defined to be well capitalized if it maintains a Leverage Ratio of at least five percent, a Tier I Capital ratio of at least six percent and a Total Capital ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above under "-- Certain Regulatory Considerations -- Capital Adequacy." In addition, a bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to maintain a level of tangible equity equal to not less than two percent of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels to be considered adequately capitalized. An undercapitalized institution is: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of business. The capital restoration plan must include a guarantee by the institution's holding company that the institution will comply with the plan until it has been adequately capitalized on average for four consecutive quarters. Pursuant to the guarantee, the institution's holding company would be liable up to the lesser of five percent of the institution's total assets or the amount necessary to bring the institution into capital compliance as of the date it failed to comply with its capital restoration plan. If the controlling bank holding company should fail to fulfill its obligations under the guarantee and should file (or should have filed against it) a petition under the federal Bankruptcy Code, the appropriate federal banking regulator could have a claim as a general creditor of the bank holding company, and, if the guarantee were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of the bank holding company.

         The regulatory agencies have discretionary authority to reclassify well capitalized institutions as adequately capitalized or to impose on adequately capitalized institutions requirements or actions specified for undercapitalized institutions if the agency determines after notice and an opportunity for hearing that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, which can consist of the receipt of an unsatisfactory examination rating if the deficiencies cited are not corrected. A significantly undercapitalized institution, as well as any undercapitalized institution that did not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities, possible replacement of directors and officers and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior regulatory approval and the institution is prohibited from making payments of principal or interest on its subordinated debt. If an institution should become critically undercapitalized, the institution would be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it should remain critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

DIVIDEND RESTRICTIONS

UPC is a legal entity separate and distinct from UPNB, the Regional Banks, the Community Banks and its nonbank subsidiaries. UPC's revenues (on a parent company only basis) result, in significant part, from dividends paid to UPC by its subsidiaries. The right of UPC, and consequently the right of creditors and shareholders of UPC, to participate in any distribution of the assets or earnings of any subsidiary through the payment of such dividends or otherwise is necessarily subject to the prior claims of creditors of the subsidiary (including depositors, in the case of banking subsidiaries), except to the extent that claims of UPC in its capacity as a creditor may be recognized.

         There are statutory and regulatory requirements applicable to the payment of dividends by UPNB, the Regional Banks and the Community Banks to UPC. Each national banking association subsidiary of UPC, including UPNB and the Regional Banks, is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks may only pay dividends to the extent that their retained net profits (including the portion transferred to surplus) exceed statutory bad debts (as defined by regulation). The state-chartered Community Banks are subject to similar restrictions on the payment of dividends by the respective state laws under which they are organized. Furthermore, as described further under "-- Certain Regulatory Considerations -- Prompt Corrective Action," all depository institutions are prohibited from paying any dividends, making other distributions or paying any management fees if, after such payment, the depository institution would fail to satisfy its minimum capital requirements. In accordance with the specified calculations, at July 1, 1994, UPNB, the Regional Banks and the Community Banks had approximately $12.8 million available for distribution to UPC without obtaining prior regulatory approval. The actual amount of dividends paid will be limited to a lesser amount by the management of UPC in order to maintain compliance with UPC's internal capital guidelines and to maintain strong capital positions in each of the subsidiary banks of UPC. Future dividends will depend upon the level of earnings of the subsidiary banks of UPC. It is the policy of the Federal Reserve that bank holding companies should pay dividends only out of current earnings. Federal banking regulators also have the authority to prohibit banks and bank holding companies from paying a dividend if they should deem such payment to be an unsafe or unsound practice. In addition, it is the position of the Federal Reserve Board that as a bank holding company, UPC is expected to act as a source of financial strength to each of its subsidiary banks. See "CERTAIN REGULATORY CONSIDERATIONS -- Support of Subsidiary
Banks."

SUPPORT OF SUBSIDIARY BANKS

         Under Federal Reserve policy, UPC is expected to act as a source of financial strength to UPNB, the Regional Banks and the Community Banks and, where required, to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. Moreover, if one of its subsidiary banks should become undercapitalized, under FDICIA, UPC would be required to guarantee the subsidiary bank's compliance with its capital plan in order for such plan to be accepted by the federal regulatory authority. See "CERTAIN REGULATORY CONSIDERATIONS -- Prompt Corrective Action."

         Under the "cross guarantee" provisions of the Federal Deposit Insurance Act, any FDIC-insured subsidiary of UPC may be held liable for any loss incurred by, or reasonably expected to be incurred by the FDIC in connection with (i) the "default" of any other commonly controlled FDIC-insured subsidiary or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured subsidiary "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

         Because it is a bank holding company, any capital loans made by UPC to UPNB, the Regional Banks or any of the Community Banks are subordinate in right to payment of deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over certain other creditors of the bank holding company.

TRANSACTIONS WITH AFFILIATES

         Provisions of the Federal Reserve Act impose restrictions on the type, quantity and quality of transactions between affiliates of an insured bank and the insured bank (including its bank holding company and its nonbank subsidiaries). The purpose of these restrictions is to prevent misuse of the resources of the insured institution by its uninsured affiliates. An exception to most of these restrictions is provided for transactions between two insured banks that are within the same holding company where the holding company owns 80% or more of each of these banks (the "sister bank" exception). The restrictions also do not apply to transactions between an insured bank and its wholly owned subsidiaries. These restrictions include limitations on the purchase and sale of assets and extensions of credit by the insured bank to its holding company or its nonbank subsidiaries. An insured bank and its subsidiaries are limited in engaging in "covered transactions" with their nonbank or nonsavings bank affiliates to the following amounts: (i) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 10% of the capital stock and surplus of the insured bank, and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured bank and its subsidiaries may not exceed 20% of the capital stock and surplus of the bank. "Covered transactions" are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.
Further, provisions of the BHCA, as amended, prohibit a bank holding company and its subsidiaries from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC INSURANCE ASSESSMENTS

         The subsidiary banks of UPC are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule which has increased the assessment rates for most FDIC-insured depository institutions. Under the new schedule, the annual premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

     The legislation adopted in August, 1989 to provide for the resolution of insolvent savings associations also required the FDIC to establish separate deposit insurance funds -- the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. The law also requires the FDIC to set deposit insurance assessments at such levels as will cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due primarily to the low costs of resolving bank insolvencies in the last few years, BIF is expected to reach its designated reserve ratio within one or two years, at which time the FDIC will be required to lower deposit insurance assessment rates on banks to those substantially lower levels that will maintain the balance in BIF in the required relationship to insured bank deposits. However, the balance in SAIF is not expected to reach the designated reserve ratio for far longer than it is expected the BIF to reach its mandated balance, as the law provides that a significant portion of the costs of resolving past insolvencies of savings associations must be paid from this source. Accordingly, while the BIF and SAIF assessment rates are presently the same, it is likely that SAIF rates will be significantly higher than BIF rates in the future. Since UPC acquired substantial amounts of SAIF-insured deposits from insolvent savings associations during the years from 1989 to the present which cannot be converted from SAIF to BIF under present law, it may be required to pay insurance assessments on these acquired deposits at rates significantly higher than the rates charged by BIF. While the amount of additional deposit insurance assessments to be incurred cannot be calculated at this time because the differential likely to develop between SAIF and BIF is not known, UPC does not expect that such additional deposit insurance costs will have a significant, adverse effect on its earnings.

OTHER BANKING LEGISLATION

     In addition to the matters noted above, FDICIA made other significant changes to the federal banking laws in 1991. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits.

     Standards for Safety and Soundness. FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository-institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest-rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards must prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss, but (subject to certain exceptions) may not prescribe specific compensation levels or ranges for directors, officers or employees. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies.

     Brokered Deposits. The FDIC has adopted regulations governing the receipt of brokered deposits. Under the regulations, a bank may not lawfully accept, roll over or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that may not receive brokered deposits also may not offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because UPNB, the Regional Banks and the Community Banks all had at June 30, 1994, the requisite capital levels to qualify as well capitalized institutions, UPC believes the brokered deposits regulation will have no material effect on the funding or liquidity of UPNB, the Regional Banks or any of the Community Banks.

     Consumer Protection Provisions. FDICIA seeks to encourage enforcement of existing consumer protection laws and enacted new consumer-oriented provisions including a requirement of notice to regulators and customers of any proposed branch closing and provisions intended to encourage the offering of "lifeline" banking accounts and lending in distressed communities. FDICIA also requires depository institutions to make additional disclosures to depositors with respect to the rate of interest and the terms of their deposit accounts.

     Miscellaneous. FDICIA also made extensive changes in the applicable rules regarding audit, examinations and accounting. FDICIA generally requires annual, on-site, full-scope examinations by each bank's primary federal regulator. FDICIA also imposes new responsibilities on management, the independent audit committee and outside accountants to develop, approve or attest to reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

     FDICIA also required the Federal Reserve to prescribe standards which limit the risks posed by an insured institution's "exposure" to any other depository institution to limit the risks that the failure of a large depository institution would pose to an insured depository institution. FDICIA broadly defines "exposure" to include extensions of credit to the other institution; purchases of, or investments in, securities issued by the other institution; securities issued by the other institution and accepted as collateral for an extension of credit to any person; and all similar transactions which the Federal Reserve has defined by regulation to be "exposure." The Federal Reserve has proposed procedures and "benchmark" standards to limit an insured depository institution's credit and settlement exposure to each of its correspondent banks. The final rules were effective on December 19, 1992, but provide for a two-year transition period.

     Depositor Preference. Legislation recently enacted by Congress establishes a nationwide depositor preference rule in the event of a bank failure. Under this arrangement, all deposits and certain other claims against a bank, including the claim of the FDIC as subrogee of insured depositors, would receive payment in full before any general creditor of the bank would be entitled to any payment in the event of an insolvency or liquidation of the bank.

     The Interstate Banking and Community Development Legislation. In September, 1994 legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Interstate Banking Efficiency Act facilitates the interstate expansion and consolidation of banking organizations (i) by permitting bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation (September 29, 1995), to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state; (ii) by permitting the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date; (iii) by permitting banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state; (iv) by permitting one year after enactment of the legislation a bank to engage in certain agency relationships (receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations) as agent for any bank or thrift affiliate, whether the affiliate is located in the same State or a different State than the agent bank; and (v) by permitting foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so. One effect of this legislation would be to permit UPC to acquire banks and bank holding companies located in any state and to permit banking organizations located in any state to acquire banks and bank holding companies headquartered in Tennessee. Overall, this legislation is likely to have the effects of increasing consolidation and competition and promoting geographic diversification in the banking industry.

     The Community Development Banking Act, also enacted in September, 1994, is intended to (i) increase the flow of loans to businesses in distressed communities by providing incentives to lenders to provide credit within those communities; (ii) remove impediments to the securitization of small business loans; (iii) provide for a reduction in paperwork and to streamline bank regulation through, for example, the coordination of examinations in a bank holding company context, a reduction in the number of currency transaction reports required, improvements to the National Flood Insurance Program that include enabling lenders to force place flood insurance; and (iv) increase the level of consumer protection provided to customers in banking transactions.
UPC believes that these provisions of the new law will not have a material effect on its operation.

REGULATION OF GSSC AND THE BANKS

     As a bank holding company, GSSC is subject to the same type of regulatory supervision considerations as UPC. For information regarding regulations governing GSSC and the Banks, see GSSC's Annual Report on Form 10-K for the year ended December 31, 1993 which is incorporated herein by reference.

                 DESCRIPTION OF UPC COMMON AND PREFERRED STOCK

     UPC's Restated Charter (the "Charter") currently authorizes the issuance of 50,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"). As of October 31, 1994, 25,431,252 shares of UPC Common Stock were issued and outstanding, and approximately 651,000 shares were subject to acquisition through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 1,175,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 4,478,000 shares were authorized for issuance and reserved for conversion of certain shares of UPC Preferred Stock. Additionally, as of October 31, 1994; 3,405,577 shares of UPC Preferred Stock were issued and outstanding, consisting of 44,000 shares of UPC's $8.00 Nonredeemable, Cumulative, Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); 253,655 shares of UPC's 9.5% Redeemable, Cumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock"); and 3,107,922 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock"). As of October 31, 1994, UPC's 690,000 shares of UPC 10 3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C (the "Series C Preferred Stock") were called for redemption and are no longer outstanding. As of October 31, 1994, none of UPC's 250,000 authorized shares of Series A Preferred Stock were issued and outstanding. The capital stock of UPC does not represent or constitute a deposit account and is not insured by the FDIC, the Bank Insurance Fund, the Savings Association Insurance Fund or any governmental agency.

     UPC has authorized the issuance or purchase in the open market of up to 150,000 shares of UPC Common Stock in connection with UPC's 401-K Retirement Savings Plan.

UPC COMMON STOCK

     General. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board of Directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee or UPC's Charter or Bylaws. UPNB is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock.

     Dividends. Subject to the preferential dividend rights, if any, applicable to shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for UPC Preferred Stock, the holders of UPC Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the UPC Board of Directors.

     UPC has the right to, and may from time to time enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. As of the date of this Joint Proxy Statement/Prospectus, no such restrictions under any such borrowing arrangements or outstanding debt instruments are in effect.

     Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts, if any, to be distributed to the holders of the UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board of Directors may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

     Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

PREFERRED STOCK OF UPC

     Series A Preferred Stock. UPC's Charter provides for the issuance of up to 250,000 shares (subject to adjustment by action of the UPC Board of Directors) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Current Report on Form 8-K dated January 19, 1989, incorporated by reference herein.

     Series B Preferred Stock. In November 1989, UPC issued to two holders, in a private offering incidental to an acquisition, 44,000 shares of its Series B Preferred Stock all of which are outstanding as of the date hereof. Such shares bear a dividend rate of $8.00 per share per annum; dividends are cumulative. After November 30, 1994 (and in limited circumstances prior thereto), each share of Series B Preferred Stock is convertible at the option of the holder into 7.722 shares of UPC Common Stock, with the maximum number of shares of UPC Common Stock into which such shares may be converted being 339,768. The Series B Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $100.00 per share plus unpaid dividends accrued thereon and are not subject to redemption by UPC. Holders of Series B Preferred Stock have no voting rights except as required by law and certain other limited circumstances.

     Series C Preferred Stock. In August 1991, UPC issued in a public offering 690,000 shares of its Series C Preferred Stock all of which are outstanding as of the date hereof. Such shares have a stated value of $25.00 per share. Dividends are payable at the rates of approximately $.65 per quarter, increasing to $.68 on November 1, 1994, to $.71 on November 1, 1995 and to $.74 on November 1, 1996; dividends are cumulative. The Series C Preferred Stock is not convertible, is not subject to any sinking fund provisions and has no preemptive rights. Such shares provide for a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, with the prior approval of the Federal Reserve, are subject to redemption by UPC at $25.00 per share at any time on or after October 31, 1994. Holders of Series C Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. UPC has called for redemption all of its outstanding Series C Preferred Stock effective October 31, 1994, and has received the prior approval of the Federal Reserve to undertake such redemption.

     Series D Preferred Stock. In connection with the July 1992 acquisition of Southeastern Bancshares, Inc., UPC issued in a private offering 253,655 shares of Series D Preferred Stock. Such shares have a stated value of $20.50 per share on which dividends accrue at a rate of 9.5% per annum; dividends are cumulative. At any time prior to redemption, each share of the Series D Preferred Stock is convertible at the option of the holder into one share of UPC Common Stock. The Series D Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $20.50 per share plus unpaid dividends accrued thereon and, at UPC's option, with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time and from time to time on or after July 1, 1995. Holders of Series D Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

     Series E Preferred Stock. In February 1992, UPC issued in a public offering 2,200,000 shares of Series E Preferred Stock, all of which (except for 600 previously converted shares) are outstanding as of the date hereof. In the first two quarters of 1993, UPC issued 908,522 shares of Series E Preferred Stock in connection with UPC's acquisition of the remaining equity interest in Bank of East Tennessee and UPC's acquisition of Erin Bank & Trust Company in Erin, Tennessee, all of which are outstanding as of the date hereof. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time or from time to time after March 31, 1997. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

     Certain provisions of UPC's Charter and Bylaws and certain provisions of Tennessee law may have an anti-takeover effect in that they could prevent, discourage or delay a change in control of UPC. The following summary briefly describes certain of those provisions. The summary is not intended to be complete and is qualified in its entirety by reference to UPC's Charter and Bylaws and to the Tennessee Code.

     Charter and Bylaw Provisions. Pursuant to UPC's Charter, the directors of UPC are elected for three-year terms of office, and approximately one-third of the members of the UPC Board of Directors are up for election each year. The Charter also restricts the removal of directors by the shareholders.

     The Charter requires the affirmative votes of the holders of 66-2/3% of UPC's outstanding Common Stock for approval of a merger, consolidation or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. The Charter also requires the affirmative votes of the holders of 66-2/3% of UPC's outstanding Common Stock to amend the Bylaws of UPC and the provisions of the Charter applicable to UPC's capital stock; to change the number, election and classification of directors; to give approval of certain transactions as described above; and to amend certain provisions of the Charter.

     Share Purchase Rights Plan. In 1989, the UPC Board of Directors adopted a Share Purchase Rights Plan and distributed a dividend of one Preferred Share Unit Purchase Right ("Right") for each outstanding share of UPC Common Stock. Moreover, one Right shall be, automatically and without further action by UPC, distributed in respect to each share of UPC Common Stock issued thereafter. The Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Rights would separate from UPC Common Stock and each holder of a Right (other than the potential acquiror) would be entitled to purchase certain equity securities at prices below their market value. UPC has authorized 250,000 shares of Series A Preferred Stock for issuance under the Share Purchase Rights Plan, but no shares have been issued as of the date of this Prospectus. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of UPC, including the right to vote or to receive dividends.

     Provisions of the Tennessee Code. As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

     The Tennessee Business Combination Act (the "Tennessee BCA") generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "Interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board of Directors before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The Tennessee BCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

     The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") restricts the voting powers of shares acquired by a party once a specific level of control is acquired, unless certain conditions are met. Specifically, the Tennessee CSAA provides that "Control Shares" will not have the voting rights to which they normally would be entitled unless approved by the other shareholders at an annual or special meeting. "Control shares" are shares that, in the absence of the Tennessee CSAA, would give the acquiror voting power within any of the following ranges of all of the voting power of UPC: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more.

     In addition, the Tennessee Investor Protection Act places limitations on certain takeover offers by persons owning five percent or more of any class of equity securities of UPC.

     The provisions described above might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board of Directors until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation or other similar business combination unless the described conditions were met.

  As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board of Directors or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board of Directors and management.

                     MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to UPC and GSSC is incorporated by reference or set forth in UPC's Annual Report on Form 10-K for the year ended December 31, 1993, and GSSC's Annual Report on Form 10-K for the year ended December 31, 1993, each of which is incorporated by reference in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of UPC and Stockholders of GSSC desiring copies of such documents may contact UPC or GSSC, as the case may be, at its address or phone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." For additional information regarding the directors and certain executive officers of UPC and GSSC prior to and after the Effective Time of the Merger, see "THE MERGER -- Management after the Merger" and "--Interests of Certain Persons in the Merger."

                          VALIDITY OF UPC COMMON STOCK

The validity of the shares of UPC Common Stock offered hereby will be passed upon by Gary A. Simanson, Assistant Secretary and Associate General Counsel of UPC. Gary A. Simanson is an officer of UPC and receives compensation from UPC.

                                    EXPERTS


      The audited consolidated financial statements of Union Planters Corporation as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 incorporated in this Joint Proxy Statement/Prospectus by reference to Union Planters Corporation's Current Report on Form 8-K dated October 20, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of BNF BANCORP, INC., formerly BANCFIRST Corporation, as of September 30, 1993 and 1992 and for each of the three years in the period ended September 30, 1993 incorporated in this Joint Proxy Statement/Prospectus by reference to the Current Report on Form 8-K dated February 8, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Grenada Sunburst System Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993 have been incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report of Grenada Sunburst System Corporation for the year ended December 31, 1993 and the Current Report of Union Planters Corporation on Form 8-K dated July 26, 1994, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

APPENDIX

A-1   --     Agreement and Plan of Reorganization dated July 1, 1994, together with the Plan of Merger annexed thereto as Exhibit A

B-1   --     Fairness Opinion of The Robinson-Humphrey Company, Inc.

C-1   --     Fairness Opinion of Stifel, Nicolaus & Company, Incorporated

                                  APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION
                                    DATED
                                 JULY 1, 1994
                                BY AND BETWEEN
         UNION PLANTERS CORPORATION, GSSC ACQUISITION COMPANY, INC.,
                     GRENADA SUNBURST SYSTEM CORPORATION,
           SUNBURST BANK, MISSISSIPPI, AND SUNBURST BANK, LOUISIANA
                       TOGETHER WITH THE PLAN OF MERGER
                         ANNEXED THERETO AS EXHIBIT A

                      AGREEMENT AND PLAN OF REORGANIZATION


                               DATED July 1, 1994


                                    Between



                         UNION PLANTERS CORPORATION and
                         GSSC ACQUISITION COMPANY, INC.


                                      and


                      GRENADA SUNBURST SYSTEM CORPORATION,
                         SUNBURST BANK, MISSISSIPPI and
                                 SUNBURST BANK

                              TABLE OF CONTENTS

                                                                                                                   Page
                                                                                                                   ----
                                                 AGREEMENT AND PLAN OF REORGANIZATION . . . . . . . . . . . . . . .  1

                                                               RECITALS . . . . . . . . . . . . . . . . . . . . . .  1

                                                              AGREEMENT   . . . . . . . . . . . . . . . . . . . . .  3

                                                              ARTICLE 1
                                                             DEFINITIONS  . . . . . . . . . . . . . . . . . . . . .  3

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                 -----------

                                                              ARTICLE 2

                                                     TERMS OF THE REORGANIZATION  . . . . . . . . . . . . . . . . . 10

         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                 ----------
         2.2     Certificate of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation  . 10
                 -----------------------------------------------------------------------------------------------
                 (a)      Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                          ----------------------------
                 (b)      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
                          ------
                 (c)      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
                          ----------------------
                 (d)      Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
                          ----
         2.3     Due Diligence Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
                 --------------------
         2.4     Availability of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
                 ---------------------------
         2.5     UPC's Right to Revise the Structure of the Transaction . . . . . . . . . . . . . . . . . . . . . . 11
                 ------------------------------------------------------
         2.6     Holding Period of UPC Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
                 ----------------------------------
         2.7     GSSC Stock Options and Treasury Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
                 -------------------------------------

                                                              ARTICLE 3
                                                      DESCRIPTION OF TRANSACTION  . . . . . . . . . . . . . . . . . 14

         3.1     Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                 -------------------
                 (a)      Satisfaction of Conditions to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 14
                          -------------------------------------
                 (b)      Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
                          ----------------------------
                 (c)      Conversion of Shares of INTERIM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
                          -------------------------------
                 (d)      Conversion and Cancellation of Shares of GSSC . . . . . . . . . . . . . . . . . . . . . . 15
                          ---------------------------------------------
                 (e)      Conversion and Exchange of GSSC Shares; Exchange Ratio  . . . . . . . . . . . . . . . . . 15
                          ------------------------------------------------------
                 (f)      Mechanics of Payment of Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . 18
                          -------------------------------------
                 (g)      Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
                          --------------------
                 (h)      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
                          ---------------------
                 (i)      Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
                          ------------------
                 (j)      Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
                          -------------------------
                 (k)       Appraisal Rights of GSSC Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . 21
                          --------------------------------------
         3.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
                 -------------------------
         3.3     Price Based Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
                 -----------------------

                                                              ARTICLE 4
                                          REPRESENTATIONS AND WARRANTIES OF UPC AND INTERIM   . . . . . . . . . . . 23

         4.1     Organization and Corporate Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
                 ------------------------------------
         4.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . 23
                 -----------------------------------------------------------------------------
         4.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
                 ------------
         4.4     Government and Shareholder Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                 ------------------------------------
         4.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
                 --------------
         4.6     UPC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 ------------------------
         4.7     Exchange Act and Listing Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
                 --------------------------------
         4.8     The UPC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 --------------------
         4.9     Licenses, Franchise, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 ------------------------
         4.10    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
                 --------------------------
         4.11    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
                 -----------
         4.12    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 ----------
         4.13    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 ----------------------------------
         4.14    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 --------------------
         4.15    Material Contract Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 --------------------------
         4.16    Statements True and Correct   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 ---------------------------
         4.17    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 ----------
         4.18    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
                 -------

                                                              ARTICLE 5
                                         REPRESENTATIONS AND WARRANTIES OF GSSC, SBM AND SBL  . . . . . . . . . . . 32

         5.1     Organization and Qualification of GSSC and Subsidiaries  . . . . . . . . . . . . . . . . . . . . . 32
                 -------------------------------------------------------
         5.2     Authorization, Execution and Delivery; Reorganization Agreement Not in Breach  . . . . . . . . . . 33
                 -----------------------------------------------------------------------------
         5.3     No Legal Bar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                 ------------
         5.4     Government and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
                 ------------------------------
         5.5     Compliance With Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                 -------------------
         5.6     Charter Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                 -----------------
         5.7     GSSC Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
                 -------------------------
         5.8     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
                 --------------------------
         5.9     Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
                 --------
         5.10    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
                 ----------
         5.11    GSSC Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
                 -----------------
         5.12    Condition of Fixed Assets and Equipment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
                 ---------------------------------------
         5.13    Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
                 -----------
         5.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
                 ----------
         5.15    Hazardous Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
                 -------------------
         5.16    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ---------
         5.17    Labor and Employment Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 ----------------------------
         5.18    Records and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
                 ---------------------
         5.19    Capitalization of GSSC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
                 ----------------------
         5.20    Sole Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
                 --------------
         5.21    Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
                 ----------
         5.22    Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47
                 ----------------------------------
         5.23    Allowance for Possible Loan or ORE Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
                 -----------------------------------------
         5.24    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
                 --------------------


         5.25    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
                 ----------------------
         5.26    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
                 ------------------
         5.27    Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
                 --------------------------
         5.28    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
                 -------
         5.29    Exchange Act and Listing Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
                 --------------------------------
         5.30    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
                 ---------------------------

                                                              ARTICLE 6
                                                           COVENANTS OF UPC . . . . . . . . . . . . . . . . . . . . 58

         6.1     Proxy Statement; UPC Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
                 -----------------------------------------
         6.2     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
                 --------------------
         6.3     Reservation, Listing and Registration of UPC Common Stock under the Securities Laws . . . . . . . .59
                 -----------------------------------------------------------------------------------
         6.4     Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
                 -----------------
         6.5     Conduct of Business; Notice of Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . .61
                 ---------------------------------------------

                                                              ARTICLE 7
                                                    COVENANTS OF GSSC, SBM AND SBL  . . . . . . . . . . . . . . . . 61

         7.1     Proxy Statement; GSSC Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . .61
                 ------------------------------------------
         7.2     Conduct of Business -- Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
                 --------------------------------------------
         7.3     Conduct of Business -- Negative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
                 -----------------------------------------
         7.4     Conduct of Business -- Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 67
                 --------------------------------------

                                                              ARTICLE 8
                                                        CONDITIONS TO CLOSING   . . . . . . . . . . . . . . . . . . 71

         8.1     Conditions to the Obligations of GSSC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
                 -------------------------------------
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
                          -----------
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
                          ------------------------------
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
                          ---------
                 (d)      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
                          -------------
                 (e)      Opinion of UPC's and INTERIM's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . 73
                          --------------------------------------
                 (f)      Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
                          ----------------
                 (g)      Tax Opinion of McDonnell Boyd . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
                          -----------------------------
         8.2     Conditions to the Obligations of UPC and INTERIM . . . . . . . . . . . . . . . . . . . . . . . . . 74
                 ------------------------------------------------
                 (a)      Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
                          -----------
                 (b)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
                          ------------------------------
                 (c)      Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
                          ---------
                 (d)      Destruction of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
                          -----------------------
                 (e)      Inspections Permitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
                          ---------------------
                 (f)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
                          --------------------------
                 (g)      Opinion of GSSC's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
                          -------------------------
                 (h)      Other Business Combinations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
                          --------------------------------
                 (i)      Maintenance of Certain Covenants, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . 78
                          -------------------------------------
                 (j)      Non-Compete Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
                          ----------------------
                 (k)      Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
                          -----------
                 (l)      Pooling of Interests Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . 79
                          -----------------------------------------
                 (m)      Receipt of Affiliate Letters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
                          ----------------------------
                 (n)      Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79
                          ----------------

         8.3     Conditions to Obligations of All Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
                 ----------------------------------------
                 (a)      No Pending or Threatened Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
                          -------------------------------
                 (b)      Governmental Approvals and Acquiescence Obtained  . . . . . . . . . . . . . . . . . . . . 80
                          ------------------------------------------------
                 (c)      Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
                          ----------------------
                 (d)      GSSC Stockholder and UPC Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . 80
                          ---------------------------------------------

                                                              ARTICLE 9
                                                             TERMINATION  . . . . . . . . . . . . . . . . . . . . . 81

         9.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81
                 -----------
         9.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
                 ---------------------

                                                              ARTICLE 10
                                                          GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . 84

         10.1      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
                   -------
         10.2      Assignability and Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
                   -------------------------------------
         10.3      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
                   -------------
         10.4      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
                   ------------
         10.5      Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
                   ------------
         10.6      Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
                   ---------
         10.7      Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
                   ----------------
         10.8      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
                   ------------
         10.9      Modifications, Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
                   -------------------------------------
         10.10     Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
                   --------------
         10.11     Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
                   -------------------
         10.12     Finders and Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
                   -------------------
         10.13     Equitable Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
                   ------------------
         10.14     Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
                   ---------------
         10.15     Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . 88
                   ------------------------------------------
         10.16     No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88
                   ---------
         10.17     Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
                   -------------------
         10.18     Materiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89
                   -----------

                     AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Reorganization Agreement") dated this 1st day of July, 1994, by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018; GSSC ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Delaware, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC; GRENADA SUNBURST SYSTEM CORPORATION ("GSSC" or "Surviving Corporation" as the context may require), a corporation chartered and existing under the laws of the State of Delaware which is a registered bank holding company and whose principal offices are located at 2000 Gateway, Grenada, Grenada County, Mississippi 38901; SUNBURST BANK, MISSISSIPPI ("SBM"), a Mississippi banking corporation, chartered and existing under the laws of the State of Mississippi, having its main office at 2000 Gateway, Grenada, Grenada County, Mississippi 38901, and which is a wholly- owned subsidiary of GSSC; and SUNBURST BANK ("SBL"), a Louisiana banking corporation, chartered and existing under the laws of the State of Louisiana, having its main office at 8440 Jefferson Highway (Post Office Box
2710), Baton Rouge, East Baton Rouge Parish, Louisiana 70821, and which is a wholly-owned subsidiary of GSSC.

         UPC, INTERIM, GSSC, SBM and SBL are sometimes referred to herein as the "Parties."


                                    RECITALS

         A. GSSC is the beneficial owner and holder of record of 3,465,440 shares of the common stock, $2.50 par value per share, of SBM which constitute all of the shares of common stock of SBM issued and outstanding (the "SBM Common Stock"), and 5,000,000 shares of the common stock, $1.00 par value per share, of SBL which constitute all of the shares of common stock of SBL issued and outstanding (the "SBL Common Stock") and desires to have itself, SBM and SBL acquired by UPC on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger (attached hereto as Exhibit A) (the "Plan of Merger").





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 1

         B. UPC is the beneficial owner and holder of record of 1,000 shares of the common stock, $.01 par value per share, of INTERIM which constitute all of the shares of common stock of INTERIM issued and outstanding (the "INTERIM Common Stock"), and desires to acquire GSSC, SBM and SBL on the terms and subject to the conditions set forth in this Reorganization Agreement and the accompanying Plan of Merger.

         C. The Boards of Directors of GSSC, SBM and SBL deem it desirable and in the best interests of the stockholders of GSSC (the "GSSC Stockholders") that INTERIM be merged with and into GSSC (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger (the "Merger").

         D. The Boards of Directors of UPC and INTERIM deem it desirable and in the best interests of UPC and INTERIM and the shareholders of UPC (the "UPC Shareholders") that INTERIM be merged with and into GSSC on the terms and subject to the conditions set forth in this Reorganization Agreement and in the manner provided in this Reorganization Agreement and the Plan of Merger.

         E. The respective Boards of Directors of UPC, INTERIM, GSSC, SBM and SBL have each adopted (or will each adopt) resolutions setting forth and adopting this Reorganization Agreement and the Plan of Merger, and have directed that this Reorganization Agreement and the Plan of Merger and all resolutions adopted by said Boards of Directors and by the GSSC Stockholders and the UPC Shareholders related to this Reorganization Agreement, be submitted with appropriate applications to, and filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and such other regulatory agencies or authorities as may be necessary in order to obtain all governmental authorizations required to consummate the proposed Merger and the transactions contemplated in this Reorganization Agreement in accordance with this Reorganization Agreement, the Plan of Merger and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 2

                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

                 1.1 Definitions. As used in this Reorganization Agreement, the following terms have the definitions indicated:

                 "AFFILIATE" of a party means any Person or other legal entity directly or indirectly controlling, controlled by or under common Control, as that term is defined herein, with that party.

                 "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 5.15(a) of this Reorganization Agreement.

                 "AUDITED FINANCIAL STATEMENTS OF GSSC" shall have the meaning assigned to such term in Section 5.7 of this Reorganization Agreement.

                 "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 5.8 of this Reorganization Agreement.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "BROKERED DEPOSITS" shall mean all Deposits of SBM and SBL for which SBM or SBL have paid a commission or an interest rate substantially above that paid by SBM or SBL to the general depositors of SBM or SBL, respectively.

                 "BUSINESS DAY" shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized by banks in any of Mississippi, Louisiana or Tennessee.

                 "CERCLA" shall have the meaning set forth in Section 5.15(a) of this Reorganization Agreement.

                 "CLOSING" shall have the meaning assigned to such term in
Section 3.1(a) of this Reorganization Agreement.

                 "CLOSING DATE" shall have the meaning assigned to such term in
Section 3.2 of this Reorganization Agreement.

                 "COMPTROLLER" shall mean the Office of the Comptroller of the Currency, or any successor thereto.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 3

                 "CONSIDERATION" shall mean the value to be received by the GSSC Record Holders in exchange for their GSSC Common Stock, such value to be determined as provided in Article 3, Section 3.1(e), of this Reorganization Agreement.

                 "CONTROL" shall have the meaning assigned to such term in
Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                 "DELAWARE CODE" shall mean the Delaware Code (1974 Revision), as amended.

                 "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of SBM and SBL.

                 "EFFECTIVE DATE OF THE MERGER" shall mean that date on which the Effective Time of the Merger shall have occurred.

                 "EFFECTIVE TIME OF THE MERGER" shall have the meaning assigned in Section 3.3 of the Plan of Merger and Section 3.1(b) of this Reorganization Agreement.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE AGENT" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its Corporate Trust Department.

                 "EXCHANGE RATIO" shall have the meaning assigned to such term in Section 3.1(e) of this Reorganization Agreement.

                 "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

                 "FEDERAL RESERVE" shall mean the Board of Governors of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis acting under delegated authority.

                 "FIXED ASSETS" shall mean the furniture, fixtures and equipment of the referenced Party.

                 "GAAP" shall mean generally accepted accounting principles, consistently applied.

                 "GOVERNMENTAL APPROVALS" shall have the meaning assigned to such term in Section 4.4 of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 4

                 "GSSC" means Grenada Sunburst System Corporation, a corporation chartered and existing under the laws of the State of Delaware which is a registered bank holding company and whose principal offices are located at 2000 Gateway, Grenada, Grenada County, Mississippi 38901.

                 "GSSC COMMON STOCK" has the meaning assigned to such term in
Section 3.1(d) of this Reorganization Agreement.

                 "GSSC COMPANIES" shall mean GSSC and all of its Subsidiaries, including SBM, SBL, all SBM Subsidiaries and all SBL Subsidiaries.

                 "GSSC EMPLOYEE PLANS" shall mean any pension plans, profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by GSSC or any GSSC Subsidiary, including, but not limited to SBM or SBL, to or for the benefit of the officers, directors or employees of GSSC or any GSSC Subsidiary.

                 "GSSC RECORD HOLDERS" means the holders of record of all of the issued and outstanding shares of GSSC Common Stock immediately prior to the Effective Time of the Merger.

                 "GSSC STOCKHOLDERS" shall have the meaning assigned to such term in Recital C of this Reorganization Agreement.

                 "GSSC STOCKHOLDERS MEETING" shall mean the meeting of the GSSC Stockholders to be held pursuant to Section 7.1 of this Reorganization Agreement, including any adjournment or adjournments thereof.

                 "GSSC STOCK OPTIONS" shall have the meaning assigned to such term in Section 2.7 of this Reorganization Agreement.

                 "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended and recodified.

                 "HAZARDOUS SUBSTANCES" shall have the meaning set forth in
Section 5.15(a) of this Reorganization Agreement.

                 "INDEX GROUP" shall have the meaning assigned to such term in
Section 3.3 of this Reorganization Agreement.

                 "INDEX PRICE" shall have the meaning assigned to such term in
Section 3.3 of this Reorganization Agreement.

                 "INTERIM" shall mean GSSC Acquisition Company, Inc., a corporation chartered and existing under the laws of the State of





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 5

Delaware, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC formed solely to effect the Merger.

                 "INTERIM COMMON STOCK" shall have the meaning assigned to such term in Section 3.1(c) of this Reorganization Agreement.

                 "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                 "LOFI" shall mean the State of Louisiana Office of Financial Institutions.

                 "MERGER" shall, as described in Section 2.1 of this Reorganization Agreement, mean the merger of INTERIM with and into GSSC, which shall survive the Merger as the Surviving Corporation.

                 "MISSISSIPPI CODE" shall mean the Mississippi Code Annotated, as amended.

                 "MISSISSIPPI COMMISSIONER" shall mean the Commissioner of Banks of the State of Mississippi.

                 "MSBD" shall mean the Mississippi Department of Banking and Consumer Finance.

                 "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotation System or its successor, upon which shares of the GSSC Common Stock are listed for trading.

                 "NYSE" shall mean the New York Stock Exchange, or its successor, upon which shares of the UPC Common Stock are listed for trading.

                 "1933 ACT" shall mean the Securities Act of 1933, as amended.

                 "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                 "OFFICER" shall have the meaning set forth in Section 5.8(k) of this Reorganization Agreement.

                 "ORE" shall have the meaning set forth in Section 5.23 of this Reorganization Agreement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 6

                 "OTS" shall mean the Office of Thrift Supervision, or any successor thereto.

                 "PARTIES" shall mean GSSC, SBM, SBL, UPC and INTERIM collectively; GSSC, SBM and SBL on the one hand, or UPC and INTERIM on the other hand, may sometimes be referred to as a "PARTY."

                 "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                 "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

                 "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto which is incorporated by reference as part of this Reorganization Agreement and which is to be executed by authorized representatives of GSSC, UPC and INTERIM and filed with the Delaware Secretary of State along with the Certificate of Merger in accordance with Title 8-Chapter 485- Section 251 of the Delaware Code and providing for the Merger of INTERIM with and into GSSC as contemplated by Section 2.1 of this Reorganization Agreement.

                 "PRICING PERIOD" shall have the meaning assigned to such term in Section 3.1(e)(i) of this Reorganization Agreement.

                 "PROPERTY" shall have the meaning assigned to such term in
Section 5.15(a) of this Reorganization Agreement.

                 "PROXY STATEMENT" shall mean the proxy statement-prospectus to be used by UPC and GSSC to solicit proxies with a view to securing the approvals of the UPC Shareholders and GSSC Stockholders of this Reorganization Agreement and the Plan of Merger and to register with the SEC the issuance of the shares of UPC Common Stock to be issued by UPC to the GSSC Record Holders.

                 "REALTY" means the real property of GSSC, SBM or SBL owned or leased by GSSC, SBM or SBL or any Subsidiary of GSSC, SBM or SBL.

                 "RECORDS" means all available records, minutes of meetings of the Board of Directors, committees and stockholders of GSSC, and the Boards of Directors and shareholders of SBM and SBL, original instruments and other documentation, pertaining to GSSC, GSSC's consolidated assets (including plans and specifications relating to the Realty), GSSC's consolidated





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 7 liabilities, the GSSC Common Stock, the SBM Common Stock, the SBL Common Stock, the Deposits and loans, and all other business and financial records which are necessary or customary for use in the conduct of GSSC's, SBM's or SBL's businesses by UPC and GSSC on and after the Effective Time of the Merger as they were conducted prior to the Closing Date.

                 "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Reserve, the TDFI, the MSBD, the LOFI, the SEC, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Reorganization Agreement.

                 "RELEASE" shall have the meaning assigned to such term in
Section 5.15(b)(i) of this Reorganization Agreement.

                 "REORGANIZATION" shall mean the Merger (as described in Section 2.1(a) of this Reorganization Agreement) and the transactions contemplated in this Reorganization Agreement and the Plan of Merger annexed hereto as Exhibit A.

                 "REORGANIZATION AGREEMENT" means this Agreement and Plan of Reorganization together with the Plan of Merger (Exhibit A) and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Reorganization Agreement.

                 "SBL" means Sunburst Bank, a Louisiana banking corporation, chartered and existing under the laws of the State of Louisiana, having its main office at 8440 Jefferson Highway (Post Office Box 2710), Baton Rouge, East Baton Rouge Parish, Louisiana 70821, and which is a wholly-owned subsidiary of GSSC.

                 "SBL COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                 "SBM" means Sunburst Bank, Mississippi, a Mississippi banking corporation, chartered and existing under the laws of the State of Mississippi, having its main office at 2000 Gateway, Grenada, Grenada County, Mississippi 38901, and which is a wholly- owned subsidiary of GSSC.

                 "SBM COMMON STOCK" shall have the meaning assigned to such term in Recital A of this Reorganization Agreement.

                 "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

                 "SEC DOCUMENTS" shall mean all reports, proxy statements and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries pursuant to the





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 8

Securities Laws, whether filed, or required to be filed, with the SEC, the OTS, the Comptroller, the FDIC, the Federal Reserve or with any other Regulatory Authority pursuant to the Securities Laws.

                 "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.

                 "SUBSIDIARIES" shall mean all of those corporations, banks, associations or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, any such entity that is a joint venture of the parent or of a Subsidiary of the parent, or any such entity the equity securities of which are owned or controlled in a fiduciary capacity or through a small business investment corporation.

                 "SURVIVING CORPORATION" shall mean GSSC as the corporation resulting from the consummation of the Merger as set forth in Section 2.1(a) of this Reorganization Agreement and which shall continue to be the sole shareholder of SBM and SBL subsequent to the Merger.

                 "TENNESSEE CODE" shall mean the Tennessee Code Annotated, as amended.

                 "UPC" shall mean Union Planters Corporation, a registered Tennessee-chartered bank holding company which is also registered as a savings and loan holding company having its principal place of business in Memphis, Shelby County, Tennessee.

                 "UPC COMMON STOCK" shall have the meaning set forth in Section
4.5 of this Reorganization Agreement.

                 "UPC FINANCIAL STATEMENTS" shall mean (i) the audited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries as of December 31, 1992 and 1993 and each subsequent December 31 prior





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 9 to the Effective Time of the Merger, and (ii) the related unaudited consolidated balance sheets and related consolidated statements of earnings, of changes in shareholders' equity, and of cash flows (including related notes) of UPC and its Subsidiaries for each of the quarters ended or ending after December 31, 1993, as filed by UPC in SEC Documents.

                 "UPC PREFERRED STOCK" shall have the meaning assigned to such term in Section 4.5 of this Reorganization Agreement.

                 "UPC SHAREHOLDERS" shall have the meaning assigned to such term in Recital D of this Reorganization Agreement.

                 "UPC SHAREHOLDERS MEETING" shall mean the meeting of the UPC Shareholders to be held pursuant to Section 6.1 of this Reorganization Agreement, including any adjournment or adjournments thereof.


                                   ARTICLE 2

                          TERMS OF THE REORGANIZATION

                 2.1 The Merger. Subject to the satisfaction (or waiver) of all of the conditions to the obligations of each of the Parties to this Reorganization Agreement, at the Effective Time of the Merger, INTERIM shall be merged with and into GSSC (the "Merger"), which latter corporation (the "Surviving Corporation") shall survive the Merger and shall continue to be the sole shareholder of SBM and SBL.

                 2.2 Certificate of Incorporation, Bylaws, Directors, Officers and Name of the Surviving Corporation.

                          (a)     Certificate of Incorporation.  At the
Effective Time of the Merger, the Certificate of Incorporation of GSSC, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Certificate of Incorporation of GSSC as the Surviving Corporation, unless and until the same shall be amended thereafter as provided by law and the terms of such Certificate of Incorporation.

                          (b)     Bylaws.  At the Effective Time of the Merger,
the Bylaws of GSSC, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the Bylaws of GSSC as the Surviving Corporation, unless and until amended or repealed as provided by law, its Certificate of Incorporation and such Bylaws.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 10

                          (c)     Directors and Officers.  The directors and
officers of GSSC in office immediately prior to the Effective Time of the Merger shall continue thereafter to be the directors and officers of the Surviving Corporation, to hold office as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

                          (d)     Name.  The name of GSSC as the Surviving
Corporation following the Merger shall remain unchanged and continue to be:

                      GRENADA SUNBURST SYSTEM CORPORATION

or such corporate name as GSSC shall elect to adopt.

                 2.3 Due Diligence Review. Each Party shall be entitled to conduct a preliminary due diligence review of the Records and operations of the other Party, including, but not limited to, a review of the Party's loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the reasonableness of the other Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates; provided, however, that any review conducted by a Party pursuant to the provisions of this Section 2.3 shall be completed within thirty (30) days from the date of this Reorganization Agreement.

                 2.4 Availability of Information. Promptly after the execution by the Parties of this Reorganization Agreement, each Party shall provide to the other Party, its Officers, employees, agents, and representatives access, on reasonable notice and during customary business hours, to all of the Records, properties and facilities of the Party and shall use its best efforts to cause its Officers, employees, agents and representatives to cooperate with any of the reviewing Party's reasonable requests for information which would be customary in order to conduct the review provided for in Section 2.3 of this Reorganization Agreement. Each Party shall keep all non-public information disclosed to it by the other Party with respect to the transactions contemplated in this Reorganization Agreement confidential pursuant to that certain Confidentiality Agreement dated June 21, 1994, and shall not disclose or use such information in any manner without the prior written consent of the other Party.

                 2.5 UPC's Right to Revise the Structure of the Transaction. UPC shall have the unilateral right to revise the structure of the corporate Reorganization contemplated by this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 11

Reorganization Agreement and the Plan of Merger in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of GSSC, to make any revision to the structure of the Reorganization which (i) changes the amount of Consideration which the GSSC Record Holders are entitled to receive; (ii) changes the intended tax-free effects of the Merger to UPC, INTERIM, GSSC, SBM, SBL or the GSSC Record Holders; (iii) would permit UPC to pay the Consideration other than by delivery of shares of UPC Common Stock registered with the SEC (in the manner described in Section 6.1 of this Reorganization Agreement); or (iv) adversely affects the economic benefits of the transaction from the perspective of the GSSC Record Holders. UPC may exercise this right of revision by giving written Notice to GSSC, SBM or SBL in the manner provided in Section 10.1 of this Reorganization Agreement, which Notice shall be in the form of an amendment to this Reorganization Agreement and/or the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Reorganization and/or Plan of Merger.

                 2.6 Holding Period of UPC Common Stock. GSSC, SBM and SBL hereby acknowledge and agree that, in order to qualify the Merger under the Internal Revenue Code as a tax-free reorganization and for accounting purposes as a pooling of interests under the rules and regulations promulgated by the SEC, Accounting Principles Board Opinion No. 16 and GAAP, any GSSC Record Holder who would be deemed an Affiliate of GSSC by GSSC at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of GSSC Common Stock in connection with the Merger, shall be required by GSSC to deliver, and GSSC shall use its best efforts to obtain, an agreement that the Affiliate shall not (a) pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such GSSC Record Holder upon consummation of the Merger, nor (b) enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of GSSC Common Stock held prior to the Merger or UPC Common Stock to be delivered by UPC to such GSSC Record Holder in connection with the Merger for a period of thirty
(30) days prior to Closing and until such time as UPC shall have publicly released a statement of UPC's earnings reflecting the combined financial results of operations of UPC and GSSC for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger. GSSC further acknowledges and agrees that any UPC Common Stock Certificates issued in connection with the Merger to GSSC Record Holders who would be deemed Affiliates of GSSC or UPC





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 12 at the time of Closing under the Securities Laws shall be subject to and bear a restrictive legend substantially in the form as follows:

         THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE HELD SUBJECT TO ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") THEREUNDER. NO SALES, TRANSFERS OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT (OTHER THAN A REGISTRATION STATEMENT ON SEC FORM S-4) OR UPON THE PRIOR DELIVERY TO UNION PLANTERS CORPORATION ("UPC") OF AN OPINION FROM LEGAL COUNSEL, SATISFACTORY TO UPC, IN FORM AND SUBSTANCE SATISFACTORY TO UPC AND ITS LEGAL COUNSEL, STATING THAT SUCH SALE OR OTHER DISPOSITION IS BEING MADE PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SEC RULES 144 AND 145 OR IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. NO SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE UNTIL AFTER THE PUBLICATION OF FINANCIAL RESULTS COVERING AT LEAST 30 DAYS OF POST MERGER COMBINED OPERATIONS OF UPC AND GRENADA SUNBURST SYSTEM CORPORATION. NO AGREEMENT MAY BE ENTERED INTO BY THE HOLDER OF THIS CERTIFICATE WHICH WOULD ALLOW OR REQUIRE THE SALE, TRANSFER, OR OTHER DISPOSITION OF THESE SHARES OR WHICH WOULD OTHERWISE REDUCE THE RISK BORNE BY THE SHAREHOLDER NAMED ON THE REVERSE SIDE OF THIS CERTIFICATE SUBSEQUENT TO THE CONSUMMATION OF THE MERGER DURING THE TIME PERIOD MENTIONED ABOVE.

                 2.7 GSSC Stock Options and Treasury Stock. Except as described in Schedule 2.7 hereto, as of the date of this Reorganization Agreement, there are 14,478 validly issued and outstanding options to purchase shares of GSSC Common Stock, which were issued by GSSC to certain officers of GSSC and the GSSC Subsidiaries in connection with the GSSC Key Employees Stock Plan and no other options, rights, warrants, scrip or similar rights to purchase shares of GSSC Common Stock (collectively, the "GSSC Stock Options") are (or have been) issued and outstanding by GSSC other than those which may be issuable pursuant to GSSC's various stock option and incentive plans. It is contemplated by the Parties hereto that all validly issued and outstanding GSSC Stock Options outstanding immediately prior to the Effective Time of the Merger would be automatically converted at the Effective Time of the Merger into options to purchase shares of UPC Common Stock based on the Exchange Ratio. Therefore, in the event and to the extent that there are any GSSC Stock Options validly issued and outstanding at the time of Closing, such GSSC Stock Options shall at the Effective Time of the Merger automatically, and without further action on the part of anyone, be converted





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 13 into options to purchase shares of UPC Common Stock on the same terms and conditions attributable to the GSSC Stock Options to purchase shares of GSSC Common Stock in effect as of the date of this Reorganization Agreement adjusted in all respects by and in accordance with the Exchange Ratio (i.e. if an existing GSSC Stock Option for the purchase of 10,000 shares of GSSC Common Stock were exercisable at $22.375 per share of GSSC Common Stock and the Exchange Ratio were 1.4206, then at the Effective Time of the Merger such unexercised GSSC Stock Option would automatically convert into an option to purchase 14,206 shares of UPC Common Stock at an exercise price of $15.75 per share). As of the date of this Reorganization Agreement, GSSC has not repurchased or accelerated the vesting period of any GSSC Stock Options other than pursuant to the terms and conditions of the GSSC Key Employees Stock Plan, nor will it repurchase or accelerate the purchase rights of any GSSC Stock Options, and GSSC has not repurchased any shares of its capital stock. As of the date of this Reorganization Agreement, there are no shares of GSSC Common Stock held by GSSC as Treasury Stock, nor will there be any such shares at the Effective Time of the Merger.


                                   ARTICLE 3

                           DESCRIPTION OF TRANSACTION

                 3.1      Terms of the Merger.

                          (a)     Satisfaction of Conditions to Closing.  After
the transactions contemplated herein have been approved by the shareholders of UPC and the stockholders of GSSC and the INTERIM, and each other condition to the obligations of the Parties hereto, other than those conditions which are to be satisfied by delivery of documents by any Party to any other Party, has been satisfied or, if lawfully permitted, waived by the Party or Parties entitled to the benefits thereof, a closing (the "Closing") will be held on the date (the "Closing Date") and at the time of day and place referred to in Section 3.2 of this Reorganization Agreement. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions precedent to effecting the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute a Certificate of Merger for filing with the Secretary of State of the State of Delaware and promptly thereafter GSSC and INTERIM





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 14 shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger. The Parties shall thereupon take such other and further actions as UPC shall direct or as may be required by law or this Reorganization Agreement to consummate the transactions contemplated herein.

                          (b)     Effective Time of the Merger.  Upon the
satisfaction of all conditions to Closing (except those conditions waived by the Parties), the Merger shall become effective on the date and at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and/or time as may be agreed upon by the Parties and set forth in the Certificate of Merger so filed (the "Effective Time of the Merger").

                          (c)     Conversion of Shares of INTERIM.  At the
Effective Time of the Merger, each share of $.01 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

                          (d)     Conversion and Cancellation of Shares of
GSSC. At the Effective Time of the Merger, each share of $1.00 par value common stock of GSSC (the "GSSC Common Stock") validly issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 3.1(e) hereof.

                          (e)     Conversion and Exchange of GSSC Shares;
Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of GSSC Common Stock held by the GSSC Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, stockholder or otherwise) in GSSC and shall automatically be converted exclusively into, and constitute only the right of the GSSC Record Holders to receive in exchange for their shares of GSSC Common Stock, whole shares of UPC Common Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 3.1(e) and the Plan of Merger. The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC or INTERIM to the GSSC Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 15

The number of shares of UPC Common Stock to be exchanged for each share of GSSC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 3.1(e). The Exchange Ratio shall be determined as follows:

                                  (A)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than or equal to $29.25 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be fixed at 1.4206 shares of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (B)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $29.25 per share of UPC Common Stock but less than or equal to $31.25 per share of UPC Common Stock (the "Upper Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $41.55 per share of GSSC Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (C)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $31.25 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 1.3296 shares of UPC Common Stock for each share or GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that UPC would have the right to either deliver shares of UPC Common Stock based on the fixed Exchange Ratio of 1.3296 or to terminate the transaction;provided, however, should UPC elect to terminate the transaction under this provision, GSSC shall have the unilateral right to reinstate the transaction by accepting in exchange for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $41.55 per share of GSSC Common Stock;

                                  (D)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than $24.00 per share of UPC Common Stock (the "Lower Secondary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 16

         Collar"), the Exchange Ratio shall be based on (a) a fixed price of $34.09 per share of GSSC Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; and

                                  (E)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $22.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at
         1.5495 shares of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that subject to the terms and provisions of Section 3.3 of this Reorganization Agreement, GSSC shall have the right to either accept the fixed Exchange Ratio of 1.5495 or terminate the transaction in accordance with the terms and provisions of Section 3.3 of this Reorganization Agreement,provided, however, that should GSSC elect to terminate the transaction under this provision and the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $18.50, UPC shall have the unilateral right to reinstate the transaction by delivering in exchange for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger shares of UPC Common Stock based on that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $34.09 per share of GSSC Common Stock.

The Exchange Ratio as determined in this Section 3.1(e) shall be based on an aggregate of no more than 9,600,000 shares of GSSC Common Stock being validly issued and outstanding immediately prior to the Effective Time of the Merger and, for purposes of this paragraph, counting all unexercised GSSC Stock Options issued and outstanding immediately prior to the Effective Time of the Merger as issued and outstanding shares of GSSC Common Stock so converted and exchanged; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a GSSC Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in Section 3.1(f) hereof, which shall be calculated based upon the Current Market Price Per Share of one (1) full share of UPC Common Stock.

                                  (1)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE."  The "Current Market Price Per Share" shall be the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 17 average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal, Eastern Edition) for each of the twenty (20) NYSE general market trading days on which the NYSE was open for business next preceding the issuance of all necessary Regulatory Approvals (the "Pricing Period"). In the event the UPC Common Stock should not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (2) EFFECTS OF APPRAISAL RIGHTS ON THE
         EXCHANGE RATIO. The Exchange Ratio shall be unaffected by appraisal rights as granted under Delaware law because the GSSC Common Stock is listed for trading on the NASDAQ National Market System, which is a "national securities exchange" as defined in rules promulgated by the SEC pursuant to the 1934 Act, and therefore, pursuant to Delaware Code
         Section 8-503-262, no GSSC Record Holder may assert appraisal rights in connection with the Merger or the transactions contemplated in this Reorganization Agreement.

                                  (3) EFFECT OF STOCK SPLITS, REVERSE STOCK
         SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF GSSC OR UPC. Should GSSC or UPC effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of this Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes subject to GSSC's Board of Directors' approval.

                          (f)     Mechanics of Payment of Consideration.  As
soon as reasonably practicable, but in any event no more than five (5) Business Days after the Effective Time of the Merger, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each of the GSSC Record Holders such materials and information deemed necessary by the Exchange Agent to advise the GSSC Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the GSSC Common Stock in order for the GSSC Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 18 mailing envelope addressed to the Exchange Agent (collectively the "Stockholder Materials"). All Stockholder Materials shall be sent by United States mail to the GSSC Record Holders at the addresses set forth on a certified stockholder list to be delivered by GSSC to UPC at the Closing (the "Stockholder List") and shall also be made available at the Corporate Trust Department offices of the Exchange Agent. As soon as reasonably practicable thereafter, the GSSC Record Holders of all of the outstanding shares of GSSC Common Stock, shall be requested by the Exchange Agent to deliver, or cause to be delivered, by United States Postal Service, hand delivery or any other means of delivery selected by such GSSC Record Holders, to the Exchange Agent, pursuant to the Stockholder Materials, the certificates formerly evidencing and representing all of the shares of GSSC Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of GSSC Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of GSSC Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger but as soon as practicable mail, to the former GSSC Record Holders in exchange for the certificate(s) surrendered by them, the Consideration to be delivered for each such GSSC Record Holder's shares of GSSC Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of GSSC Common Stock of a GSSC Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such GSSC Record Holder's shares of GSSC Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the GSSC Record Holder's GSSC Common Stock shall have been properly surrendered as provided above, the Consideration payable to the GSSC Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be delivered to the GSSC Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each GSSC Record Holder shall be responsible for all federal, state and local taxes which may be incurred by such holder on account of the receipt of any





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 19

Consideration. The GSSC Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such GSSC Record Holder is entitled, provided that each such GSSC Record Holder shall deliver to UPC and to the Exchange Agent: (i) a sworn statement certifying the fact of such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the GSSC Record Holder.

                          (g)     Stock Transfer Books.  At the Effective Time
of the Merger, the stock transfer books of GSSC shall be closed and no transfer of shares of GSSC Common Stock shall be made thereafter.

                          (h)     Effects of the Merger.  At the Effective Time
of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into GSSC which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of GSSC and INTERIM, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both GSSC and INTERIM.

                          (i)     Transfer of Assets.  At the Effective Time of
the Merger, all rights, assets, licenses, permits, franchises and interests of GSSC and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible and wherever located, and to choses in action shall be deemed to be vested in GSSC as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                          (j)     Assumption of Liabilities.  At the Effective
Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of GSSC as well as those of INTERIM, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of GSSC or INTERIM.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 20

                          (k)      Appraisal Rights of GSSC Stockholders.
Pursuant to the provisions of Section 8-503-262 of the Delaware Code, GSSC Stockholders shall not be entitled to assert appraisal rights in connection with the Merger or to seek those appraisal remedies afforded by the Delaware Code because the GSSC Common Stock is listed for trading on the NASDAQ, National Market System which is a "national securities exchange" as defined in rules promulgated by the SEC pursuant to the 1934 Act, and therefore, pursuant to Delaware Code Section 8-503-262, no GSSC Record Holder may assert appraisal rights in connection with the Merger or the transactions contemplated in this Reorganization Agreement.

                          (l)     Reservation, Registration and Listing of
shares of UPC Common Stock. UPC shall reserve for issuance, register under the applicable Securities Laws and apply for listing for trading on the NYSE a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock to (i) the GSSC Record Holders in accordance with the terms and conditions of this Section 3.1 and (ii) the holders of outstanding GSSC Stock Options issued under the terms of the GSSC Key Employees Stock Plan.

                 3.2 Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the Business Day next preceding the date on which the Effective Time of the Merger is expected to occur, or at such other time as the Parties, acting through their chief executive officers, presidents or chief financial officers, may mutually agree (the "Closing Date"). The place of Closing shall be at the Union Planters Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. The Closing may be held at such other time and place as may be mutually agreed upon by the Parties.

                 3.3 Price Based Termination. This Reorganization Agreement may be terminated by GSSC without penalty, if the GSSC Board of Directors so determines by a majority vote, if (a) the Current Market Price Per Share of UPC Common Stock should be less than $18.50; or (b) should both of the following conditions be satisfied:

         (i) The Current Market Price Per Share of a share of UPC Common Stock shall be less than $22.00; and

         (ii) (A) The number obtained by dividing the Current Market Price Per Share of UPC Common Stock by $26.75 (the closing price per share of UPC Common Stock, as reported on the NYSE Composite Transactions Tape reporting system on June 30, 1994), shall be less than (B) the number obtained by dividing the average of the





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 21

Index Price (as defined below) for the Pricing Period by the Index Price on June 30, 1994 (the last NYSE trading day immediately preceding the date of the first public announcement of entry by the Parties into this Reorganization Agreement) and subtracting 0.10 from the quotient in this clause (B); subject, however, to the following three sentences.

         In the event GSSC should elect to exercise its termination right pursuant to the foregoing, it must give prompt written notice to UPC. Upon the proper receipt of such notice, UPC shall (provided the Current Market Price Per Share of UPC Common Stock is greater than or equal to $18.50) have the option to increase the Consideration to be received by the GSSC Record Holders in the Merger by adjusting the Exchange Ratio to equal the number (calculated to the nearest one one-hundredth) obtained by dividing $34.09 (being the product of $22.00 and the Exchange Ratio) by the Current Market Price Per Share of UPC Common Stock (the "Maximum Exchange Ratio"). If UPC should so elect, it must give prompt written notice to GSSC of such election and the adjusted Exchange Ratio, whereupon no termination will be deemed to have occurred, and this Reorganization Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this provision of this Reorganization Agreement, the following definitions shall apply:

         "Index Group" means the fifteen (15) companies listed on Schedule 3.3 to this Reorganization Agreement. In the event that the common stock of any such company should cease to be publicly traded or should a proposal to acquire any such company be announced after June 30, 1994, such company shall be removed from the Index Group.

         "Index Price," on a given date, means the average of the closing prices on such date of the common stocks of the companies comprising the Index Group.

         Prior to making any decision to terminate this Reorganization Agreement, the GSSC Board of Directors shall consult with its financial and other advisers and shall consider all financial and other information it should deem relevant to its decision. The matter would not, however, be resubmitted to the GSSC Record Holders after the GSSC Stockholder Meeting.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 22

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF UPC AND INTERIM

                 As of the date hereof and as of the Effective Time of the Merger, UPC and INTERIM represent and warrant to GSSC as follows:

                 4.1 Organization and Corporate Authority. UPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. INTERIM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of UPC's material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. UPC, INTERIM and all material UPC Subsidiaries (i) have the requisite corporate power and authority to own, operate and lease their material properties and carry on their businesses as they are currently being conducted; (ii) are in good standing and are duly qualified to do business in each jurisdiction where the character of their properties owned or held under lease or the nature of their business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of UPC and all UPC Subsidiaries, taken as a whole; and (iii) have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their businesses as they are currently being conducted. The corporate Charter and Bylaws of UPC and the Certificate of Incorporation and Bylaws of INTERIM, as amended to date, are in full force and effect as of the date of this Reorganization Agreement.

                 4.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     UPC and INTERIM have all requisite corporate
power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Reorganization Agreement and the Plan of Merger, and all other agreements contemplated to be executed in connection herewith by UPC and INTERIM, have been (or upon execution will have been) duly executed and delivered by UPC and INTERIM, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and, other than the approval of at least a majority of UPC Shareholders and of UPC as sole stockholder of INTERIM and UPC's Board of Directors, no





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 23 other corporate proceedings on the part of UPC or INTERIM are (or will be) necessary to authorize such execution and delivery, and constitute (or upon execution will constitute) legal, valid and enforceable obligations of UPC and INTERIM, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Plan of Merger, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, any material mortgage, lease, covenant, agreement, indenture or other instrument to which UPC, INTERIM or any material UPC Subsidiary is a party or by which they or their property or any of their assets are bound; the corporate Charter and Bylaws of UPC or the Certificate of Incorporation and Bylaws of INTERIM; or any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which UPC, INTERIM or any material UPC Subsidiary is bound; or any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to UPC, INTERIM or any material UPC Subsidiary or their properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of UPC, INTERIM or any material UPC Subsidiary, except that the Government Approvals shall be required in order for UPC and INTERIM to consummate the Merger.

                 4.3 No Legal Bar. Neither UPC nor INTERIM is a party to, subject to or bound by any agreement, judgment, letter of understanding, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction or any law which would prevent the execution of this Reorganization Agreement and the Plan of Merger by UPC or INTERIM, their delivery to GSSC, SBM and SBL or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against UPC or INTERIM in which the validity of this Reorganization Agreement or the Plan of Merger, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the Parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby is at issue.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 24

                 4.4 Government and Shareholder Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by UPC or INTERIM in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated hereby by UPC or INTERIM, except for the prior approval of the Federal Reserve of the Merger under the Bank Holding Company Act of 1956, as amended (collectively, the "Government Approval"). Neither UPC nor INTERIM is aware of any facts, circumstances or reasons why such Government Approval should not be forthcoming or which would prevent such approval from being obtained. The transactions contemplated in this Reorganization Agreement, including, but not limited to, the Merger and the issuance of shares of UPC Common Stock by UPC is subject to approval of at least a majority of the UPC Shareholders.

                 4.5 Capitalization. (a) The authorized capital stock of UPC consists of 10,000,000 shares of preferred stock having no par value (the "UPC Preferred Stock"), and 50,000,000 shares of common stock having a par value of $5.00 per share (the "UPC Common Stock"). As of June 30, 1994, UPC had issued and outstanding: 44,000 shares of $8.00 Nonredeemable Cumulative Convertible Preferred Stock, Series B; 690,000 shares of 10-3/8% Increasing Rate, Redeemable, Cumulative Preferred Stock, Series C; 253,655 shares of 9.5% Redeemable, Cumulative Preferred Stock, Series D; and 3,107,922 shares of 8% Cumulative, Convertible Preferred Stock, Series E. In addition, 250,000 shares of UPC Preferred Stock have been reserved for issuance as Series A Preferred Stock pursuant to the UPC Share Purchase Rights Agreement dated July 19, 1989, between UPC and Union Planters National Bank as Rights Agent (the "UPC Share Purchase Rights Agreement"). As of June 30, 1994, 21,814,022 shares of UPC Common Stock were validly issued and outstanding.

         As of the date hereof, UPC is the holder, directly or indirectly, of all of the outstanding capital stock of its Subsidiaries, except for directors' qualifying shares of Union Planters National Bank.

                          (b)  The authorized capital stock of INTERIM consists
of 1,000 shares of common stock having a par value of $.01 per share (the "INTERIM Common Stock") and no preferred stock. As of the date hereof, INTERIM had issued all 1,000 shares of the authorized INTERIM Common Stock to UPC. Therefore, UPC is the record holder and beneficial owner of all of the INTERIM Common Stock outstanding. INTERIM was formed by UPC solely to effect the Merger and has not incurred any material debts or liabilities.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 25

                 4.6 UPC Financial Statements. Accompanying Schedule 4.6 hereto are true copies of the audited consolidated balance sheets of UPC as of December 31, 1993, the audited consolidated balance sheets of UPC as of December 31, 1992, and selected financial data for UPC as of December 31, 1993, 1992 and 1991, and the related consolidated statements of income and changes in shareholders' equity and cash flows of UPC for the years ended December 31, 1993, 1992 and 1991 and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1993 and prior to the Closing Date. Such financial statements (i) were (or will be) prepared from the books and records of UPC; (ii) were (or will be) prepared in accordance with GAAP; (iii) accurately present (or will present) UPC's consolidated financial condition and the consolidated results of its operations, changes in shareholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) in the opinion of UPC do contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of UPC's consolidated financial condition and the consolidated results of UPC's operations and cash flows as stated including any amendments thereto for the periods covered by such financial statements; (v) in the opinion of UPC do contain and reflect (or will contain and reflect) adequate provisions for loan losses, for ORE reserves and for all reasonably anticipatable liabilities for all taxes (federal, state, local or foreign) with respect to the periods then ended; and (vi) in the opinion of UPC do contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

                 4.7      Exchange Act and Listing Filings.

         (a) The outstanding shares of UPC Common Stock are registered with the SEC pursuant to the 1934 Act and UPC has filed with the SEC all forms and reports required by law or by rule or regulation of the SEC to be filed by UPC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) The outstanding shares of UPC Common Stock are listed for trading on the NYSE (under the symbol "UPC") pursuant to the listing rules of the NYSE and UPC has filed with the NYSE all material forms and reports required by law or by rule or regulation of the NYSE to be filed by UPC with the NYSE, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 26 state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 4.8 The UPC Common Stock. All shares of UPC Common Stock to be issued by UPC and delivered to the GSSC Record Holders in exchange for all of the GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger will be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of UPC Common Stock will have been issued in violation of any preemptive rights of any UPC Shareholders. The shares of UPC Common Stock to be delivered in payment of the Consideration shall have in all respects such distinguishing characteristics as those of the shares of UPC Common Stock outstanding immediately prior to the Effective Time of the Merger.

                 4.9 Licenses, Franchise, Etc. UPC and all UPC Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. The benefits of all of such material licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by UPC and all UPC Subsidiaries subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither UPC nor any UPC Subsidiary has received notice of any proceeding for the suspension or revocation of any such material license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 4.10     Absence of Certain Changes.  Except as disclosed in
Schedule 4.10 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1993 (the "UPC Balance Sheet Date") there has not been:

                          (a)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC;

                          (b)     any amendment, modification or termination of
any contract or agreement, relating to UPC or any UPC Subsidiary to which UPC or any UPC Subsidiary is a party which would have a material adverse effect upon the financial condition or operations of UPC;

                          (c)     any incurring of, assumption of, or taking
of, by UPC or any UPC Subsidiary, any property subject to, any liability, except for liabilities incurred or assumed or property





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 27 taken subsequent to the UPC Balance Sheet Date in the ordinary course of business and in conformity with past practice; or

                          (d)     except as described in the UPC Financial
Statements, any material alteration in the manner of keeping the books, accounts or Records of UPC or any UPC Subsidiary, or in the accounting policies or practices therein reflected, except as may be required by GAAP.


                 4.11 Tax Matters. Except as described in Schedule 4.11 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of UPC and each UPC Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to UPC or any UPC Subsidiary except as fully reserved for in the UPC Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither UPC nor any UPC Subsidiary has executed
an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

                          (c)  Adequate provision for any federal, state,
local, or foreign taxes due or to become due for UPC and all UPC Subsidiaries for all periods through and including December 31, 1993, has been made and is reflected on the December 31, 1993 financial statements included in the UPC Financial Statements, and have been and will continue to be made with respect to periods ending after December 31, 1993.

                          (d)  Deferred taxes of UPC and each UPC Subsidiary
have been and will continue to be provided for in accordance with GAAP.

                          (e)  To the best knowledge of UPC and INTERIM,
neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against UPC or any UPC Subsidiary any material





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 28 deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon UPC by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by UPC or any UPC Subsidiary, either have been paid in full, or have been properly accrued and reflected in UPC's Financial Statements referred to in Section 4.6 of this Reorganization Agreement.

                 4.12 Litigation. Except as set forth in Schedule 4.12 hereto, there is no action, suit or proceeding pending against UPC or any UPC Subsidiary, or to the best knowledge of UPC or INTERIM threatened against or affecting UPC, any UPC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official (i) that would, if decided against UPC or any UPC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of UPC and that are not reflected in the UPC Financial Statements or (ii) by or on behalf of any employee employed or formerly employed by UPC or any UPC Subsidiary.

                 4.13 Absence of Undisclosed Liabilities. Except as described in Schedule 4.13 hereto, neither UPC nor any UPC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of UPC or any UPC Subsidiary taken as a whole, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of UPC or any UPC Subsidiary taken as a whole (i) except as disclosed in the UPC Financial Statements delivered to GSSC prior to the date of this Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement. Since December 31, 1993, neither UPC nor any UPC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of UPC or such UPC Subsidiary taken as a whole, except for obligations paid in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to UPC or any UPC Subsidiary.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 29

                 4.14  Compliance with Laws.  UPC and each UPC Subsidiary:

                          (a)  Is in compliance with all laws, rules,
regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of UPC or any UPC Subsidiary taken as a whole, or which would or could reasonably be expected to subject UPC or any UPC Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)  Has received no notification or communication
from any agency or department of federal, state or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that UPC or any UPC Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on UPC or any UPC Subsidiary, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the financial condition or operations of UPC or any UPC Subsidiary, or (iii) requiring UPC or any UPC Subsidiary to enter into a cease and desist order, consent, agreement or memorandum of understanding.

                 4.15 Material Contract Defaults. Neither UPC nor any UPC Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on UPC or any UPC Subsidiary taken as a whole, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 4.16 Statements True and Correct. None of the information prepared by, or on behalf of, UPC or any UPC Subsidiary regarding UPC, INTERIM or any other UPC Subsidiary included or to be included in the Proxy Statement to be mailed to the GSSC Stockholders in connection with the GSSC Stockholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transaction contemplated herein, will, at the respective times such documents





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 30 are filed, and, with respect to the Proxy Statement, when first mailed to the GSSC Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the GSSC Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the GSSC Stockholders Meeting. All documents which UPC or any UPC Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.

                 4.17 Disclosure. The information concerning, and the representations or warranties made by UPC and/or INTERIM as set forth in this Reorganization Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by UPC and/or INTERIM to GSSC, SBM and/or SBL pursuant hereto, do not and will not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to GSSC, SBM and SBL by UPC and/or INTERIM pursuant hereto were or will be complete and accurate copies of such documents.

                 4.18 Reports. Since December 31, 1989, UPC and its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with (i) any state banking authority; (ii) the Federal Reserve, including, but not limited to, Reports on FR Y-6 and FR Y-9; (iii) the FDIC, (iv) the SEC, including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and proxy statements; and (vi) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 31 material respects and did not contain any untrue statement as stated including any amendments thereto of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. UPC has previously provided to GSSC true and correct copies of all such reports filed by UPC and its Subsidiaries after December 31, 1989.


                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF GSSC, SBM AND SBL

         As of the date hereof and as of the Effective Time of the Merger, GSSC, SBM and SBL represent and warrant to UPC and INTERIM as follows:

                 5.1 Organization and Qualification of GSSC and Subsidiaries. GSSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (i) has all requisite corporate power and authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of GSSC and all GSSC Subsidiaries, taken as a whole; and (iii) is a registered bank holding company under the BHCA. Each GSSC Subsidiary is duly chartered, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation and (i) has all requisite corporate power and authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted and (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of GSSC and all GSSC Subsidiaries, taken as a whole. GSSC and each of its Subsidiaries have in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for them to own or lease their respective properties and assets and to carry on their business as such businesses are currently being conducted. SBM is a Mississippi banking corporation, duly organized, validly existing





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 32 and in good standing under the laws of the State of Mississippi and engages only in activities (and holds properties only of the types) permitted by the Mississippi Code and the rules and regulations promulgated by the MSBD thereunder or the FDIC for insured depository institutions. SBM's deposit accounts are insured by the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund ("SAIF") as administered by the FDIC to the fullest extent permitted under applicable law. SBL is a Louisiana banking corporation, duly organized, validly existing and in good standing under the laws of the State of Louisiana and engages only in activities (and holds properties only of the types) permitted by the Civil Law of Louisiana and the rules and regulations promulgated by the LOFI thereunder or the FDIC for insured depository institutions. SBL's deposit accounts are insured by the BIF as administered by the FDIC to the fullest extent permitted under applicable law.

                 5.2 Authorization, Execution and Delivery; Reorganization Agreement Not in Breach.

                          (a)     GSSC, SBM and SBL have all requisite power
and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the proposed transaction have been (or will have been) duly authorized by majorities of the entire Boards of Directors of GSSC, SBM and SBL and, except for the approval of the GSSC Stockholders, no other corporate proceedings on the part of GSSC, SBM or SBL are (or upon approval by their respective boards of directors will be) necessary to authorize the execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Reorganization Agreement, the Plan of Merger and all other agreements and instruments herein contemplated to be executed by GSSC, SBM and SBL have been (or upon execution will have been) duly executed and delivered by GSSC, SBM and SBL and (subject to any requisite shareholder or stockholder approval hereof) constitute (or upon execution will constitute) legal, valid and enforceable obligations of GSSC, SBM and SBL, subject, as to enforceability, to applicable bankruptcy, insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                          (b)     The execution and delivery of this
Reorganization Agreement and the Plan of Merger, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not result in a





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 33 violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under any mortgage, lease, covenant, agreement, indenture or other instrument to which GSSC or any GSSC Subsidiary is a party or by which GSSC or any GSSC Subsidiary is bound; the Certificate of Incorporation and Bylaws of GSSC or the Charter and Bylaws of SBM or the Charter and Bylaws of SBL; or any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator by which GSSC or any GSSC Subsidiary is bound; or (subject to the receipt of the Government Approvals) any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to GSSC or any GSSC Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of GSSC or any GSSC Subsidiary where any such violation, conflict, breach, default, lien, termination, acceleration or creation described in this Section 5.2 would have, individually or in the aggregate, a material adverse effect on the condition (financial or other), affairs, business, assets, or prospects of GSSC and all GSSC Subsidiaries, taken as a whole.

                 5.3      No Legal Bar.   Neither GSSC, SBM nor SBL is a party
to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Reorganization Agreement or the Plan of Merger by GSSC, SBM or SBL, the delivery thereof to UPC and INTERIM, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against GSSC, SBM or SBL in which the validity of this Reorganization Agreement, the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby are at issue.

                 5.4 Government and Other Approvals. Except for the Government Approvals described in Section 4.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by GSSC, SBM or SBL in connection with the execution and delivery of this Reorganization Agreement or the consummation of the transactions contemplated by this Reorganization Agreement nor is any consent or approval of this Reorganization Agreement required from any landlord, licensor or other non-governmental party which has granted rights to GSSC, SBM or SBL in order to avoid forfeiture





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 34 or impairment of such rights. Neither GSSC, SBM nor SBL is aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent such approvals from being obtained.

                 5.5 Compliance With Law. GSSC and all GSSC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, and GSSC, SBM and SBL as the owners of the Realty have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over GSSC's, SBM's or SBL's properties or over any other part of GSSC's, SBM's or SBL's assets, liabilities or operations, the breach or violation of which would have, individually or in the aggregate, a material adverse effect on the condition (financial or other), affairs, business, assets, or prospects of GSSC or any GSSC Subsidiary, taken as a whole. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and may continue to be enjoyed by GSSC, SBM and SBL subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither GSSC nor any GSSC Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

                 5.6 Charter Documents. Included in Schedule 5.6 hereto are true and correct copies of the Certificate of Incorporation and Bylaws of GSSC and the Charter and Bylaws of SBM and SBL, respectively. The Certificate of Incorporation and Bylaws of GSSC and the Charter and Bylaws of SBM and SBL, as amended to date, are in full force and effect.

                 5.7 GSSC Financial Statements. Accompanying Schedule 5.7 hereto are true copies of the audited consolidated balance sheets of GSSC as of December 31, 1993, the audited consolidated balance sheets of GSSC as of December 31, 1992, and selected financial data for GSSC as of December 31, 1993, 1992 and 1991, and the related consolidated statements of income and changes in stockholders' equity and cash flows of GSSC for the years ended December 31, 1993, 1992 and 1991 (the "Audited Financial Statements of GSSC") and the comparative interim (or annual) financial statements for any subsequent quarter (or year) ending after December 31, 1993 and prior to the Closing Date. Such financial statements (i) were (or will be) prepared from the books and records of GSSC, SBM and SBL; (ii) were (or will be) prepared in accordance with GAAP consistently applied; (iii) accurately present (or will present) GSSC's consolidated





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 35 financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby; (iv) in the opinion of GSSC do contain or reflect (or will contain and reflect) all necessary adjustments and accruals for an accurate presentation of GSSC's consolidated financial condition and the consolidated results of GSSC's operations and cash flows as stated including any amendments thereto for the periods covered by such financial statements;
(v) in the opinion of GSSC do contain and reflect (or will contain and reflect) adequate provisions for loan losses, for ORE reserves and for all reasonably anticipatable liabilities for all taxes (federal, state, local or foreign) with respect to the periods then ended; and (vi) in the opinion of GSSC do contain and reflect (or will contain and reflect) adequate provisions for all reasonably anticipated liabilities for OPEB pursuant to FASB 106 and 112.

                 5.8      Absence of Certain Changes.  Except as disclosed in
Schedule 5.8 or as provided for or contemplated in this Reorganization Agreement, since December 31, 1993 (the "GSSC Balance Sheet Date") there has not been:

                          (a)     any transaction having a value in excess of
One Hundred Thousand Dollars ($100,000) by GSSC, SBM or SBL not in the ordinary course of business and in conformity with past practice;

                          (b)     any material adverse change in the business,
property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of GSSC, SBM or SBL;

                          (c)     any damage, destruction or loss, whether or
not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of GSSC, SBM or SBL or their future use and operation by GSSC, SBM or SBL;

                          (d)     any acquisition or disposition by GSSC, SBM
or SBL of any property or asset of GSSC, SBM or SBL, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Fifty Thousand Dollars ($50,000), except in the ordinary course of business and in conformity with past practice or with respect to the disposition of repossessed or foreclosed assets at fair value;

                          (e)     any mortgage, pledge or subjection to lien,
charge or encumbrance of any kind on any of the respective properties or assets of GSSC, SBM or SBL, except to secure





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 36 extensions of credit in the ordinary course of business and in conformity with past practice;

                          (f)     any amendment, modification or termination of
any contract or agreement, relating to GSSC, SBM or SBL, to which GSSC, SBM or SBL is a party which would have a material adverse effect upon the financial condition or operations of GSSC, SBM or SBL;

                          (g)     any increase in, or commitment to increase,
the compensation payable or to become payable to any officer, director, employee or agent of GSSC, SBM or SBL, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $6,000 for any of them individually;

                          (h)     any incurring of, assumption of, or taking
of, by GSSC, SBM or SBL, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the GSSC Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                          (i)     except as described in the Audited Financial
Statements of GSSC and the interim financial statements of GSSC, any material alteration in the manner of keeping the books, accounts or Records of GSSC, SBM or SBL, or in the accounting policies or practices therein reflected, except as may be required by GAAP or the Federal Reserve or the FDIC;

                          (j)     any release or discharge of any obligation or
liability of any person or entity related to or arising out of any loan made by GSSC, SBM or SBL of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                          (k)     to the best of GSSC's, SBM's and SBL's
knowledge, information and belief any loan (except credit card loans, passbook loans or home loans) by GSSC, SBM or SBL to any policy Officer, director or known 2% stockholder of GSSC, SBM or SBL or any Affiliate of GSSC, SBM or SBL; or to any member of the immediate family of such Officer, director or 2% stockholder of GSSC, SBM or SBL or any Affiliate of GSSC; or to any Person in which such Officer, director or 2% stockholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% stockholder has a





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 37 ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% stockholder serves as a trustee or in a similar capacity. As used in this Section 5.8, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, secretary, cashier or treasurer or who performs the normal duties of such officer whether or not he or she is compensated for such service or has an official title.

                 5.9 Deposits. None of SBM's or SBL's Deposits is a Brokered Deposit or, with respect to SBM's or SBL's rights to the Deposits, subject to any encumbrance, legal restraint or other legal process. To the best of the knowledge, information and belief of GSSC, SBM and SBL, except as set forth in Schedule 5.9, no portion of the Deposits represents a Deposit by any Affiliate of GSSC, SBM or SBL.

                 5.10 Properties. Except as described in Schedule 5.10 hereto or in the opinion of GSSC, SBM and SBL adequately reserved against in the Audited Financial Statements of GSSC, GSSC and each GSSC Subsidiary has good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Audited Financial Statements of GSSC as being owned by GSSC or any GSSC Subsidiary as of the dates thereof. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of GSSC and its Subsidiaries on a consolidated basis, held under leases or subleases by GSSC or any GSSC Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending).

                 5.11 GSSC Subsidiaries. Schedule 5.11 hereto lists all of the active and inactive GSSC Subsidiaries (including any SBM or SBL Subsidiary) as of the date of this Reorganization Agreement and describes generally the business activities conducted, or permitted to be conducted, by each GSSC Subsidiary. No equity securities of any of the GSSC Subsidiaries are or may become required to be issued (other than to GSSC, SBM or SBL) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any GSSC Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 38 any GSSC Subsidiary is bound to issue (other than to GSSC) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each GSSC Subsidiary held by GSSC or by any GSSC Subsidiary are fully paid and nonassessable and are owned by GSSC or such GSSC Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not.

                 5.12 Condition of Fixed Assets and Equipment. Except as disclosed in Schedule 5.12 hereto, each item of GSSC's or SBM's or SBL's fixed assets and equipment having a net book value in excess of Twenty Thousand Dollars ($20,000) included in the Fixed Assets is in good operating condition and repair, normal wear and tear excepted.

                 5.13 Tax Matters. Except as described in Schedule 5.13 hereto:

                          (a)  all federal, state, local, and foreign tax
returns required to be filed by or on behalf of GSSC and each GSSC Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Reorganization Agreement, and all returns filed are, and the information contained therein is, complete and accurate in all material respects. All tax obligations reflected in such returns have been paid. As of the date of this Reorganization Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to GSSC or any GSSC Subsidiary except as fully reserved for in the Audited Financial Statements of GSSC. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

                          (b)  Neither GSSC nor any GSSC Subsidiary has
executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                          (c)  To the best of the knowledge, information and
belief of GSSC, SBM and SBL, adequate provision for any federal, state, local, or foreign taxes due or to become due for GSSC and all GSSC Subsidiaries for all periods through and including December 31, 1993, has been made and is reflected on the December 31, 1993 financial statements included in the Audited Financial Statements of GSSC, and have been and will continue to be made with respect to periods ending after December 31, 1993.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 39

                          (d)  Deferred taxes of GSSC and each GSSC Subsidiary
have been and will be provided for in accordance with GAAP.

                          (e)  To the best knowledge of GSSC, SBM and SBL,
neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against GSSC or any GSSC Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All material income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon GSSC by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by GSSC or any GSSC Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Audited Financial Statements of GSSC referred to in Section 5.7 of this Reorganization Agreement.

                 5.14 Litigation. Except as set forth in Schedule 5.14 hereto or otherwise reflected in the Audited Financial Statements of GSSC, there is no action, suit or proceeding pending against GSSC or any GSSC Subsidiary, or to the best knowledge of GSSC, SBM or SBL threatened against or affecting GSSC, any GSSC Subsidiary or any of their assets, before any court or arbitrator or any governmental body, agency or official (i) that would, if decided against GSSC or the GSSC Subsidiary, have a material adverse impact on the business, properties, assets, liabilities, condition (financial or other) or prospects of GSSC, SBM or SBL taken as a whole and that are not reflected in the Audited Financial Statements of GSSC or (ii) by or on behalf of any employee employed or formerly employed by GSSC or any GSSC Subsidiary.

                 5.15 Hazardous Materials. All statements made by GSSC and any GSSC Subsidiaries in this Section 5.15 are made to the best of the knowledge, information and belief of GSSC and such GSSC Subsidiaries. For purposes of this Section 5.15, the term "knowledge, information and belief" means that of the directors and officers of GSSC and all GSSC Subsidiaries and includes their actual knowledge as well as that which could have been obtained by a reasonably prudent person in exercise of reasonable inquiry; provided, however, such inquiry shall not be construed to require a Phase I environmental survey, unless under the specific facts and circumstances a reasonably prudent person would do so.

                          (a)     GSSC and all GSSC Subsidiaries have obtained
all permits, licenses and other authorizations which are required





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 40 to be obtained by GSSC or its Subsidiaries with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein) except to the extent that failure to have such permits, licenses, or authorizations would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of GSSC or any GSSC Subsidiary. All Property controlled, directly or indirectly, by GSSC or any GSSC Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 5.15(a) hereto and except to the extent that failure to have such permits, licenses, or authorizations would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of GSSC or any GSSC Subsidiary. For purposes hereof, the following terms shall have the following meanings:

                 "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C.
Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 01 et seq.; (m) the Hazardous Waste Management Act of 1977, Sections 68-46-101 et seq. of the Tennessee Code; (n) the Hazardous Waste Management Act of 1983, Sections 68-46-201 et seq. of the Tennessee Code; (o) the Hazardous Waste Reduction Act of 1990, Sections 68-46-301 et seq. of the Tennessee Code; (p) the Petroleum Underground Storage Tank Act, Sections 68-58-101 et seq. of the Tennessee Code;
(q) any amendments to the foregoing Acts as adopted from time to time on or before the Closing; (r) all Mississippi and Louisiana laws comparable to the laws set forth above; and (s) any rule, regulation, order, injunction,





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 41 judgment, declaration or decree implementing or interpreting any of the foregoing Acts or laws, as amended.

                 "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of GSSC or any GSSC Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                 "PROPERTY" shall be deemed to include, but shall not be limited to, all real property owned, controlled, leased or held by GSSC or a GSSC Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                          (b)     In addition, except as set forth in Schedule
5.15(b) hereto:

                                  (i)      No notice, notification, demand,
         request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending by any governmental or other entity with respect to any alleged failure by GSSC or any GSSC Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of GSSC or any GSSC Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances generated by GSSC or any Affiliate of GSSC at the Property;

                                  (ii)      None of the Property has received
         or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to GSSC's or any GSSC Subsidiary's occupancy





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 42 thereof, or during or prior to the occupancy thereof by any assignee or sublessee of GSSC or any GSSC Subsidiary, except in compliance with all Applicable Environmental Laws;

                                  (iii)  There are no Hazardous Substances
         being stored at any Property or located in, on or upon, any Property (including the subsurface thereof) or installed or affixed to structures or equipment on the Property; and there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                                  (iv)      No Hazardous Substances have been
         Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                          (c)      Neither GSSC nor any Affiliate of GSSC has
transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                          (d)     Except as set forth in Schedule 5.15(d), no
Hazardous Substances have been generated, recycled, treated, stored, disposed of or Released by, GSSC or any Affiliate of GSSC in violation of Applicable Environmental Laws.

                          (e)     No oral or written notification of a Release
of Hazardous Substances has been filed by or on behalf of GSSC or any Affiliate of GSSC relating to the Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                          (f)     There are no liens arising under or pursuant
to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of GSSC, threatened, or are in process which could subject any of such properties to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 43

                          (g)     Except as described in Schedule 5.15(g)
hereto, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of GSSC or any Affiliate of GSSC in relation to any Property, which have not been made available to UPC.

                          (h)     Neither GSSC, SBM nor SBL is aware of any
facts which might suggest that GSSC or any GSSC Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject GSSC or any GSSC Subsidiary or the Property to any liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990).

                 5.16 Insurance. Except as described in Schedule 5.16 hereto, GSSC, SBM and SBL have paid all material amounts due and payable under any insurance policies and guaranties applicable to GSSC, SBM and SBL and GSSC's, SBM's and SBL's assets and operations; all such insurance policies and guaranties are in full force and effect; GSSC, SBM and SBL and all of GSSC's, SBM's and SBL's material assets, businesses, Realty and other material properties are insured against fire, casualty, theft, liability, loss, interruption, title and such other events against which it is customary to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience; and the fidelity bonds in effect as to which GSSC, SBM or SBL is a named insured are believed by GSSC to be sufficient.

                 5.17 Labor and Employment Matters. Except as reflected in Schedule 5.17 hereto, there is no (i) collective bargaining agreement or other labor agreement to which GSSC or any GSSC Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which GSSC or any GSSC Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of GSSC or any GSSC Subsidiary. No party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither GSSC nor any GSSC Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 44 unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. GSSC and each GSSC Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, except for failures to comply with such laws which would not have a material adverse effect on the business or operations of GSSC and the GSSC Subsidiaries taken as a whole, and GSSC and each GSSC Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of GSSC and each GSSC Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 5.17, there is no: unfair labor practice complaint against GSSC or any GSSC Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or other labor trouble affecting GSSC or any GSSC Subsidiary; labor grievance pending against GSSC or any GSSC Subsidiary; pending representation question respecting the employees of GSSC or any GSSC Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which GSSC or any GSSC Subsidiary is a party, or to the best knowledge of GSSC, any basis for which a claim may be made under any collective bargaining agreement to which GSSC or any GSSC Subsidiary is a party.

                 5.18 Records and Documents. The Records of SBM are and will be sufficient to enable SBM to continue conducting its business as a Mississippi state banking corporation under similar standards as SBM has heretofore conducted such business. The Records of SBL are and will be sufficient to enable SBL to continue conducting its business as a Louisiana state banking corporation under similar standards as SBL has heretofore conducted such business.

                 5.19 Capitalization of GSSC. The authorized capital stock of GSSC consists of 15,000,000 shares of common stock having a par value of $1.00 per share (the "GSSC Common Stock"), no shares of preferred stock (the "GSSC Preferred Stock") and no other class of equity security. As of the date of this Reorganization Agreement, a total of 9,492,975 shares of GSSC Common Stock were issued and outstanding, no shares of GSSC Common Stock were held by GSSC as treasury stock and no shares of GSSC Preferred Stock were issued and outstanding. All of the outstanding GSSC Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 45
preemptive rights of any GSSC Stockholder. Except as described in Section 2.7 of this Reorganization Agreement or as described on Schedule 5.19 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into GSSC Common Stock or into any other equity or debt security of GSSC, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued GSSC Common Stock or any other equity or debt security of GSSC. Accordingly, immediately prior to the Effective Time of the Merger, there will be not more than 9,600,000 shares of GSSC Common Stock issued and outstanding. Except as set forth in
Schedule 5.19 hereto, GSSC owns and is the beneficial and record holder of, and has good and freely transferable title to, all of the 3,465,440 shares of SBM Common Stock outstanding, and recorded on the books and Records of SBM as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could affect the ability of GSSC to freely vote such stock in support of the transactions contemplated herein. Except as set forth in Schedule 5.19 hereto, GSSC owns and is the beneficial and record holder of, and has good and freely transferable title to, all of the 5,000,000 shares of SBL Common Stock outstanding, and recorded on the books and Records of SBL as being held in its name, free and clear of all liens, charges or encumbrances, and such stock is not subject to any voting trusts, agreements or similar arrangements or other claims which could affect the ability of GSSC to freely vote such stock in support of the transactions contemplated herein.

                 5.20 Sole Agreement. Except as described in Schedule 5.20 hereto, with the exception of this Reorganization Agreement, neither GSSC, SBM, SBL nor any Subsidiary of any of them has been or is a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of GSSC, SBM or SBL or any Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating GSSC, SBM or SBL to issue or sell or authorize the sale or transfer of GSSC Common Stock or the capital stock of SBM or SBL. Except as described in Schedule 5.20 hereto, there are no (nor will there be at the Effective Time of the Merger any) shares of capital stock or other equity securities of GSSC outstanding, except for shares of GSSC Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time of the Merger any) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 46 exchangeable for, shares of the capital stock of GSSC, SBM or SBL, or contracts, commitments, understandings, or arrangements by which GSSC, SBM or SBL is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time of the Merger any) contracts, commitments, understandings, or arrangements by which GSSC or any GSSC Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any GSSC Subsidiary, and there are no (nor will there be at the Effective Time of the Merger any) contracts, agreements, understandings or commitments relating to the right of GSSC to vote or to dispose of any such shares.

                 5.21 Disclosure. The information concerning, and representations and warranties made by, GSSC, SBM and SBL set forth in this Reorganization Agreement, or in the schedules of GSSC hereto, or in any document, statement, certificate or other writing furnished or to be furnished by GSSC, SBM or SBL to UPC and INTERIM pursuant hereto, does not contain any untrue statement of a material fact or omit and will not omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to UPC or INTERIM by GSSC, SBM or SBL pursuant hereto were or will be complete and accurate copies of such documents.

                 5.22 Absence of Undisclosed Liabilities. Except as described in Schedule 5.22 hereto, to the best of the knowledge, information and belief of GSSC, SBM and SBL neither GSSC nor any GSSC Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of GSSC or any GSSC Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of GSSC or any GSSC Subsidiary (i) except as disclosed in the Audited Financial Statements of GSSC delivered to UPC prior to the date of this Reorganization Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Reorganization Agreement and the schedules of GSSC hereto. Since December 31, 1993, neither GSSC nor any GSSC Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of GSSC or such GSSC Subsidiary, except for obligations paid by GSSC, SBM or SBL under the terms of this Reorganization Agreement (all such obligations or payments are fully described by GSSC in Schedule 5.22 hereto) or in connection with transactions made by





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 47 it in the ordinary course of its business consistent with past practices, laws and regulations applicable to GSSC or any GSSC Subsidiary.

                 5.23 Allowance for Possible Loan or ORE Losses. To the best of the knowledge, information and belief of GSSC, SBM and SBL, the allowance for possible loan losses shown on the Audited Financial Statements of GSSC is (with respect to periods ended on or before December 31, 1993) or will be (with respect to periods ending subsequent to December 31, 1993) adequate in all respects to provide for anticipated losses inherent in Loans outstanding or for commitments to extend credit or similar off-balance- sheet items (including accrued interest receivable) as of the dates thereof.

         The allowance for possible losses on other real estate ("ORE") shown on the Audited Financial Statements of GSSC is (with respect to periods ended on or before December 31, 1993) or will be (with respect to periods ending subsequent to December 31, 1993) adequate in all respects to provide for anticipated losses inherent in ORE owned or held by GSSC or any GSSC Subsidiary and the net book value of ORE on the Balance Sheet of the Audited Financial Statements of GSSC is the fair value of the ORE determined in accordance with Statement of Position 92-3.

                 5.24     Compliance with Laws.  GSSC and each GSSC Subsidiary:

                          (a)  To the best of the knowledge, information and
belief of the management of GSSC and each GSSC Subsidiary, is in compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of GSSC or any GSSC Subsidiary, or which would or could reasonably be expected to subject GSSC or any GSSC Subsidiary or any of its directors or officers to civil money penalties; and

                          (b)  Has received no notification or communication
from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that GSSC or any GSSC Subsidiary is not in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on GSSC or any GSSC Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 48 financial condition or operations of GSSC or any GSSC Subsidiary, or (iii) requiring GSSC or any GSSC Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding.

                 5.25     Employee Benefit Plans.

                          (a)     GSSC has previously provided to UPC true and
complete copies of each "employee pension benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of GSSC or any GSSC Subsidiary or any other entity which is a member of a controlled group or is under common control with GSSC or its Subsidiaries in the manner defined and further described in
Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Pension Benefit Plans", and each such Employee Pension Benefit Plan is listed in Schedule 5.25(a) hereto. GSSC has also provided to UPC true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

                          To the best knowledge of GSSC and its Subsidiaries,
each Employee Pension Benefit Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code have been provided to UPC. Requests for determination letters relating to amendments required to cause such Employee Pension Benefit Plans to be in compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984 were timely filed and have been received by GSSC and its Subsidiaries. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to UPC. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

                          To the best of the knowledge, information and belief
of GSSC, SBM and SBL, each of the Employee Pension Benefit Plans has been operated in substantial conformity with the written provisions of the applicable plan documents which have been delivered to UPC and in substantial compliance with the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 49 requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in
Schedule 5.25(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Internal Revenue Code.

                          With respect to Employee Pension Benefit Plans which
are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to UPC. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed with the Department of Labor in satisfaction of such requirements have been provided to UPC.

                          With respect to all Employee Pension Benefit Plans
which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to UPC. No Employee Pension Benefit Plan constitutes a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

                          No Employee Pension Benefit Plan subject to Part III
of Subtitle B of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred an "accumulated funding deficiency" within the meaning of Internal Revenue Code Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made. Any penalties or taxes which have been incurred by GSSC or its Subsidiaries or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid. The limitations of Internal Revenue Code Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 50

                          No "reportable event" (as described in Section
4043(b) of ERISA) has occurred with respect to any Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, nor any "disqualified person" with respect to the plan (as defined in Section 4975 of the Internal Revenue Code), has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person (other than a person for whom neither GSSC nor any GSSC Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code.

                          No condition exists with regard to any Employee
Pension Benefit Plan which constitutes grounds for the termination of such plan pursuant to Section 4042 of ERISA.

                          The fair market value of the assets of any Employee
Pension Benefit Plan which is subject to Title IV of ERISA (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under any such plan, determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation as in effect on such date. Neither GSSC nor its Subsidiaries have incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The termination of any Internal Revenue Code
Section 401(a) qualified Employee Pension Benefit Plan previously terminated by GSSC or any GSSC Subsidiary did not adversely affect the qualification of such Employee Pension Benefit Plan. The distribution of the assets of any such Employee Pension Benefit Plan was made or is currently being made in conformity with the requirements of that Employee Pension Benefit Plan and of applicable legal requirements and has not resulted in, will not result in, and is reasonably not anticipated to result in the assessment of any tax, penalty, or excise tax against such pension plan, its related trusts, the fiduciary and administrators of the Employee Pension Benefit Plan, GSSC or its Subsidiaries, or any disqualified person (as defined in Internal Revenue Code Section 4975) with respect to the Employee Pension Benefit Plan.

                          Except as disclosed in Schedule 5.25(a) hereto, all
Employee Pension Benefit Plans were in effect for substantially all of calendar year 1993. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 51 thereunder on or after the last day of the plan year which ended in calendar year 1993 for each such Employee Pension Benefit Plan.

                          GSSC has provided to UPC copies of the annual
actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Internal Revenue Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for the three (3) plan years preceding the current date have been delivered to UPC.

                 (b) GSSC has furnished to UPC true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best of its knowledge, is subject to any provision of ERISA and covers any employee, whether active or retired, of GSSC or any GSSC Subsidiary or members of a controlled group or entities under common control with GSSC or its Subsidiaries in the manner defined and further described in Section 414(b),
(c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans", and each such Employee Welfare Benefit Plan is listed in Schedule 5.25(b) hereto.

                          GSSC has also provided to UPC true and complete
copies of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Internal Revenue Code Section 125), and voluntary employee beneficiary associations (pursuant to Internal Revenue Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in substantial conformity with the written provisions of the plan documents which have been delivered to UPC and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in
Schedule 5.25(b) hereto. GSSC has provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed to comply with the requirements of any Internal Revenue Code section which results in the imposition of a tax on benefits provided to such participants under such plan.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 52

                          With respect to all Employee Welfare Benefit Plans
which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to UPC. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to UPC.

                          Except as disclosed in Schedule 5.25(b) hereto, all
Employee Welfare Benefit Plans which are in effect were in effect for substantially all of calendar year 1993. Except as disclosed in Schedule 5.25(b) hereto, there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after December 31, 1993.

                          To the best of the knowledge, information and belief
of GSSC, SBM and SBL, no Employee Welfare Benefit Plan or any trust created thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction", as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither GSSC nor any GSSC Subsidiary is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. The Department of Labor has not assessed any such penalty or served notice to GSSC or any of its Subsidiaries that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

                          Neither GSSC nor any GSSC Subsidiary has failed to
make any contribution to, or pay any amount due and owing by GSSC or an GSSC Subsidiary under the terms of, an Employee Welfare Benefit Plan. Except as disclosed in Section 5.25(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge, information and belief of GSSC, constitute a liability for GSSC or any GSSC Subsidiary after the application of any insurance, trust or other funds which are applicable to the payment of such claims.

                          Except as disclosed in Schedule 5.25(b) hereto, to
the best knowledge, information and belief of GSSC, no condition





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 53 exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither GSSC nor any GSSC Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of ERISA Sections 601 through 608 and Internal Revenue Code Section 4980B with respect to any current or former employee of GSSC or any GSSC Subsidiary, or the beneficiaries of such employee.

                 (c) GSSC has furnished to UPC true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by GSSC or any GSSC Subsidiary which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of GSSC or any GSSC Subsidiary. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of GSSC and GSSC's Subsidiaries are listed on Schedule 5.25(c) hereto. Except as disclosed in Schedule 5.25(c) hereto, there are no other benefit arrangements of the GSSC companies and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1993. Except as disclosed in Schedule 5.25(c) hereto, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after December 31, 1993. There has been no material increase in the base salary and wage levels of GSSC or any GSSC Subsidiary and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1993. Except as disclosed in Schedule 5.25(c) hereto, there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of GSSC or any GSSC Subsidiary on or after December 31, 1993, nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after December 31, 1993.

                          With respect to all Benefit Arrangements which are
subject to the annual return requirement of Internal Revenue Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 54 the three (3) plan years immediately preceding the current date have been delivered to UPC.

                 (d) Listed on Schedule 5.25(d) hereto are all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits which become effective upon a change in control of GSSC or any GSSC Subsidiary, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Except as disclosed in Schedule 5.25(d) hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee of GSSC or any GSSC Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment", as such term is defined in
Section 280G of the Internal Revenue Code and Regulations proposed pursuant to that section.

                 (e) Except as described in Schedule 5.25(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee, or other person may be terminated by GSSC (or by GSSC as the Surviving Corporation) within a period of no more than thirty (30) days following the effective time of the merger, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by GSSC or its Subsidiaries to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements. Except as described in Schedule 5.25(e) hereto, each Employee Pension Benefit Plan which is qualified under Section 401(a) of the Internal Revenue Code as a qualified defined benefit pension plan permits the reversion of excess assets to the employer maintaining the plan or its successors or assigns upon a plan termination and such provision has been included in the Employee Pension Benefit Plan for the period required under ERISA Section 4044(d).

                 (f) Except as disclosed in Schedule 5.25(f) hereto, neither GSSC nor any GSSC Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 55

                          Except as disclosed in Schedule 5.25(f) hereto, no
suits, actions or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best information, knowledge and belief of GSSC, anticipated to be filed.

                 5.26 Material Contracts. Except as reflected in the Audited Financial Statements of GSSC, or as described in Schedule 5.26 hereto, neither GSSC nor any GSSC Subsidiary, nor any of their respective assets, businesses, or operations, is as of the date of this Reorganization Agreement a party to, or is bound or obligated by, or receives benefits under any contract or agreement or amendment thereto that in each case would (assuming that each were a reporting company under the 1934 Act, whether or not it is so registered) be required to be filed as an exhibit to an Annual Report on Form 10-K filed by GSSC as of the date of this Reorganization Agreement that has not already been filed as an exhibit to GSSC's Form 10-K filed for the fiscal year ended December 31, 1993, or in any other SEC Document filed prior to the date of this Reorganization Agreement. Set forth on Schedule 5.26 hereto is an accurate and complete list and true and complete copies of all contracts to which GSSC, SBM or SBL are a party and having a value in excess of $100,000.

                 5.27 Material Contract Defaults. To the best of the knowledge, information and belief of GSSC, SBM and SBL, neither GSSC nor any GSSC Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on GSSC or any GSSC Subsidiary on a consolidated basis, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

                 5.28 Reports. Since December 31, 1989, GSSC, SBM and SBL have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with (i) the MSBD or the LOFI; (ii) the Federal Reserve, including, but not limited to, Reports on FR Y-6 and FR Y-9; (iii) the FDIC, (iv) the SEC, including, but not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and proxy statements; and (vi) any other applicable federal or state securities or banking authorities (except, in the case of federal or state securities authorities, filings that





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 56 are not material). As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement as stated including any amendments thereto of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. GSSC has previously provided to UPC true and correct copies of all such reports filed by GSSC, SBM or SBL after December 31, 1989.

                 5.29     Exchange Act and Listing Filings.

         (a) The outstanding shares of GSSC Common Stock are registered with the SEC pursuant to the 1934 Act and GSSC has filed with the SEC all material forms and reports required by law to be filed by GSSC with the SEC, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         (b) The outstanding shares of GSSC Common Stock are listed for trading on the NASDAQ (under the symbol "GSSC") pursuant to the listing rules of the NASDAQ and GSSC has filed with the NASDAQ all material forms and reports required by law to be filed by GSSC with the NASDAQ, which forms and reports, taken as a whole, are true and correct in all material respects, and do not misstate a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                 5.30 Statements True and Correct. None of the information prepared by, or on behalf of, GSSC or any GSSC Subsidiary regarding GSSC, SBM or any other GSSC Subsidiary included or to be included in the Proxy Statement to be mailed to GSSC's Stockholders in connection with the GSSC Stockholders Meeting, and any other documents to be filed with the SEC, or any other Regulatory Authority in connection with the transactions contemplated herein, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the GSSC Stockholders, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 57 circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the GSSC Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the GSSC Stockholders Meeting. All documents which GSSC or any GSSC Subsidiary is responsible for filing with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws and the rules and regulations issued thereunder.


                                   ARTICLE 6

                                COVENANTS OF UPC

                 6.1 Proxy Statement; UPC Shareholder Approval. UPC shall call the UPC Shareholders Meeting to be held as soon as reasonably practicable after the date of this Reorganization Agreement and the Federal Reserve shall have entered its Order approving the transactions contemplated in this Reorganization Agreement, for the purpose of (i) approving this Reorganization Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the UPC Shareholders Meeting, (i) UPC shall, with GSSC's assistance, prepare a Proxy Statement to be filed with the SEC and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to the UPC Shareholders and shall provide GSSC the opportunity to review and comment on the Proxy Statement at least five (5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the UPC Shareholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement;
(iii) the Board of Directors of UPC shall recommend (subject to compliance with its legal and fiduciary duties as advised by counsel) to UPC Shareholders the approval of this Reorganization Agreement and the Plan of Merger; and (iv) UPC shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such UPC Shareholders' approvals.

                 6.2 Regulatory Approvals. Within sixty (60) days after execution of this Reorganization Agreement, UPC shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 58

Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Reorganization Agreement and the Plan of Merger with reasonable promptness. UPC shall pay all fees and expenses arising in connection with such applications for regulatory approval. UPC agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with UPC's applications for regulatory approval and UPC agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 6.2 shall be construed to obligate UPC to take any action to meet any condition required to obtain prior regulatory approval if UPC shall, in UPC's reasonable judgment, deem such condition to be unreasonable or inconsistent with previous regulatory approvals received by UPC in transactions of this type and to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs or to require UPC to increase UPC's capital ratios to amounts in excess of the Federal Reserve's minimum capital ratio guidelines which may be in effect from time to time. UPC shall not knowingly take any action, or omit to take any action during the term of this Reorganization Agreement which would adversely affect the receipt by UPC of the Government Approvals or adversely affect the ability of UPC to perform its obligations under this Reorganization Agreement. Subject to the terms and conditions of this Reorganization Agreement, UPC and INTERIM agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transactions contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Reorganization Agreement. UPC shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                 6.3 Reservation, Listing and Registration of UPC Common Stock under the Securities Laws. UPC shall reserve for issuance that number of shares of UPC Common Stock necessary to (i) satisfy the Consideration to be delivered to the GSSC Record Holders at the Effective Time of the Merger and
(ii) provide shares of UPC Common Stock which will be issued upon the exercise of options granted under the GSSC Key Employees Stock Plan and





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 59 which are outstanding immediately prior to Effective Time of the Merger. UPC shall cooperate with GSSC in the preparation of the GSSC Proxy Statement to be used at the GSSC Stockholders Meeting (and which shall serve also as UPC's prospectus with respect to UPC's issuance of shares of the UPC Common Stock) and shall cause a registration statement on the appropriate form of the SEC to be prepared and filed so as to cause any shares of UPC Common Stock which may be delivered to the GSSC Record Holders in payment of the Consideration to be registered under the 1933 Act and to be duly qualified under appropriate state securities laws. UPC shall also list for trading on the NYSE the shares of UPC Common Stock so delivered. Such reservation, registration, qualification and listing shall be effected prior to the Closing. As soon as practicable after the issuance of all Governmental Approvals, but no later than thirty days following such date, UPC shall file with the SEC a Registration Statement on Form S-8 to register the shares of UPC Common Stock that will be issued to holders of options granted under the GSSC Key Employees Stock Plan. UPC shall use its best efforts to have such Registration Statement declared effective as promptly as practicable.

                 6.4 Employee Benefits. Following the consummation of the transactions contemplated herein, UPC shall not be obligated to make further contributions to any of the Employee Plans or Benefit Arrangements of GSSC or the GSSC Subsidiaries and all employees of GSSC and the GSSC Subsidiaries immediately prior to the Effective Time of the Merger who shall continue as employees of GSSC as the Surviving Corporation or as employees of any other UPC Subsidiary will be afforded the opportunity to participate in any employee benefit plans maintained by UPC or UPC's Subsidiaries, including but not limited to, any "employee benefit plan," as that term is defined in ERISA, on an equal basis with employees of UPC or any UPC Subsidiaries with comparable positions, compensation, and tenure. Service with GSSC or with any GSSC Subsidiary prior to the Effective Time of the Merger by former employees of GSSC or any GSSC Subsidiary will be deemed service with UPC for purposes of determining eligibility for participation and vesting in such employee benefit plans of UPC and UPC's Subsidiaries. In its sole discretion, UPC may elect to postpone until the first day of July next following the Effective Time of the Merger the participation of the employees of GSSC and GSSC's Subsidiaries in the employee benefit plans maintained by UPC or UPC's Subsidiaries; provided, however, during any such postponement period, the GSSC Employee Plans and all related employee benefit plans shall continue in full force and effect, (including the continued receipt of all customary corporate contributions in accordance with the past practice of GSSC, SBM and SBL for the period prior to the termination of the plans), except as expressly modified or amended by the terms of this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 60

Reorganization Agreement, or until such time as the plans are replaced by benefit plans maintained by UPC.

                 6.5 Conduct of Business; Notice of Adverse Change. UPC shall not knowingly engage in any activity which would (i) prohibit UPC or INTERIM from delivering the Consideration to the Exchange Agent at Closing; (ii) prevent UPC or INTERIM from consummating the transactions contemplated in this Reorganization Agreement; (iii) prevent or impede the ability of UPC to account for the Merger as a pooling of interests on the financial statements of UPC; and (iv) prevent or impede the ability of UPC, GSSC and the GSSC Record Holders to accomplish the Merger as a tax-free reorganization and, except with respect to cash received in lieu of a fractional share of UPC Common Stock, on a tax-free basis to the GSSC Record Holders. Upon receipt of UPC Shareholder Approval and the satisfaction (or lawful waiver by UPC) of all conditions precedent, UPC shall vote the shares of INTERIM in favor of the Merger. UPC shall notify GSSC in writing immediately upon becoming aware of any material adverse change in the financial condition or prospects of UPC or of any event which would prohibit UPC's performance under the terms of this Reorganization Agreement.


                                   ARTICLE 7

                         COVENANTS OF GSSC, SBM AND SBL

                 7.1 Proxy Statement; GSSC Stockholder Approval. GSSC shall call the GSSC Stockholders Meeting to be held as soon as reasonably practicable after the date of this Reorganization Agreement and the Federal Reserve shall have entered its Order approving the transactions contemplated in this Reorganization Agreement, for the purpose of (i) approving this Reorganization Agreement and the Plan of Merger, and (ii) such other related matters as it deems appropriate. In connection with the GSSC Stockholders Meeting, (i) GSSC shall, with UPC's assistance, prepare the Proxy Statement to be filed with the SEC and with any other appropriate Regulatory Authority; shall mail or cause to be mailed such Proxy Statement to the GSSC Stockholders and shall provide UPC the opportunity to review and comment on the Proxy Statement at least five (5) business days prior to the filing of the Proxy Statement with the Regulatory Authorities for prior review and at least five (5) business days prior to the mailing of the Proxy Statement to the GSSC Stockholders; (ii) the Parties shall furnish to each other all information concerning them that the other Party may reasonably request in connection with the preparation of such Proxy Statement;
(iii) the Board of Directors of GSSC shall recommend (subject to compliance with its legal and fiduciary duties as advised by counsel) to the GSSC Stockholders





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 61 the approval of this Reorganization Agreement and the Plan of Merger; and (iv) GSSC shall use its best efforts, subject to compliance with its legal and fiduciary duty as advised by counsel, to obtain such GSSC Stockholders' approvals.

                 7.2 Conduct of Business -- Affirmative Covenants. Unless the prior written consent of UPC shall have been obtained, which consent will not be unreasonably withheld by UPC and shall be forthcoming by UPC within five
(5) Business Days from the submission of a written request by GSSC therefor and, except as otherwise contemplated herein:

                          (a)     Except as may be required by statute, rule or
regulation, GSSC, SBM and SBL shall, and shall cause each GSSC Subsidiary to:

                                  (i)      Operate its business only in the
         usual, regular, and ordinary course;

                                  (ii)     Preserve intact its business
         organizations and assets and to maintain its rights and franchises;

                                  (iii)    Take no action, unless otherwise
         required by law, rules or regulation, that would (A) adversely affect the ability of any of them or UPC to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Reorganization Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Reorganization Agreement;

                                  (iv)     Except as they may terminate in
         accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                                  (v)      Keep in full force and effect
         insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of GSSC or such GSSC Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                  (vi)     Use its best efforts to retain SBM's
         and SBL's present customer base and to facilitate the retention of such customers by SBM and SBL and their branches after the Effective Time of the Merger; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 62

                                  (vii)     Maintain, renew, keep in full force
         and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to GSSC, SBM, SBL or UPC and UPC's Subsidiaries at and after the Effective Time of the Merger, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of SBM's and SBL's customer relationships;

                          (b)     GSSC, SBM and SBL agree to use their best
efforts to assist UPC in obtaining the Government Approvals necessary to complete the transactions contemplated hereby and do not know of any reason why such Government Approvals can not be obtained, and GSSC, SBM and SBL shall provide to UPC or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                          (c)     GSSC, SBM and SBL, at their own cost and
expense, shall use their best efforts to secure all necessary consents and all consents and releases, if any, required of GSSC, SBM, SBL or third parties and shall comply with all applicable laws, regulations and rulings in connection with this Reorganization Agreement and the consummation of the transactions contemplated hereby;

                          (d)     At all times to and including, and as of, the
Effective Time of the Merger, GSSC, SBM and SBL shall inform UPC in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the information contained herein and therein will accurately reflect the current status of GSSC, SBM and SBL; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Reorganization Agreement, UPC shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Reorganization Agreement as an amendment to this Reorganization Agreement;

                          (e)     On and after the Closing Date, GSSC, SBM and
SBL shall give such further assistance to UPC and shall execute, acknowledge and deliver all such documents and instruments as UPC may reasonably request and take such further action as may be





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 63 necessary or appropriate effectively to consummate the transactions contemplated by this Reorganization Agreement;

                          (f)     Between the date of this Reorganization
Agreement and the Closing Date, GSSC, SBM and SBL shall afford UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to GSSC, SBM and SBL. GSSC, SBM and SBL shall provide reasonable assistance to UPC in its investigation of matters relating to GSSC, SBM and SBL; and

                          (g)     Subject to the terms and conditions of this
Reorganization Agreement, GSSC, SBM and SBL agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Reorganization Agreement, the transactions contemplated by this Reorganization Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Reorganization Agreement. GSSC shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Reorganization Agreement.

                 7.3 Conduct of Business -- Negative Covenants. From the date of this Reorganization Agreement until the earlier of the Effective Time of the Merger or the termination of this Reorganization Agreement, GSSC, SBM and SBL covenant and agree that they will neither do, nor agree or commit to do, nor permit any GSSC Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of UPC, which consent will not be unreasonably withheld, or except as expressly permitted by this Reorganization
Agreement:

                          (a)     Except as expressly contemplated by this
Reorganization Agreement or the Plan of Merger, amend its Certificate of Incorporation or Bylaws; or

                          (b)     Impose, or suffer the imposition, on any
share of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 64

                          (c)  (i) Repurchase, redeem, or otherwise acquire or
exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities, except in satisfaction of any exercised GSSC Stock Options or as expressly permitted by this Reorganization Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the GSSC Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the GSSC Common Stock except as expressly permitted by Section 8.2(i)(vi) of this Reorganization Agreement or the Plan of Merger; or

                          (d)  Except as expressly permitted by this
Reorganization Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions or other transactions approved in writing by UPC, (ii) internal reorganizations or consolidations involving existing Subsidiaries, (iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances,
(iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Reorganization Agreement; or

                          (e)  Except as expressly permitted by this
Reorganization Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of GSSC Common Stock (except in satisfaction of any exercised GSSC Stock Options), or any other capital stock of GSSC or of any GSSC Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to GSSC or any GSSC Subsidiary, or are issued in connection with any of the above-described securities encompassed in the GSSC Option Plans, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of GSSC or of any GSSC Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of GSSC or any GSSC Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 65

                          (f)  Incur, or permit any GSSC Subsidiary to incur,
any additional debt obligation or other obligation for borrowed money other than (i) in replacement of existing short-term debt with other short-term debt of an equal or lesser amount, (ii) financing of banking related activities consistent with past practices, or (iii) indebtedness of GSSC or any GSSC Subsidiary to SBM, SBL or another GSSC Subsidiary in excess of an aggregate of $50,000 (for GSSC and its Subsidiaries on a consolidated basis) except in the ordinary course of the business of GSSC or such GSSC Subsidiary consistent with past practices (and such ordinary course of business shall include, but shall not be limited to, creation of deposit liabilities, entry into repurchase agreements or reverse repurchase agreements, purchases or sales of federal funds, Federal Reserve advances, FHLB advances, and sales of certificates of deposit); or

                          (g)  Except as expressly permitted by the terms of
this Reorganization Agreement, grant any increase in compensation or benefits to any of its employees or officers, except in accordance with past practices or as required by law; pay any bonus except in accordance with past practices; enter into any severance agreements with any of its officers or employees; grant any material increase in fees or other increases in compensation or other benefits to any director of GSSC or of any GSSC Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                          (h)  Except as expressly required by the terms of
this Reorganization Agreement, amend any existing employment contract between it and any person having a salary thereunder in excess of $30,000 per year (unless such amendment is required by law) to increase the compensation or benefits payable thereunder; or to enter into any new employment contract with any person having an annual salary thereunder in excess of $30,000 that GSSC, SBM or SBL (or their respective successors) do not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time of the Merger; or

                          (i)  Except as expressly required by the terms of
this Reorganization Agreement, adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or

                          (j)  Enter into any new service contracts, purchase
or sale agreements or lease agreements having a value in





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 66 excess of One Hundred Thousand Dollars ($100,000) to GSSC or any GSSC Subsidiary; or

                          (k)  Make any capital expenditure except for ordinary
purchases, repairs, renewals or replacements; or

                          (l)  Enter into any transactions other than in the
ordinary course of business; or

                          (m)  Other than in the ordinary course of business,
grant or commit to grant any new extension of credit to any officer, director or known holder of 2% or more of the outstanding GSSC Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of GSSC or amend the terms of any such credit outstanding on the date hereof.

                 7.4      Conduct of Business -- Certain Actions.

                          (a)  Except to the extent necessary to consummate the
transactions specifically contemplated by this Reorganization Agreement, GSSC, SBM and SBL shall not, and shall use their respective best efforts to ensure that their respective directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or provide any confidential or non-public information to, any corporation, partnership, person or other entity or group (other than to UPC or any UPC Subsidiary) concerning any "Acquisition Proposal" (as defined below), except for actions reasonably considered by the Board of Directors of GSSC, based upon the advice of outside legal counsel, to be required in order to fulfill its fiduciary obligations. GSSC shall notify UPC immediately if any Acquisition Proposal has been or should hereafter be received by GSSC, SBM or SBL, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of GSSC's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section, "Acquisition Proposal" means any proposed tender offer, agreement, understanding or other proposal pursuant to which any corporation, partnership, Person or other entity or group, other than UPC or any UPC Subsidiary, would directly or indirectly (i)





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 67 acquire or participate in a merger, share exchange, consolidation or any other business combination involving GSSC, SBM or SBL; (ii) acquire the right to vote ten percent (10%) or more of the GSSC Common Stock, SBM Common Stock or SBL Common Stock; (iii) acquire a significant portion of the assets or earning power of GSSC, SBM or SBL; or (iv) acquire in excess of ten percent (10%) of the outstanding GSSC Common Stock, SBM Common Stock or SBL Common Stock.

                          (b)  As a condition of and as an inducement to UPC's
entering into this Reorganization Agreement, GSSC, SBM and SBL covenant, acknowledge, and agree that it shall be a specific, absolute, and unconditionally binding condition precedent to either GSSC's, SBM's or SBL's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third-party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Reorganization Agreement and the transactions contemplated in this Reorganization Agreement, regardless of whether GSSC, SBM or SBL has otherwise complied with the provisions of Section 7.4(a) hereof, that GSSC or such third-party which is a party to any Acquisition Proposal shall have paid UPC the sum of Twelve Million and No/100 Dollars ($12,000,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by UPC's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of UPC in negotiating and undertaking to carry out the transactions contemplated by this Reorganization Agreement; (ii) indirect costs and expenses of UPC in connection with the transactions contemplated by this Reorganization Agreement, including UPC's management time devoted to negotiation and preparation for the transactions contemplated by this Reorganization Agreement; and (iii) UPC's loss as a result of the transactions contemplated by this Reorganization Agreement not being consummated. Accordingly, GSSC, SBM and SBL hereby jointly and severally stipulate and covenant that prior to GSSC's, SBM's or SBL's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third-party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either GSSC or such third-party shall have paid to UPC the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 7.4. Notwithstanding anything in this Section 7.4(b) to the contrary, in the event such Acquisition Proposal should be the result of an unsolicited offer or takeover of GSSC, SBM or SBL, any sums due UPC by GSSC pursuant to the terms of this





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 68

Section 7.4 shall be paid by GSSC to UPC at the closing of the transactions set forth in such Acquisition Proposal and all obligations of UPC to hold the Closing by the Target Date shall be tolled until such time as the transactions set forth in any such Acquisition Proposal shall have been consummated or until such time as the Acquisition Proposal shall have expired plus such reasonable time as UPC shall require. UPC and INTERIM each acknowledges that under no circumstances shall any officer or director of GSSC, SBM or SBL (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to UPC or INTERIM for any amount of the foregoing payment. On payment of such amount to UPC, UPC and INTERIM shall have no cause of action or claim (either in law or equity) whatsoever against GSSC, SBM or SBL, or any officer or director of GSSC, SBM or SBL, with respect to or in connection with such Acquisition Proposal, this Reorganization Agreement or the Plan of Merger.

                          (c)  The requirements, conditions, and obligations
imposed by this Section 7.4 shall continue in full force and effect from the date of this Reorganization Agreement until October 1, 1995, unless and until the earlier of any of the following events shall occur, in which event, thereafter neither GSSC, SBM nor SBL shall be obligated to pay the amount required by this Section 7.4 as a condition precedent to such transaction:

         (1) This Reorganization Agreement shall have been terminated (i) mutually by the Parties pursuant to Section 9.1(a) of this Reorganization Agreement; (ii) by UPC and INTERIM pursuant to
                 Section 9.1(b) of this Reorganization Agreement; (iii) by UPC and INTERIM or GSSC, SBM and SBL pursuant to Section 9.1(c) of this Reorganization Agreement; (iv) by UPC and INTERIM or GSSC, SBM and SBL pursuant to Section 9.1(d) of this Reorganization Agreement; (v) by UPC and INTERIM or GSSC, SBM and SBL pursuant to Section 9.1(e) of this Reorganization Agreement, and in the case of termination pursuant to Section 9.1(e), only on the basis of the failure to satisfy the conditions enumerated in subparagraph (2) below; (vi) by UPC and INTERIM pursuant to Section 9.1(f) of this Reorganization Agreement; (vii) by UPC and INTERIM or GSSC, SBM and SBL pursuant to Section 9.1(g) of this Reorganization Agreement;
                 (viii) by UPC and INTERIM pursuant to Section 9.1(h) of this Reorganization Agreement; (ix) by UPC and INTERIM pursuant to
                 Section 9.1(i) of this Reorganization Agreement; and (x) by UPC and INTERIM or GSSC, SBM and SBL pursuant to Section 9.1(j) or Section 9.1(k) of this Reorganization Agreement; or





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 69

         (2) In the event the Merger should not be consummated as a result of the failure to satisfy any of the following conditions:

                          (i) Material inaccuracy (without waiver thereof) of representations and warranties of UPC as contemplated by the provisions of Section 8.1(b) of this Reorganization Agreement;

                          (ii) Noncompliance by UPC or INTERIM with their respective obligations as required by the provisions of Section 8.1(a) of this Reorganization Agreement;

                          (iii) The failure by UPC or INTERIM to effect all corporate action necessary on their respective parts as required by the provisions of Section 8.1 of this Reorganization Agreement or to satisfy the conditions set forth in Sections 8.1(d) or 8.1(g) of this Reorganization Agreement;

                          (iv) The failure to receive the requisite approvals as required by the provisions of Section 8.3(b) of this Reorganization Agreement other than any such failure arising out of any action or inaction on the part of GSSC, SBM or SBL;

                          (v) The occurrence of material legal proceedings as contemplated by the provisions of Section 8.3(a) of this Reorganization Agreement;

                          (vi) The failure on the part of the appropriate officers of UPC to deliver the certificates set forth in Section 8.1(c) of this Reorganization Agreement, or the failure on the part of counsel to UPC to deliver the requisite opinion required by the provisions of Section 8.1(e) of this Reorganization Agreement;

                          (vii) UPC shall have determined not to consummate the Merger pursuant to Sections 8.2(d), 8.2(f), 8.2(i), 8.2(k) or 8.2(l);

                          (viii) The failure to receive the fairness opinion of either (a) GSSC's independent financial adviser as required by the provisions of Section 8.1(f) of this Reorganization Agreement except if such failure is based on the receipt by GSSC of an Acquisition Proposal from a third party or (b)





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 70

                          UPC's independent financial adviser as required by
                          Section 8.2(n) of this Reorganization Agreement;

                          (ix) The failure to receive the approval of the UPC Shareholders as required by the provisions of Section 8.3(d) of this Reorganization Agreement;

                          (x) The failure of the registration statement to be declared effective or if the registration statement is subject to a stop order of the SEC or any state securities commission as required by Section 8.3(c) of this Reorganization Agreement and such failure is based solely on a review by the SEC of the material presented by UPC in the registration statement or an action or inaction on the part of UPC; or

                          (xi) The failure of any Affiliate of GSSC to execute an Affiliate Letter as required by Section 8.3(m) of this Reorganization Agreement (unless such requirement is waived by UPC) but only if the failure of any Affiliates of GSSC to execute the Affiliate Letter would not potentially disqualify the transactions contemplated by this Reorganization Agreement from qualifying for pooling-of-interests accounting treatment.


                                   ARTICLE 8

                             CONDITIONS TO CLOSING

                 8.1 Conditions to the Obligations of GSSC. Unless waived in writing by GSSC, the obligation of GSSC to consummate the transaction contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of UPC and INTERIM to be performed at or prior to the Closing Date pursuant to this Reorganization Agreement shall have been duly performed, except for breaches of acts and undertakings which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of UPC and the UPC Subsidiaries taken as a whole;

                          (b)     Representations and Warranties.  The
representations and warranties of UPC and INTERIM contained in Article 4 of this Reorganization Agreement shall be true and complete, in all material respects, on and as of the Effective





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 71

Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches of representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of UPC and the UPC Subsidiaries taken as a whole;

                          (c)     Documents. In addition to the other
deliveries of UPC or INTERIM described elsewhere in this Reorganization Agreement, GSSC shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of UPC and INTERIM dated as of the Closing Date certifying that:

                                        (A)     UPC's and INTERIM's respective
                 Boards of Directors, shareholders and stockholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of UPC or INTERIM is an officer of UPC or INTERIM, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of UPC
                 and INTERIM attached to such certificate remain in full force and effect; and

                                        (D)     UPC and INTERIM are in good
                 standing under their respective corporate charters; and

                                  (ii)  a certificate signed respectively by
         duly authorized officers of UPC and INTERIM stating that the conditions set forth in Section 8.1(a) and Section 8.1(b) of this Reorganization Agreement have been fulfilled;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 72

                          (d)     Consideration.  GSSC shall have received a
certificate executed by an authorized officer of the Exchange Agent to the effect that the Exchange Agent has received and holds in its possession proper authorization to issue certificates evidencing shares of UPC Common Stock and cash or other good funds sufficient to meet the obligations of UPC or INTERIM to the GSSC Record Holders to deliver the Consideration under this Reorganization Agreement and the Plan of Merger;

                          (e)     Opinion of UPC's and INTERIM's Counsel.  GSSC
shall have been furnished with an opinion of counsel to UPC and INTERIM, dated as of the Closing Date, addressed to and in form and substance satisfactory to GSSC, to the effect that:

                                  (i)      UPC is a Tennessee corporation duly
         organized, validly existing and in good standing under the laws of the State of Tennessee; and INTERIM is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

                                  (ii)     this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by UPC, and INTERIM and (assuming this Reorganization Agreement is a binding obligation of GSSC, SBM and SBL) constitutes a valid and binding obligation of UPC and INTERIM enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion;

                                  (iii)    neither the execution and delivery
         by UPC or INTERIM of this Reorganization Agreement nor the execution, delivery and performance of any of the documents to be executed and delivered by UPC or INTERIM in connection herewith violates or conflicts with UPC's, or INTERIM's corporate charters or bylaws or, to the best of the knowledge, information and belief (without making special inquiry) of such counsel, any material contracts, agreements or other commitments of UPC or INTERIM;

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval by any Governmental Authority which has not already been obtained is required for execution and delivery by UPC and INTERIM of this Reorganization Agreement or any of the documents to be executed and delivered by UPC or INTERIM in connection herewith; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 73

                                  (v)  the shares of UPC Common Stock to be
         issued in the names of the GSSC Record Holders and delivered in exchange for their GSSC Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of UPC or INTERIM or appropriate government officials; and (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Tennessee;

                          (f)     Fairness Opinion.  GSSC shall have received a
"fairness opinion" letter from its independent financial adviser to the effect that, in the opinion of such adviser the Consideration to be received by the GSSC Record Holders is fair to the GSSC Stockholders from a financial point of view, and such "fairness opinion" shall not have been withdrawn prior to the Closing Date, and GSSC shall have received an updated "fairness opinion" letter from such advisers within five (5) days prior to the Closing Date reconfirming the opinions provided in the initial "fairness opinion" letter; and

                          (g)     Tax Opinion of McDonnell Boyd.  GSSC shall
have received a written opinion substantially in the form of opinion set forth in Schedule 8.1(g) hereto from the law firm of McDonnell Boyd to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under
Section 368 of the Internal Revenue Code.

                 8.2 Conditions to the Obligations of UPC and INTERIM. Unless waived in writing by UPC and INTERIM, the obligation of UPC and INTERIM to consummate the transactions contemplated by this Reorganization Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                          (a)     Performance.  Each of the material acts and
undertakings of GSSC, SBM and SBL to be performed at or before the Closing Date pursuant to this Reorganization Agreement shall have been duly performed, except for breaches of acts and undertakings which would not have, or would not reasonably be expected to have, any material adverse effect on the business or operations of GSSC and the GSSC Subsidiaries taken as a whole;

                          (b)     Representations and Warranties.  The
representations and warranties of GSSC, SBM and SBL contained in Article 5 of this Reorganization Agreement shall be true and correct, in all material respects, on and as of the Effective





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 74

Time of the Merger with the same effect as though made on and as of the Effective Time of the Merger, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date and (ii) for breaches or representations and warranties which would not have, or would not reasonably be expected to have, a material adverse effect on the business or operations of GSSC and the GSSC Subsidiaries taken as a whole;

                          (c)     Documents. In addition to the documents
described elsewhere in this Reorganization Agreement, UPC shall have received the following documents and instruments:

                                  (i)      a certificate signed by the
         Secretary or an assistant secretary of GSSC and SBL, and a certificate signed by the Cashier of SBM dated as of the Closing Date certifying that:

                                        (A)     GSSC's, SBM'S and SBL's
                 respective Boards of Directors and stockholders and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Reorganization Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Reorganization Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                        (B)     each person executing this
                 Reorganization Agreement on behalf of GSSC, SBM or SBL, is an officer of GSSC, SBM or SBL, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Reorganization Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature;

                                        (C)     the charter documents of GSSC,
                 SBM and SBL attached to such certificate remain in full force and effect; and

                                        (D)     GSSC, SBM and SBL are in good
                 standing under their respective corporate charters; and

                                  (ii)     a certificate signed by the
         respective President, Chief Executive Officer or an Executive Vice President of each of GSSC, SBM and SBL stating that the





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 75 conditions set forth in Section 8.2(a), Section 8.2(b) and 8.2(f) this Reorganization Agreement have been satisfied;

                          (d)     Destruction of Property.  Between the date of
this Reorganization Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of GSSC, SBM or SBL which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of GSSC, SBM or SBL; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, UPC and INTERIM may elect either (i) to close the contemplated transactions in accordance with the terms of this Reorganization Agreement or (ii) to terminate this Reorganization Agreement without penalty;

                          (e)     Inspections Permitted.  Between the date of
this Reorganization Agreement and the Closing Date, GSSC, SBM and SBL shall have afforded UPC and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to GSSC, SBM and SBL. GSSC, SBM and SBL shall have caused all GSSC, SBM or SBL personnel to provide reasonable assistance to UPC in its investigation of matters relating to GSSC, SBM and SBL;

                          (f)     No Material Adverse Change.  No material
adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of GSSC, SBM and SBL taken as a whole shall have occurred since the date of this Reorganization Agreement. In the event of such a material adverse change with respect to GSSC, SBM or SBL, UPC may elect either (i) to close the contemplated transactions in accordance with the terms of this Reorganization Agreement or
(ii) to terminate this Reorganization Agreement without penalty;

                          (g)     Opinion of GSSC's Counsel.  UPC shall have
been furnished with an opinion of legal counsel to GSSC, SBM and SBL, dated the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:

                                  (i)       GSSC is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Delaware;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 76

                                  (ii)     SBM is a Mississippi banking
         corporation, duly organized, validly existing, and in good standing under the laws of the State of Mississippi; SBL is a Louisiana banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Louisiana;

                                  (iii)    this Reorganization Agreement has
         been duly and validly authorized, executed and delivered by GSSC, SBM and SBL and (assuming that this Reorganization Agreement is a binding obligation of UPC and INTERIM and the Plan of Merger is a binding obligation of UPC and INTERIM) constitutes a valid and binding obligation of GSSC, SBM and SBL enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion; and

                                  (iv)     to the knowledge of such counsel
         after due inquiry, no consent or approval, which has not already been obtained, by any governmental authority is required for execution, delivery and performance by GSSC, SBM or SBL of this Reorganization Agreement or any of the documents to be executed and delivered by GSSC, SBM and SBL in connection herewith.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of GSSC, SBM or SBL or appropriate government officials; and (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Delaware;

                          (h)  Other Business Combinations, Etc.  Neither GSSC,
SBM nor SBL shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which GSSC, SBM or SBL would merge; consolidate with; effect a business combination with; sell any substantial part of GSSC's, SBM's or SBL's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program after the date hereto which would have the effect of materially decreasing the value of GSSC, SBM or SBL or the benefits of acquiring the GSSC Common Stock;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 77

                          (i)     Maintenance of Certain Covenants, Etc.  At
the time of Closing (i) the total assets of GSSC shall be not less than $2,300,000,000; (ii) the consolidated equity capital of GSSC shall have been not less than $178,000,000 as of March 31, 1994, and shall have increased since that date through normal earnings growth; (iii) the consolidated tangible equity capital of GSSC shall have been not less than $171,000,000 as of March 31, 1994, and shall have increased since that date through normal earnings growth; (iv) neither GSSC, SBM nor SBL shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities, except as set forth in this Agreement (therefore, there shall be not more than 9,600,000 shares of GSSC Common Stock validly issued and outstanding at the Effective Time of the Merger); (iv) from December 31, 1993, there shall have been no extraordinary sale of assets, nor any investment portfolio restructuring by either GSSC, SBM or SBL; (v) neither GSSC, SBM nor SBL shall have issued or granted since December 31, 1993, through the Closing Date any additional GSSC Stock Options other than stock options which could be issued pursuant to the various GSSC stock option and incentive plans consistent with the terms and conditions of this Reorganization Agreement, and all validly issued and outstanding GSSC Stock Options shall have been fully exercised prior to the Closing or tendered to GSSC for conversion into options to purchase shares of UPC Common Stock as contemplated in Section
2.7 of this Reorganization Agreement and none shall have been repurchased by GSSC, SBM or SBL prior to the Closing; (vi) from the date hereof, GSSC shall not have declared or paid any cash dividends except its customary and historical quarterly cash dividend prior to Closing; and (vii) the Merger can be accounted for as a "pooling of interests" on the financial statements of UPC. The criteria and calculations set forth above shall be determined in accordance with GAAP assuming that GSSC, SBM and SBL shall have been operated consistently in the normal course of their business; provided, however, that the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out of the ordinary borrowings or by the realization of extraordinary or nonrecurring gains or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

                          (j)     Non-Compete Agreements.  Each member of the
Boards of Directors of GSSC, SBM and SBL shall have entered into a non-compete agreement with UPC and GSSC substantially in the form of UPC's standard form of non-compete agreement, a copy which is annexed hereto as Exhibit 8.2(j), providing for a term of not less than two (2) years and covering the general geographic region(s) in which GSSC, SBM and SBL currently operate and do business or in which any of them have a present intention to do business;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 78

                          (k)     Tax Opinion.  UPC shall have received a
written opinion from its counsel to the effect that the transactions contemplated by this Reorganization Agreement and the Plan of Merger will constitute one or more tax-free reorganizations under Section 368 of the Internal Revenue Code;

                          (l)     Pooling of Interests Accounting Treatment.
UPC shall have received (i) from Price Waterhouse, or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date, in form and substance acceptable to UPC, stating the accountants' opinion that, based upon the information furnished to them, the Merger should be accounted for by UPC as a "pooling of interests" for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles and (ii) from GSSC's regularly retained independent accountants or other independent accountants acceptable to UPC, a letter dated within five (5) days prior to the Closing Date stating that, upon a review of GSSC's books and records, the accountants are aware of no reason why the business combination contemplated in this Reorganization Agreement to which GSSC is a party should not be accounted for as a "pooling of interests" under GAAP;

                          (m)     Receipt of Affiliate Letters.  Pursuant to
the provisions of Section 2.6 of this Reorganization Agreement, UPC shall have received a written commitment in form and substance satisfactory to UPC and its counsel (an "Affiliate Letter") from each GSSC Record Holder who would be deemed by GSSC to be an Affiliate of GSSC at the time of Closing under the Securities Laws and who accepts shares of UPC Common Stock as Consideration for the cancellation, exchange and conversion of his shares of GSSC Common Stock pursuant to the terms and conditions of this Reorganization Agreement, committing to UPC that such GSSC Record Holder shall not pledge, assign, sell, transfer, devise, otherwise alienate or take any action which would eliminate or diminish the risk of owning or holding the shares of UPC Common Stock to be received by such GSSC Record Holder upon consummation of the Merger, nor enter into any formal or informal agreement to pledge, assign, sell or transfer, devise, or otherwise alienate his right, title and interests in any of the shares of UPC Common Stock to be delivered by UPC to such GSSC Record Holder pursuant to the terms and conditions of this Reorganization Agreement until such time as UPC shall have publicly released a statement of UPC's consolidated earnings reflecting the combined financial results of operations of UPC and GSSC for a period of not less than thirty (30) days subsequent to the Effective Time of the Merger; and

                          (n)     Fairness Opinion.  UPC shall have received a
"fairness opinion" letter from its independent financial adviser





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 79 to the effect that, in the opinion of such adviser, the Consideration to be received by the GSSC Record Holders is fair to the UPC Shareholders from a financial point of view, and such "fairness opinion" shall not have been withdrawn prior to the Closing Date, and UPC shall have received an updated "fairness opinion" letter from such advisers within five (5) days prior to the Closing Date reinforcing the opinions provided in the initial "fairness opinion" letter.

                 8.3 Conditions to Obligations of All Parties. The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                          (a)     No Pending or Threatened Claims.  That no
claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Reorganization Agreement or the obtaining of material damages or other relief in connection therewith;

                          (b)     Governmental Approvals and Acquiescence
Obtained. The Parties hereto shall have received all applicable Governmental Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired;

                          (c)     Registration Statement.  The registration
statement which includes the Proxy Statement shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of UPC Common Stock in the Merger pursuant to this Reorganization Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commission; and

                          (d)     GSSC Stockholder and UPC Shareholder
Approval. This Reorganization Agreement and the Plan of Merger shall have been approved by the GSSC Stockholders by vote of at least the number of GSSC Stockholders as required by applicable law and the Certificate of Incorporation of GSSC. This Reorganization Agreement and the Plan of Merger shall have been approved by the UPC Shareholders by vote of at least the number of UPC Shareholders as required by applicable law and the Charter of UPC and shall have been approved by UPC as sole stockholder of INTERIM as required by applicable law and the Certificate of Incorporation of INTERIM.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 80

                                   ARTICLE 9

                                  TERMINATION

                 9.1 Termination. This Reorganization Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                          (a)     By mutual consent in writing of the Parties
pursuant to actions of their respective Boards of Directors;

                          (b)     By UPC or INTERIM, should GSSC or any GSSC
Subsidiary fail to conduct its business pursuant to GSSC's, SBM's and SBL's Covenants made in Article 7;

                          (c)     By UPC or INTERIM or by GSSC, SBM or SBL in
the event the Closing shall not have occurred on or before March 31, 1995 (the "Target Date"), unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner. If UPC shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then GSSC, SBM and SBL shall, upon UPC's written request, extend the Closing Date until such time as all Government Approvals have been obtained and any stipulated waiting periods have expired;

                          (d)     By either UPC or INTERIM or by GSSC, SBM or
SBL, upon written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either UPC or GSSC may, upon written notice to the other, extend the term of this Reorganization Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                          (e)     By UPC or INTERIM in the event the conditions
set forth in Sections 8.2 or 8.3 are not satisfied in all material respects as of the Closing Date, or by GSSC, SBM or SBL if the conditions set forth in
Section 8.1 or 8.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing or it is determined that no such Closing Date shall occur;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 81

                          (f)     By UPC or INTERIM in the event that there
shall have been, in UPC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of GSSC, SBM or SBL taken as a whole, or upon the occurrence of any event or circumstance which may have the effect of limiting or restricting UPC's voting power or other rights normally enjoyed by the registered holders of the GSSC Common Stock which are the subject of the instant transaction;

                          (g)     By UPC or INTERIM or GSSC, SBM or SBL in the
event that there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                          (h)     By UPC or INTERIM should GSSC or any GSSC
Subsidiary enter into any letter of intent or agreement with a view to being acquired by, or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine, or, other than in the ordinary course of business consistent with past practices, to sell a material portion of its assets; or to be acquired in any other manner by any other Person; or, other than in the ordinary course of business consistent with past practices, to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise;

                          (i)     By UPC or INTERIM should GSSC, SBM or SBL or
any GSSC Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring GSSC, SBM or SBL to raise additional capital or to sell a substantial portion of its assets;

                          (j)     By GSSC, SBM or SBL in the event the Current
Market Price Per Share of the UPC Common Stock should be less than $22.00 per share of UPC Common Stock; By UPC or INTERIM in the event the Current Market Price Per Share of the UPC Common Stock should be greater than $31.25 per share of UPC Common Stock; provided, however, any such termination of this Reorganization Agreement by GSSC, SBM or SBL or by UPC or INTERIM pursuant to this Section 9.1(j) shall be subject to the limitations imposed on the Parties by Section 3.1(e) of this Reorganization Agreement;





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 82

                          (k)     By either Party, within thirty (30) days from
the date of this Reorganization Agreement, in the event such Party, based on the Party's opportunity to conduct a preliminary due diligence review of the books, records and operations of the other Party as provided for in Section 2.3 of this Reorganization Agreement, in good faith determines in it sole discretion that the results of the review conducted by such Party or its agents do not support and reinforce the reviewing Party's preliminary expectations as to the sustained growth and earnings prospects of the reviewed Party;

                          (l)     By GSSC, SBM or SBL in the event that there
shall have been, in GSSC's good faith opinion, a material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of UPC taken as a whole, or upon the occurrence of any event or circumstance which may have the effect of limiting or restricting the GSSC Record Holder's voting power or other rights normally enjoyed by the registered holders of the UPC Common Stock which are the subject of the instant transaction; or

                          (m)     By GSSC, SBM or SBL should UPC or INTERIM or
any UPC Subsidiary enter into any formal agreement, letter of understanding, memorandum or other similar arrangement with any bank regulatory authority establishing a formal capital plan requiring UPC to raise additional capital or to sell a substantial portion of its assets.

If a Party should elect to terminate this Reorganization Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l) or (m) of
this Section 9.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 10.1 ("Notices") of this Reorganization Agreement.

                 9.2 Effect of Termination. In the event that this Reorganization Agreement should be terminated pursuant to Section 9.1 hereof, all further obligations of the Parties under this Reorganization Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under Section 9.1 hereof shall (i) not relieve any Party of any liability for a breach of this Reorganization Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation; and (ii) shall not be deemed a termination of the obligations of GSSC to UPC under Section 7.4 of this Reorganization Agreement which are intended by the Parties hereto





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 83 to survive a termination under Section 9.1 hereof, and any termination of this Reorganization Agreement pursuant to Section 7.4 hereof shall give rise to liability only to the extent therein provided.


                                   ARTICLE 10

                               GENERAL PROVISIONS

                 10.1 Notices. Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

If to GSSC, SBM or SBL:
                                  Grenada Sunburst System Corporation
                                  2000 Gateway
                                  Post Office Box 947
                                  Grenada, Mississippi 38902-0947
                                  Fax:  (601) 227-2070
                                  Attn: James T. Boone, Chairman, President and
                                           Chief Executive Officer

With a copy to:                   Thompson & Mitchell
                                  One Mercantile Center
                                  St. Louis, Missouri
                                  Fax:  (314) 231-1717
                                  Attn: Gerard K. Sandweg, Jr., Esq.

If to UPC or INTERIM:

                                  Union Planters Corporation
                                  P.O. Box 387 (mailing address)
                                  Memphis, Tennessee 38147

or                                7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38018
                                  Fax:  (901) 383-2877
                                  Attn: Jackson W. Moore, President
                                    Gary A. Simanson, Associate General Counsel

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 84

                 10.2 Assignability and Parties in Interest. This Reorganization Agreement shall not be assignable by any of the Parties hereto; provided, however, that UPC may assign, set over and transfer all, or any part of its rights and obligations under this Reorganization Agreement to any one or more of its present or future Affiliates. This Reorganization Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

                 10.3 Governing Law. This Reorganization Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Tennessee, unless and to the extent that federal law controls and in accordance with the laws of the State of Delaware with respect to those provisions of this Reorganization Agreement that reference the Delaware Code. Any dispute arising between the Parties in connection with the transactions which are the subject of this Reorganization Agreement shall be heard in a court of competent jurisdiction located in Shelby County, Tennessee.

                 10.4 Counterparts. This Reorganization Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

                 10.5 Best Efforts. GSSC, SBM, UPC and INTERIM each agrees to use its best efforts to complete the transactions contemplated by this Reorganization Agreement in accordance with the terms and provisions of this Reorganization Agreement.

                 10.6 Publicity. The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, each of the Parties hereto may respond to inquiries relating to this Reorganization Agreement and the transactions contemplated hereby by the press, employees or customers without any notice or further consent of the other Parties. Nothing in this Reorganization Agreement shall be construed to prohibit GSSC or the Board of Directors of GSSC from making any disclosure to the GSSC Stockholders which in the judgment of the Board of Directors of GSSC (as advised by counsel) may be required in connection with this Reorganization Agreement. GSSC shall promptly notify UPC
in writing if any such disclosure is made.   Nothing in this Reorganization
Agreement shall be construed to prohibit UPC or the Board of Directors of UPC from making any disclosure to the UPC Shareholders which in the judgment of the Board of Directors of UPC (as advised by counsel) may be required in connection with





                AGREEMENT AND PLAN OF REORGANIZATION - PAGE 85 this Reorganization Agreement. UPC shall promptly notify GSSC in writing if any such disclosure is made.

                 10.7 Entire Agreement. This Reorganization Agreement, together with the Plan of Merger which is Exhibit A hereto, the Confidentiality Agreement described in Section 2.4 herein, the Schedules, Annexes, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with Section 10.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The Schedules, Annexes, Exhibits and certificates attached hereto or furnished pursuant to this Reorganization Agreement are hereby incorporated as integral parts of this Reorganization Agreement. Except as provided herein, by specific language and not by mere implication, this Reorganization Agreement is not intended to confer upon any other person not a Party to this Reorganization Agreement any rights or remedies hereunder.

                 10.8 Severability. If any portion or provision of this Reorganization Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Reorganization Agreement invalid, illegal or unenforceable in any other jurisdiction.

                 10.9 Modifications, Amendments and Waivers. At any time prior to the Closing or termination of this Reorganization Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

                          (a)     extend the time for the performance of any of
the obligations or other acts of the other Party hereto;

                          (b)     waive any inaccuracies in the representations
and warranties made by the other Party contained in this Reorganization Agreement or in the Annexes, Schedules or Exhibits hereto or any other document delivered pursuant to this Reorganization Agreement;

                          (c)     waive compliance with any of the covenants or
agreements of the other Party contained in this Reorganization Agreement; and





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 86

                          (d)     except as provided in Section 2.5 of this
Reorganization Agreement, amend or add to any provision of this Reorganization Agreement or the Plan of Merger; provided, however, that no provision of this Reorganization Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Reorganization Agreement.

                 10.10 Interpretation. The headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

                 10.11  Payment of Expenses.  Except as set forth in Section
7.4 of this Reorganization Agreement, UPC and GSSC shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

                 10.12 Finders and Brokers. UPC, INTERIM, GSSC, SBM and SBL represent and warrant to each other that except for the employment by GSSC of The Robinson Humphrey Company, Inc. they have employed no broker or finder in connection with the transactions described in this Reorganization Agreement under an arrangement pursuant to which a fee is, or may be due to such broker or finder as a result of the execution of this Reorganization Agreement or the closing of the transactions contemplated herein. This section shall survive the termination of this Reorganization Agreement.

                 10.13 Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Reorganization Agreement by GSSC, SBM or SBL, UPC and INTERIM will be without an adequate remedy at law by reason of the unique nature of GSSC, SBM and SBL. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to UPC and INTERIM, UPC and INTERIM shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Reorganization Agreement by GSSC, SBM or SBL, and no attempt on the part of UPC or INTERIM to obtain such equitable relief shall be deemed to constitute an election of remedies by UPC or INTERIM which would preclude UPC or INTERIM from obtaining any remedies at law to which it would otherwise be entitled. GSSC, SBM and SBL covenant that they shall not contend in any such proceeding that UPC or INTERIM is not entitled to a decree of specific performance by reason of having an adequate remedy at law. Nothing in this Section 10.13 shall be deemed to restrict any remedies which the Parties hereto may have under law or equity.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 87

                 10.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Reorganization Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

                 10.15 Survival of Representations and Warranties. All representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of the Parties hereto and shall expire at the Effective Time of the Merger except as to any matter which is based upon willful fraud with respect to which the representations and warranties set forth in this Reorganization Agreement shall expire on the earlier of six months from the Effective Time of the Merger or the expiration of the applicable statutes of limitation; provided, however, nothing herein shall create any right of action as to any individual who has not personally and individually engaged in any act of willful fraud giving rise to any breach of the representations and warranties made by the Parties hereto. Nothing in this Section 10.15 shall limit GSSC's, SBM's, SBL's, UPC's or INTERIM's rights or remedies for misrepresentations, breaches of this Reorganization Agreement or any other improper action or inaction by the other Party hereto prior to the its termination. All obligations, agreements, covenants and undertakings of the Parties hereto to be performed either in whole or in part after the Effective Time of the Merger shall survive the Closing and shall not expire at the Effective Time of the Merger.

                 10.16 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Reorganization Agreement must be in writing and must be executed by the Parties to this Reorganization Agreement and shall be effective only to the extent specifically set forth in such writing.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 88

                 10.17 Remedies Cumulative. All remedies provided in this Reorganization Agreement, by law or otherwise, shall be cumulative and not alternative.

                 10.18 Materiality. For purposes of this Reorganization Agreement, any determination of materiality shall be made based on the financial condition of either GSSC and its Subsidiaries or UPC and its Subsidiaries taken as a whole.





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 89

          IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Reorganization Agreement or has caused this Reorganization Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.


                                            GRENADA SUNBURST SYSTEM CORPORATION



                                            By:
                                                -------------------------------
                                                 James T. Boone
                                            Its: Chairman of the Board

ATTEST:



- ------------------------------
Edwin T. Cofer, Secretary


                                            SUNBURST BANK, MISSISSIPPI



                                            By:
                                                -------------------------------
                                                 James T. Boone
                                            Its: President and Chief
                                                 Executive Officer

ATTEST:



- ------------------------------
Cashier

                                            SUNBURST BANK



                                            By:
                                                -------------------------------
                                                 Jackson A. Huff
                                            Its: President and Chief
                                                 Executive Officer
ATTEST:



- ------------------------------
Secretary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 90

                                           UNION PLANTERS CORPORATION



                                           By:
                                               -------------------------------
                                                 Jackson W. Moore
                                           Its:  President

ATTEST:



- ------------------------------
Secretary




                                           GSSC ACQUISITION COMPANY, INC.



                                           By:
                                               -------------------------------
                                                Jackson W. Moore
                                           Its: President

ATTEST:



- ------------------------------
Secretary





                AGREEMENT AND PLAN OF REORGANIZATION  -  PAGE 91

                            PLAN OF MERGER                             EXHIBIT A

                        SETTING FORTH THE PLAN OF MERGER

                                       OF

                         GSSC ACQUISITION COMPANY, INC.
                            (A DELAWARE CORPORATION)

                                 WITH AND INTO

                      GRENADA SUNBURST SYSTEM CORPORATION
                            (A DELAWARE CORPORATION)


         THIS PLAN OF MERGER ("Plan of Merger") is made and entered into as of the 1st day of July, 1994, by and between GRENADA SUNBURST SYSTEM CORPORATION ("GSSC"), a corporation chartered and existing under the laws of the State of Delaware which is a registered bank holding company and whose principal offices are located at 2000 Gateway (Post Office Box 947), Grenada, Grenada County, Mississippi 38901; UNION PLANTERS CORPORATION ("UPC"), a corporation organized and existing under the laws of the State of Tennessee having its principal office at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018 and which is registered as a bank holding company under the Bank Holding Company Act; and GSSC ACQUISITION COMPANY, INC. ("INTERIM"), a corporation chartered and existing under the laws of the State of Delaware, whose principal place of business is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, and which is a wholly-owned subsidiary of UPC. All of the authorized, issued and outstanding shares of capital stock of INTERIM are owned and held of record by UPC.


                                    PREAMBLE

         WHEREAS, UPC, INTERIM and GSSC have entered into an Agreement and Plan of Reorganization dated the 1st day of July, 1994 ("Reorganization Agreement") to which this Plan of Merger is Exhibit A and is incorporated by reference as an integral part thereof providing for the merger of INTERIM with and into GSSC (which would be the Surviving Corporation) as a result of which UPC would become the beneficial owner and holder of record of all of the GSSC Common Stock outstanding immediately prior to the Effective Time of the Merger for the Consideration set forth in the Reorganization Agreement and this Plan of Merger; and





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         WHEREAS, As provided in the Reorganization Agreement, UPC has caused INTERIM to join in this Plan of Merger by executing and delivering same; and

         WHEREAS, The Boards of Directors of UPC, INTERIM and GSSC are each of the opinion that the interests of their respective corporations and their corporations' respective stockholders and shareholders would best be served if INTERIM were to be merged with and into GSSC, which would survive the Merger, on the terms and conditions provided in the Reorganization Agreement and in this Plan of Merger, and as a result of such Merger becoming effective, the Surviving Corporation would become a wholly-owned subsidiary of UPC.

         NOW, THEREFORE, in consideration of the covenants and agreements of the Parties contained herein, GSSC, UPC and INTERIM hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions for the merger of INTERIM with and into GSSC (the "Merger").


                                   ARTICLE I.
                                  DEFINITIONS

         1.1 As used in this Plan of Merger and in any amendments hereto, all capitalized terms herein shall have the meanings assigned to such terms in the Reorganization Agreement unless otherwise defined herein.


                                   ARTICLE 2
                                 CAPITALIZATION

         2.1 GSSC ACQUISITION COMPANY, INC.. The authorized capital stock of INTERIM consists of 1,000 shares of common stock having a par value of $.01 per share (the "INTERIM Common Stock") and no shares of preferred stock. As of the date of this Plan of Merger, 1,000 shares of INTERIM Common Stock are issued and outstanding, and no shares of INTERIM Common Stock are held by it as treasury stock. All such issued and outstanding shares of INTERIM Common Stock are owned beneficially and of record by UPC.

         2.2 GRENADA SUNBURST SYSTEM CORPORATION The authorized capital stock of GSSC consists of 15,000,000 shares of common stock having a par value of $1.00 per share (the "GSSC Common Stock") and no shares of preferred stock (the "GSSC Preferred Stock). As of the date hereof, 9,492,975 shares of GSSC Common Stock were issued and outstanding, no shares of GSSC Common Stock were held by GSSC as GSSC Treasury Stock and no shares of GSSC Preferred Stock were issued and outstanding.





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE 3
                                 PLAN OF MERGER

         3.1 Constituent Corporations. The name of each constituent corporation to the Merger is:

                         GSSC ACQUISITION COMPANY, INC.
                                      and
                      GRENADA SUNBURST SYSTEM CORPORATION

         3.2     Surviving Corporation.  The Surviving Corporation shall be:

                      GRENADA SUNBURST SYSTEM CORPORATION

which subsequent to the Effective Time of the Merger shall continue to be named:

                      GRENADA SUNBURST SYSTEM CORPORATION


         3.3 Terms and Conditions of Merger. The Merger shall be consummated only pursuant to, and in accordance with this Plan of Merger and the Reorganization Agreement. Conditioned upon the satisfaction or waiver (by the Party or Parties entitled to the benefits thereof) of all conditions precedent to consummation of the Merger, the Merger shall become effective on the date and at the time (the "Effective Time of the Merger") of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time and/or date as may be agreed upon by the parties and set forth in the Certificate of Merger. At the Effective Time of the Merger, INTERIM shall be merged with and into GSSC which will survive the Merger, and the separate existence of INTERIM shall cease thereupon, and without further action, GSSC shall thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of both GSSC and INTERIM, whether of a public or private nature, and shall be subject to all of the liabilities, restrictions, disabilities, and duties of both GSSC and INTERIM.

         3.4 Certificate of Incorporation. At the Effective Time of the Merger, the Certificate of Incorporation of GSSC, as in effect immediately prior to the Effective Time of the Merger, shall constitute the Certificate of Incorporation of GSSC as the Surviving Corporation, unless and until the same shall be amended thereafter as provided by law and the terms of such Certificate of Incorporation.

         3.5 Bylaws. At the Effective Time of the Merger, the Bylaws of GSSC, as in effect immediately prior to the Effective Time of the Merger, shall continue to be its Bylaws as the





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Surviving Corporation, unless and until amended or repealed thereafter as provided by law, its Certificate of Incorporation and such Bylaws.

         3.6 Directors and Officers. The directors and officers of GSSC in office immediately prior to the Effective Time of the Merger shall continue to be the directors and officers of the Surviving Corporation, to hold office as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or they shall have been removed as provided therein.

         3.7 Name. The name of GSSC as the Surviving Corporation following the Merger, shall remain:

                      GRENADA SUNBURST SYSTEM CORPORATION

or such other name as GSSC shall thereafter adopt.


                                   ARTICLE 4
                         DESCRIPTION OF THE TRANSACTION

         4.1 Conversion of the INTERIM Common Stock. At the Effective Time of the Merger, each share of $.01 par value common stock of INTERIM (the "INTERIM Common Stock") issued and outstanding immediately prior to the Effective Time of The Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted into and become one share of the issued and outstanding common stock of the Surviving Corporation.

         4.2 Conversion and Cancellation of Shares of GSSC. At the Effective Time of the Merger, each share of $1.00 par value common stock of GSSC issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger becoming effective and without any further action on the part of anyone, be converted, exchanged and cancelled as provided in Section 4.3 hereof.

         4.3 Exchange of GSSC Shares; Exchange Ratio. At the Effective Time of the Merger, the outstanding shares of GSSC Common Stock held by the GSSC Record Holders immediately prior to the Effective Time of the Merger shall, without any further action on the part of anyone, cease to represent any interest (equity, shareholder or otherwise) in GSSC and shall automatically be converted exclusively into, and constitute only the right of the GSSC Record Holders to receive in exchange for their shares of GSSC Common Stock, whole shares of UPC Common





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Stock and a cash payment in settlement of any remaining fractional share of UPC Common Stock in accordance with the terms and conditions of this Section 4.3. The shares of UPC Common Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable by UPC or INTERIM to the GSSC Record Holders pursuant to the terms of this Reorganization Agreement are sometimes collectively referred to herein as the "Consideration."

The number of shares of UPC Common Stock to be exchanged for each share of GSSC Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be based on an exchange ratio (the "Exchange Ratio") as determined and set forth in this Section 4.3. The Exchange Ratio shall be determined as follows:

                                  (A)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $24.00 per share of UPC Common Stock but less than or equal to $29.25 per share of UPC Common Stock (the "Primary Collar"), the Exchange Ratio shall be fixed at 1.4206 shares of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (B)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $29.25 per share of UPC Common Stock but less than or equal to $31.25 per share of UPC Common Stock (the "Upper Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $41.55 per share of GSSC Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger;

                                  (C)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than $31.25 per share of UPC Common Stock (the "Ceiling"), the Exchange Ratio shall be fixed at 1.3296 shares of UPC Common Stock for each share or GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that UPC would have the right to either deliver shares of UPC Common Stock based on the fixed Exchange Ratio of 1.3296 or to terminate the transaction;provided, however, should UPC elect to terminate the transaction under this provision, GSSC shall have the unilateral right to reinstate the transaction by accepting in exchange for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

         Time of the Merger that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $41.55 per share of GSSC Common Stock;

                                  (D)  In the event the Current Market Price
         Per Share of UPC Common Stock should be greater than or equal to $22.00 per share of UPC Common Stock but less than $24.00 per share of UPC Common Stock (the "Lower Secondary Collar"), the Exchange Ratio shall be based on (a) a fixed price of $34.09 per share of GSSC Common Stock divided by (b) the Current Market Price Per Share of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; and

                                  (E)  In the event the Current Market Price
         Per Share of UPC Common Stock should be less than $22.00 per share of UPC Common Stock (the "Floor"), the Exchange Ratio shall be fixed at
         1.5495 shares of UPC Common Stock for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger; provided, however, that subject to the terms and provisions of Section 3.3 of this Reorganization Agreement, GSSC shall have the right to either accept the fixed Exchange Ratio of 1.5495 or terminate the transaction in accordance with the terms and provisions of Section 3.3 of the Reorganization Agreement, provided, however, that should GSSC elect to terminate the transaction under this provision and the Current Market Price Per Share of UPC Common Stock should be greater than or equal to $18.50, UPC shall have the unilateral right to reinstate the transaction by delivering in exchange for each share of GSSC Common Stock validly issued and outstanding immediately prior to the Effective Time of the Merger shares of UPC Common Stock based on that number of shares of UPC Common Stock at the Current Market Price Per Share sufficient to equal $34.09 per share of GSSC Common Stock.

The Exchange Ratio as determined in this Section 4.3 shall be based on an aggregate of no more than 9,600,000 shares of GSSC Common Stock being validly issued and outstanding immediately prior to the Effective Time of the Merger and, for purposes of this paragraph, counting all unexercised GSSC Stock Options issued and outstanding immediately prior to the Effective Time of the Merger as issued and outstanding shares of GSSC Common Stock so converted and exchanged; provided, however, that no fractional shares of UPC Common Stock shall be issued and if, after aggregating all of the shares of UPC Common Stock to which a GSSC Record Holder is entitled based upon the Exchange Ratio, there shall be a fractional share of UPC Common Stock remaining, such





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION fractional share shall be settled by a cash payment therefor pursuant to the Mechanics of Payment of the Consideration set forth in Section 4.4 hereof, which shall be calculated based upon the Current Market Price Per Share of one
(1) full share of UPC Common Stock.

                                  (1)      DEFINITION OF "CURRENT MARKET PRICE
         PER SHARE." The "Current Market Price Per Share" shall be the average closing price per share of the "last" real time trades (i.e., closing price) of the UPC Common Stock on the NYSE (as published in The Wall Street Journal, Eastern Edition) for each of the twenty (20) NYSE general market trading days on which the NYSE was open for business next preceding the issuance of all necessary Regulatory Approvals (the "Pricing Period"). In the event the UPC Common Stock should not trade on one or more of the trading days during the Pricing Period (a "No Trade Date"), any such No Trade Date shall be disregarded in computing the average closing price per share of UPC Common Stock and the average shall be based upon the "last" real time trades and number of days on which the UPC Common Stock actually traded during the Pricing Period.

                                  (2)      EFFECTS OF APPRAISAL RIGHTS ON THE
         EXCHANGE RATIO. The Exchange Ratio shall be unaffected by appraisal rights as granted under Delaware law because the GSSC Common Stock is listed for trading on the NASDAQ National Market System, which is a "national securities exchange" as defined in rules promulgated by the SEC pursuant to the 1934 Act, and therefore, pursuant to Delaware Code
         Section 8-503-262, no GSSC Record Holder may assert appraisal rights in connection with the Merger or the transactions contemplated in the Reorganization Agreement.

                                  (3)      EFFECT OF STOCK SPLITS, REVERSE
         STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF GSSC OR UPC. Should GSSC or UPC effect any stock splits, reverse stock splits, stock dividends or similar changes in their respective capital accounts subsequent to the date of the Reorganization Agreement but prior to the Effective Time of the Merger, the Exchange Ratio shall be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes subject to GSSC's Board of Directors' approval.

         4.4 Mechanics of Payment of the Consideration. As soon as reasonably practicable, but in any event no more than five (5) Business Days after the Effective Time of the Merger, the Corporate Trust Department of Union Planters National Bank, Memphis, Tennessee (the "Exchange Agent") shall deliver to each





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION of the GSSC Record Holders such materials and information deemed necessary by the Exchange Agent to advise the GSSC Record Holders of the procedures required for proper surrender of their certificates evidencing and representing shares of the GSSC Common Stock in order for the GSSC Record Holders to receive the Consideration. Such materials shall include, without limitation, a Letter of Transmittal, an Instruction Sheet, and a return mailing envelope addressed to the Exchange Agent (collectively the "Stockholder Materials"). All Stockholder Materials shall be sent by United States mail to the GSSC Record Holders at the addresses set forth on a certified stockholder list to be delivered by GSSC to UPC at the Closing (the "Stockholder List") and shall also be made available at the Corporate Trust Department offices of the Exchange Agent. As soon as reasonably practicable thereafter, the GSSC Record Holders of all of the outstanding shares of GSSC Common Stock, shall be requested by the Exchange Agent to deliver, or cause to be delivered, by United States Postal Service, hand delivery or any other means of delivery selected by such GSSC Record Holders, to the Exchange Agent, pursuant to the Stockholder Materials, the certificates formerly evidencing and representing all of the shares of GSSC Common Stock which were validly issued and outstanding immediately prior to the Effective Time of the Merger, and the Exchange Agent shall take prompt action to process such certificates formerly evidencing and representing shares of GSSC Common Stock received by it (including the prompt return of any defective submissions with instructions as to those actions which may be necessary to remedy any defects). Upon receipt of the proper submission of the certificate(s) formerly representing and evidencing ownership of the shares of GSSC Common Stock, the Exchange Agent shall, on or prior to the 30th day after the Effective Time of the Merger but as soon as practicable mail, to the former GSSC Record Holders in exchange for the certificate(s) surrendered by them, the Consideration to be delivered for each such GSSC Record Holder's shares of GSSC Common Stock evidenced by the certificate or certificates which were cancelled and converted exclusively into the right to receive the Consideration upon the Merger becoming effective. After the Effective Time of the Merger and until properly surrendered to the Exchange Agent, each outstanding certificate or certificates which formerly evidenced and represented the shares of GSSC Common Stock of a GSSC Record Holder, subject to the provisions of this Section, shall be deemed for all corporate purposes to represent and evidence only the right to receive the Consideration into which such GSSC Record Holder's shares of GSSC Common Stock were converted and aggregated at the Effective Time of the Merger. Unless and until the outstanding certificate or certificates, which immediately prior to the Effective Time of the Merger evidenced and represented the GSSC Record Holder's GSSC Common Stock shall have been properly surrendered as provided above, the





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Consideration payable to the GSSC Record Holder(s) of the cancelled shares as of any time after the Effective Date shall not be delivered to the GSSC Record Holder(s) of such certificate(s) until such certificates shall have been surrendered in the manner required. Each GSSC Record Holder shall be responsible for all federal, state and local taxes which may be incurred by such holder on account of the receipt of any Consideration. The GSSC Record Holder(s) of any certificate(s) which shall have been lost or destroyed may nevertheless, subject to the provisions of this Section, receive the Consideration to which each such GSSC Record Holder is entitled, provided that each such GSSC Record Holder shall deliver to UPC and to the Exchange Agent:
(i) a sworn statement certifying the fact of such loss or destruction and specifying the circumstances thereof and (ii) a lost instrument bond in form satisfactory to UPC and the Exchange Agent which has been duly executed by a corporate surety satisfactory to UPC and the Exchange Agent, indemnifying the Surviving Corporation, UPC, the Exchange Agent (and their respective successors) to their satisfaction against any loss or expense which any of them may incur as a result of such lost or destroyed certificates being thereafter presented. Any costs or expenses which may arise from such replacement procedure, including the premium on the lost instrument bond, shall be for the account of the GSSC Record Holder.

         4.5 Stock Transfer Books. At the Effective Time of the Merger, the stock transfer books of GSSC shall be closed and no transfer of shares of GSSC Common Stock shall be made thereafter.

         4.6 Effects of the Merger. At the Effective Time of the Merger, the separate existence of INTERIM shall cease, and INTERIM shall be merged with and into GSSC which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of GSSC and INTERIM, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both GSSC and INTERIM.

         4.7 Transfer of Assets. At the Effective Time of the Merger, all rights, assets, licenses, permits, franchises and interests of GSSC and INTERIM in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, and to choses in action shall be deemed to be vested in GSSC as the Surviving Corporation by virtue of the Merger and without any deed or other instrument or act of transfer whatsoever.

         4.8 Assumption of Liabilities. At the Effective Time of the Merger, the Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of INTERIM





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION as well as those of the Surviving Corporation, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of INTERIM or the Surviving Corporation.

         4.9 Appraisal Rights of GSSC Stockholders. Pursuant to the provisions of Section 8-503-262 of the Delaware Code, GSSC Stockholders shall not be entitled to assert appraisal rights in connection with the Merger or to seek those appraisal remedies afforded by the Delaware Code because the GSSC Common Stock is listed for trading on the NASDAQ National Market System, which is a "national securities exchange" as defined in rules promulgated by the SEC pursuant to the 1934 Act, and therefore, pursuant to Delaware Code Section 8-503-262, no GSSC Record Holder may assert appraisal rights in connection with the Merger or the transactions contemplated in the Reorganization Agreement.

         4.10 Approvals of Stockholders of GSSC, UPC and INTERIM. In order to become effective, the Merger must be approved by the respective stockholders of GSSC, UPC and of INTERIM at meetings to be called for that purpose by their respective Boards of Directors, or by their unanimous action by written consent complying fully with the laws of Delaware and Tennessee.

         4.11 GSSC Stock Options. In the event and to the extent that there are any GSSC Stock Options validly issued and outstanding at the time of Closing, such GSSC Stock Options shall at the Effective Time of the Merger automatically and without further action on the part of anyone be converted into options to purchase shares of UPC Common Stock on the same terms and conditions attributable to the GSSC Stock Options to purchase shares of GSSC Common Stock adjusted by and in accordance with the Exchange Ratio as provided in the Reorganization Agreement.


                                   ARTICLE 5

                             AMENDMENTS AND WAIVERS

                 5.1 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended unilaterally by UPC and INTERIM as set forth in Section
2.5 and Section 10.9(d) of the Reorganization Agreement; provided, however, that the provisions of Section 4.3 of this Plan of Merger relating to the manner or basis upon which shares of GSSC Common Stock will be converted into the exclusive right to receive the Consideration from UPC shall not be amended in such a manner as to reduce the amount of the Consideration payable to the GSSC Record Holders determined as provided in Section 4.3 of this Plan of Merger nor shall this





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

Plan of Merger be amended to permit UPC to utilize assets other than cash or good funds to make payment of the Consideration as provided in Section 3.1(e) of the Reorganization Agreement at any time after the GSSC Stockholders' Meeting without the requisite approval (except as provided for in the Reorganization Agreement) of the GSSC Record Holders, and that no amendment to this Plan of Merger shall modify the requirements of regulatory approval as set forth in Section 8.3(b) of the Reorganization Agreement.

                 5.2 AUTHORITY FOR AMENDMENTS AND WAIVERS. Prior to the Effective Time of the Merger, UPC and INTERIM, acting through their respective Boards of Directors or chief executive officers or presidents or other authorized officers, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Delaware Secretary of State, to waive any default in the performance of any term of this Plan of Merger by GSSC, to waive or extend the time for the compliance or fulfillment by GSSC of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of UPC and INTERIM under this Plan of Merger, except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to the Effective Time of the Merger, GSSC, acting through its Board of Directors or chief executive officer or president or other authorized officer, shall have the right to amend this Plan of Merger to postpone the Effective Time of the Merger to a date and time subsequent to the time of filing of the Plan of Merger with the Delaware Secretary of State, to waive any default in the performance of any term of this Plan of Merger by UPC or INTERIM, to waive or extend the time for the compliance or fulfillment by UPC or INTERIM of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of GSSC under this Plan of Merger except any condition that, if not satisfied, would result in the violation of any law or applicable governmental regulation.


                                   ARTICLE 6
                                 MISCELLANEOUS

                 6.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other addresses or facsimile numbers as may hereafter be designated as provided below), and shall be deemed to have been delivered as of the date received by the Party to which, or to whom it is addressed:





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

If to UPC or INTERIM:
                                  Union Planters Corporation
                                  P.O. Box 387 (mailing)
                                  Memphis, Tennessee  38147

                                  7130 Goodlett Farms Parkway (deliveries)
                                  Memphis, Tennessee  38018
                                  Fax:  (901) 383-2877
                                  Attn: Mr. Jackson W. Moore, President
                                        Gary A. Simanson,
                                        Associate General Counsel

If to GSSC:                       Grenada Sunburst System Corporation
                                  2000 Gateway
                                  (P.O. Box 947)
                                  Grenada, Mississippi 38902-0947
                                  Fax:  (601) 227-2070
                                  Attn: Mr. James T. Boone, Chairman
                                        President and Chief Executive Officer

With a copy to:                   Thompson & Mitchell
                                  One Mercantile Center
                                  St. Louis, Missouri
                                  Fax:  (314) 231-1717
                                  Attn: Gerard K. Sandweg, Jr., Esq.

or at such other address as shall be furnished in writing by any of the Parties to the others by notice given as provided in this section 6.1.

                 6.2 GOVERNING LAW. Except to the extent federal law shall be controlling, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Delaware with respect to those provisions of this Plan of Merger expressly required by Delaware law to be included in this Plan of Merger, disregarding, however, the Delaware conflicts of laws rules. In all other instances, this Plan of Merger shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee disregarding, however, the Tennessee conflicts of laws rules.

                 6.3 CAPTIONS. The Captions heading the Sections in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

                 6.4 COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION original instrument, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be duly executed and delivered by its duly authorized officers as of the date first above written.



ATTEST:                                    UNION PLANTERS CORPORATION


__________________________                 By:___________________________
J. F. Springfield                               Jackson W. Moore
Its:  Secretary                            Its: President




ATTEST:                                    GSSC ACQUISITION COMPANY, INC.


__________________________                 By:___________________________
J. F. Springfield                                Jackson W. Moore
Its:  Secretary                            Its:  President





ATTEST:                                    GRENADA SUNBURST SYSTEM
                                           CORPORATION


_____________________________              By:___________________________
Edwin T. Cofer                                   James T. Boone
Its:  Secretary                            Its:  Chairman, President and
                                                 Chief Executive Officer





PLAN OF MERGER - EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                                  APPENDIX B

           FAIRNESS OPINION OF THE ROBINSON-HUMPHREY COMPANY, INC.

Appendix B
               (THE ROBINSON-HUMPHREY COMPANY, INC. LETTERHEAD)


                                 July 1, 1994



Board of Directors
Grenada Sunburst System Corporation
2000 Gateway
Grenada, Mississippi  38901

Gentlemen:

    In connection with the proposed acquisition of Grenada Sunburst System Corporation ("Grenada") by Union Planters Corporation ("UPC") (the "Merger"), you have asked us to render an opinion as to whether the financial terms of the Merger, as provided in the Agreement and Plan of Reorganization dated as of July 1, 1994 among such parties (the "Merger Agreement"), are fair, from a financial point of view, to the stockholders of GSSC. Under the terms of the Merger, holders of all outstanding shares of GSSC stock will receive consideration equal to 1.4206 UPC shares for each GSSC share, subject to adjustment under certain circumstances.

    Our firm, as part of its investment banking business, is frequently involved in the valuation of the securities as related to public underwritings, private placements, mergers, acquisitions, recapitalizations and other purposes.

    In connection with our study for rendering this opinion, we have reviewed the Merger Agreement, GSSC's financial results for fiscal years 1989, 1990, 1991, 1992 and 1993 and March 31, 1994, and certain documents and information we deem relevant to our analysis. We have also held discussions with senior management of GSSC for the purpose of reviewing the historical and current operations of, and outlook for GSSC, industry trends, the terms of the proposed Merger, and related matters.

    We have also studied published financial data concerning certain other publicly traded banks which we deem comparable to GSSC as well as certain financial data relating to acquisitions of other banks that we deem relevant or comparable. In addition, we have reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

    As the proposed Merger Agreement entails the issuance of shares of UPC as the consideration to be paid to GSSC stockholders, we have examined publicly available information, as well as internal data, relating to UPC including its historical financial statements, from 1989 up through and including the fiscal year ended December 31, 1993, and the quarter ended March 31, 1994. We are generally familiar with UPC's business practices and in the course of business, our firm publishes research coverage of UPC from time to time.

    In rendering this opinion, we have relied upon the accuracy of the Merger Agreement, the financial information listed above, and other information furnished to us by GSSC and UPC. We have not separately verified this information nor have we made an independent evaluation of any of the assets or liabilities of GSSC and UPC.

    Based upon the foregoing, our experience as investment bankers, and upon current market and economic conditions and such other facts as we deemed relevant, we are of the opinion that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the stockholders of GSSC.

             Very truly yours,



             THE ROBINSON-HUMPHREY
             COMPANY, INC

                                  APPENDIX C

         FAIRNESS OPINION OF STIFEL, NICOLAUS & COMPANY, INCORPORATED

Appendix C
            (STIFEL, NICOLAUS & COMPANY, INCORPORATED LETTERHEAD)

                               October 20, 1994



Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018



Gentlemen:

         You have requested our opinion as to the fairness from a financial point of view to the shareholders of Union Planters Corporation (the "Company") of the consideration to be paid to the stockholders of Grenada Sunburst System Corporation ("Grenada") by the Company pursuant to the terms of the Agreement and Plan of Reorganization dated July 1, 1994 (the "Agreement"), and related documents between Grenada and the Company. Pursuant to the Agreement, the terms of which are more fully described in the Joint Proxy Statement/Prospectus (the "Prospectus) to be furnished to the shareholders of the Company and Grenada, at the Company's current stock price, the holder of each share of common stock of Grenada would be entitled to receive 1.4206 shares of common stock of the Company. Under the terms of the Agreement, the exchange ratio may change based on changes in the Company's market price. For purposes of this opinion, we have assumed that the exchange ratio will remain in the range from
1.3296 shares of common stock of the Company through 1.5495 shares of common stock of the Company for each share of common stock of Grenada; no opinion is expressed as to the fairness of the consideration outside that range.

         Stifel, Nicolaus & Company, Incorporated ("Stifel"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company and Grenada and have completed our financial analysis of this transaction.

         In rendering our opinion, we have reviewed the Agreement and the Prospectus in the form to be filed on October 31, 1994, with the Securities and Exchange Commission. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Grenada including information provided during Stifel's discussions with their respective managements. We conducted conversations with the Company's senior management regarding recent developments and management's financial projections for the Company and Grenada. In addition, we spoke to the Chief Financial Officer and other members of the Company's management and Grenada's management regarding factors which affect each entity's business. We have also compared certain financial and securities data (as appropriate) of the Company and Grenada with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Grenada, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

         In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Grenada as to the future operating and financial performance of the Company and Grenada and that they provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either the Company or Grenada since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of the Company's or Grenada's assets or liabilities nor did we review loan files of the Company. We have relied as to all legal matters on advice of counsel to the Company.

         Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of the Company or Grenada might trade in the future.

         Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that within the ranges discussed above the consideration to be paid to the stockholders of Grenada pursuant to the Agreement is fair to the shareholders of the Company from a financial point of view.

                                                   Very truly yours,



                                                   ___________________________
                                                   STIFEL, NICOLAUS & COMPANY,
                                                   INCORPORATED

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

                 To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

                 The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

         Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, entity or enterprise of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. With the exception of a proceeding in which a director shall have been adjudged liable to the corporation or a proceeding charging improper personal benefit to him in which he shall have been adjudged liable on the basis that personal benefit was improperly received by him, a Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

         The indemnification and advancement of expense granted pursuant to the Act are not deemed to be exclusive of any other rights to which a director seeking indemnification or advancement of expense may be entitled under other sections of the Act, the corporation's charter or bylaws or, when authorized by such charter or bylaws, in a resolution of shareholders or directors, or an agreement providing for such indemnification; provided, however that a director may not be indemnified for breach of loyalty to the corporation or its shareholders or for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law.

         A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or
(iii) a vote of the stockholders.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                    DESCRIPTION
- -------                   -----------
       2         --       Agreement and Plan of Reorganization, dated July 1, 1994, by and between Union Planters Corporation, GSSC
                          Acquisition Company, Inc., Grenada Sunburst System Corporation, Sunburst Bank, Mississippi, and Sunburst
                          Bank, Louisiana, together with the Plan of Merger annexed thereto as Exhibit A (included as Appendix A to the Joint Proxy Statement/Prospectus)

       4(a)      --       Rights Agreement dated January 19, 1989 between Union Planters Corporation and Union Planters National
                          Bank, including form of Rights Certificate (Exhibit A thereto), and a Form Summary of Rights (Exhibit B thereto) (Incorporated by reference to Exhibit 1 to Union Planters Corporation's Current Report on Form
                          8-K dated as of January 19, 1989 and filed February 1, 1989 -- Commission File 0-6919)

       5         --       Opinion of Gary A. Simanson, Associate General Counsel to Union Planters Corporation, regarding legality of Common Stock, $5.00 par value per share, of Union Planters Corporation to be issued in the Merger

       8         --       Tax Opinion of McDonnell Dyer, a professional limited company

       23(a)     --       Consent of Gary A. Simanson, Esq. (included in Exhibit 5)

       23(b)     --       Consent of Price Waterhouse LLP

       23(c)     --       Consent of Deloitte & Touche LLP

       23(d)     --       Consent of KPMG Peat Marwick LLP

       23(e)     --       Consent of Robinson-Humphrey Company, Inc.

       23(f)     --       Consent of Stifel, Nicolaus & Company, Incorporated

       23(g)     --       Consent of McDonnell Dyer (included in Exhibit 8)

       24        --       Power of Attorney (included in signature pages)

       99(a)     --       Form of Proxy--Union Planters Corporation

       99(b)     --       Form of Proxy--Grenada Sunburst System Corporation

___________________________

ITEM 22.  UNDERTAKINGS.

       The undersigned Registrant hereby undertakes:

                 (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                 (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                 (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                 (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on the 27th day of October, 1994.

DATE:  October 27, 1994

                                               UNION PLANTERS CORPORATION

                                               By: /s/ Benjamin W. Rawlins, Jr.
                                                   ----------------------------
                                                   Benjamin W. Rawlins, Jr.
                                                   Chairman of the Board

We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint J. F. Springfield and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name                                       Capacity                            Date
- ----                                       --------                            ----
/s/ Benjamin W. Rawlins, Jr.
- -----------------------------              Chairman of the Board,            October 27, 1994
Benjamin W. Rawlins, Jr.                   Chief Executive Officer,
                                           Director (Principal
                                           Executive Officer)

/s/ John W. Parker
- -----------------------------              Executive Vice President          October 27, 1994
John W. Parker                             and Chief Financial
                                           Officer (Principal
                                           Financial Officer)

/s/ M. Kirk Walters
- -----------------------------              Senior Vice President,            October 27, 1994
M. Kirk Walters                            Treasurer and Chief
                                           Accounting Officer


/s/ Albert M. Austin
- -----------------------------              Director                          October 27, 1994
Albert M. Austin



/s/ Marvin E. Bruce
- -----------------------------              Director                          October 27, 1994
Marvin E. Bruce

/s/ George W. Bryan
- -----------------------------              Director                            October 27, 1994
George W. Bryan


/s/ Robert B. Colbert, Jr.
- -----------------------------              Director                            October 27, 1994
Robert B. Colbert, Jr.


/s/ C. J. Lowrance, III
- -----------------------------              Director                            October 27, 1994
C. J. Lowrance, III


/s/ Jackson W. Moore
- -----------------------------              President and Director              October 27, 1994
Jackson W. Moore



/s/ Stanley D. Overton
- -----------------------------              Director                            October 27, 1994
Stanley D. Overton



/s/ V. Lane Rawlins
- -----------------------------              Director                            October 27, 1994
V. Lane Rawlins



/s/ Mike P. Sturdivant
- -----------------------------              Director                            October 27, 1994
Mike P. Sturdivant



/s/ Richard A. Trippeer, Jr.
- -----------------------------              Director                            October 27, 1994
Richard A. Trippeer, Jr.